Exhibit 10.1d

Atlantic Broadband Finance, LLC,

as Borrower,

Atlantic Broadband Holdings I, LLC,

The Subsidiary Guarantors Party Hereto

and

The Lenders Named Herein

CREDIT AGREEMENT

dated as of February 10, 2004

as Amended and Restated as of February 9, 2005,

as further Amended and Restated as of March 7, 2007

$542,812,500

Senior Secured Credit Facility

Merrill Lynch & Co.,

Merrill Lynch, Pierce, Fenner & Smith Incorporated,

as Joint Lead Arranger and Book Runner

Credit Suisse Securities (USA) LLC,

as Joint Lead Arranger and Book Runner

Merrill Lynch, Pierce, Fenner & Smith Incorporated and

General Electric Capital Corporation

as Co-Syndication Agents

General Electric Capital Corporation

as Documentation Agent

Société Générale,

as Administrative Agent

Calyon, New York Branch

as Agent

Cahill Gordon & Reindel LLP

80 Pine Street

New York, New York 10005

-i-

4.16.	Repayment of Loans; Evidence of Debt	59
4.17.	Replacement of Lenders	60
4.18.	Procedure for Incremental Loan Requests.	60

SECTION 5.	REPRESENTATIONS AND WARRANTIES	60

5.1.	Financial Statements; Financial Condition	60
5.2.	No Change	61
5.3.	Existence; Compliance with Law	61
5.4.	Power; Authorization	62
5.5.	Enforceable Obligations	62
5.6.	No Legal Bar	62
5.7.	No Material Litigation	62
5.8.	Investment Company Act	63
5.9.	Federal Regulation	63
5.10.	No Default	63
5.11.	Taxes	63
5.12.	Subsidiaries	63
5.13.	Ownership of Property; Liens	64
5.14.	ERISA	64
5.15.	Collateral Documents	65
5.16.	Copyrights, Patents, Permits, Trademarks and Licenses	66
5.17.	Environmental Matters	66
5.18.	Accuracy and Completeness of Information	68
5.19.	Labor Matters	68
5.20.	Solvency	68
5.21.	Use of Proceeds	68
5.22.	Regulation H	69
5.23.	[Reserved]	69
5.24.	Asset Purchase Documents; Representations and Warranties in Agreement	69
5.25.	Capitalization	69
5.26.	Indebtedness	69
5.27.	Anti-Terrorism Laws.	70

SECTION 6.	CONDITIONS PRECEDENT	70

6.1.	Conditions to Amendment and Restatement	70
6.2.	Conditions to All Loans and Letters of Credit	71
6.3.	Permitted Acquisitions	71

SECTION 7.	AFFIRMATIVE COVENANTS	72

7.1.	Financial Statements	72
7.2.	Certificates; Other Information	73
7.3.	Payment of Obligations	75
7.4.	Conduct of Business and Maintenance of Existence	75
7.5.	Maintenance of Property; Insurance	76
7.6.	Inspection of Property; Books and Records; Discussions; Lender Meetings	79
7.7.	Notices	79

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7.8.	Environmental Laws	80
7.9.	Additional Collateral and Guarantees	81
7.10.	[Reserved]	82
7.11.	Compliance with Law	83
7.12.	Security Interests; Further Assurances	83
7.13.	Required Interest Rate Agreements	83
7.14.	Anti-Terrorism Law.	83
7.15.	Embargoed Person.	84
7.16.	Anti-Money Laundering.	84
7.17.	Payment of Taxes.	84

SECTION 8.	NEGATIVE COVENANTS	84

8.1.	Indebtedness	85
8.2.	Liens	86
8.3.	Contingent Obligations	88
8.4.	Fundamental Changes	89
8.5.	Sale of Assets	89
8.6.	Investments	91
8.7.	Capital Expenditures	94
8.8.	Hedge Agreements	94
8.9.	Financial Covenants	94
8.10.	Clauses Restricting Subsidiary Distributions	96
8.11.	Dividends	96
8.12.	Transactions with Affiliates	97
8.13.	Changes in Fiscal Year	98
8.14.	Lines of Business	98
8.15.	Amendments to Certain Documents	98
8.16.	Prepayments and Amendments of Certain Debt	98
8.17.	Negative Pledges	99
8.18.	Sales and Leasebacks	99
8.19.	Creation of Subsidiaries	99

SECTION 9.	EVENTS OF DEFAULT	99

SECTION 10.	THE AGENTS AND THE ISSUING LENDER	102

10.1.	Appointment	102
10.2.	Delegation of Duties	103
10.3.	Exculpatory Provisions	103
10.4.	Reliance by Agents	103
10.5.	Notice of Default	103
10.6.	Non-Reliance on Agents and Other Lenders	104
10.7.	Indemnification	104
10.8.	Agent in Its Individual Capacity	104
10.9.	Successor Administrative Agent	105
10.10.	Issuing Lender as Issuer of Letters of Credit	105
10.11.	Other Agents	105

-iii-

SECTION 11.	MISCELLANEOUS	105

11.1.	Amendments and Waivers	105
11.2.	Notices	108
11.3.	No Waiver; Cumulative Remedies	109
11.4.	Survival of Representations and Warranties	109
11.5.	Payment of Expenses and Taxes; Indemnification	110
11.6.	Successors and Assigns; Participations and Assignments	111
11.7.	Adjustments; Set-off	115
11.8.	Counterparts	116
11.9.	Governing Law; Third Party Rights	116
11.10.	Submission to Jurisdiction; Waivers	116
11.11.	Marshaling; Payments Set Aside	117
11.12.	Interest.	117
11.13.	Severability	118
11.14.	Integration	118
11.15.	Acknowledgments	118
11.16.	New York Mortgage	118
11.17.	USA PATRIOT Act	118

SECTION 12.	COLLATERAL ACCOUNT; APPLICATION OF COLLATERAL PROCEEDS	119

12.1.	Collateral Account	119
12.2.	Proceeds of Destruction, Taking and Collateral Dispositions	120
12.3.	Application of Proceeds	121

SCHEDULES1

Schedule I	List of Addresses for Notices; Lending Offices; Commitment Amounts
Schedule II	Subsidiary Guarantors
Schedule III	Pro Forma Adjustments
Schedule 5.7	Litigation
Schedule 5.12	Subsidiaries
Schedule 5.13	Fee Properties, Leased Properties, Other Properties and Mortgaged Properties
Schedule 5.15(b)	UCC and Other Necessary Filings
Schedule 5.17	Environmental Matters
Schedule 5.24(a)	Asset Purchase Agreement and Related Documents; Documents related to the New Notes
Schedule 5.24(b)	Equity Documents
Schedule 5.25(a)	Outstanding Rights In Respect of Capital Stock
Schedule 5.25(b)	Organizational Chart
Schedule 5.26	Existing Indebtedness

[1]	Schedules are not being amended or restated, other than Schedule 5.13, Schedule 5.25(b) and Schedule 5.26. All of the other Original Schedules are attached for convenience.

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Schedule 6.3(g)	G-Force Real Property
Schedule 7.9	Subsidiaries Exempt from Subsection 7.9
Schedule 7.10	Post Closing Collateral Matters
Schedule 8.2(h)	Existing Liens
Schedule 8.3(d)	Existing Contingent Obligations
Schedule 8.6	Existing Investments
Schedule 8.12	Existing Affiliate Transactions

EXHIBITS[2]

Exhibit A	Form of Revolving Credit Note
Exhibit B	Form of Tranche B-2 Term Note
Exhibit C	Form of Swing Line Note
Exhibit D	Form of Assignment and Acceptance
Exhibit E	Form of Security Agreement
Exhibit F	Form of L/C Participation Certificate
Exhibit G	Form of Mortgage
Exhibit H	Form of Non-Bank Certificate
Exhibit I-1	Form of Subsidiary Guarantee
Exhibit I-2	Form of Parent Guarantee
Exhibit J	Form of Swing Line Loan Participation Certificate
Exhibit K	Form of Landlord Lien Waiver
Exhibit L-1	Form of Opinion of Kirkland & Ellis LLP
Exhibit L-2	Form of Local Counsel Opinion
Exhibit M	Form of Closing Certificate
Exhibit N	Form of Control Agreement
Exhibit O-1	Form of Perfection Certificate
Exhibit O-2	Form of Perfection Certificate Supplement
Exhibit P	Form of Subordination Provisions for Subordinated Convertible Note
Exhibit Q	Form of Borrowing Request

[2]

Exhibits are not being amended or restated, other than amending and restating Exhibits L-1 and L-2, the deletion of Exhibits B-1 and B-2, the addition of a new Exhibit B. Original Exhibits not being amended or restated are attached for convenience.

-v-

CREDIT AGREEMENT, dated as of February 10, 2004, as amended and restated as of February 9, 2005, as further amended by Amendment No. 1 and Agreement thereto dated as of December 22, 2005, Amendment No. 2 and Agreement thereto dated as of March 6, 2006 and Amendment No. 3 and Agreement thereto dated as of August 23, 2006, and as further amended and restated as of March 7, 2007 (this “Agreement”), among Atlantic Broadband Finance, LLC, a Delaware limited liability company (“Borrower”), Atlantic Broadband Holdings I, LLC (“Holdings”), the subsidiary guarantors listed on the signature pages hereto (the “Subsidiary Guarantors”), the several lenders from time to time party hereto (the “Lenders”), Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC as Joint Lead Arrangers and Book Runners (in such capacity, the “Arrangers”), Merrill Lynch, Pierce, Fenner & Smith Incorporated and General Electric Capital Corporation as Co-Syndication Agents (in such capacity, the “Co-Syndication Agents”), General Electric Capital Corporation as Documentation Agent (in such capacity, the “Documentation Agent”), Calyon, New York Branch as Agent and Société Générale as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”).

W I T N E S S E T H :

WHEREAS, Borrower, Holdings, the Subsidiary Guarantors listed on the signature pages thereto, the several lenders from time to time party thereto (the “Original Lenders”), Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated as sole lead arranger and book runner (the “Initial Arranger”), Merrill Lynch, Pierce, Fenner & Smith Incorporated and General Electric Capital Corporation as co-syndication agents, General Electric Capital Corporation as documentation agent, Calyon, New York Branch as agent and Société Générale as administrative agent originally entered into the credit agreement on February 10, 2004, as amended as of March 1, 2004 (the “Original Credit Agreement”) as amended and restated as of February 9, 2005, as further amended by Amendment No. 1 and Agreement thereto dated as of December 22, 2005, Amendment No. 2 and Agreement thereto dated as of March 6, 2006 and Amendment No. 3 and Agreement thereto dated as of August 23, 2006 (collectively, the “First Amended and Restated Credit Agreement”), and the parties hereto desire to amend and restate the First Amended and Restated Credit Agreement on and subject to the terms and conditions set forth herein and in the Amendment Agreement dated as of the date hereof (the “Amendment Agreement”) among the Arrangers, the Administrative Agent, Borrower, the Guarantors and the Lenders party thereto;

WHEREAS, Borrower intends to use the proceeds from the Tranche B-2 Term Loans (it being understood that Tranche B-1 Term Loan Lenders under the First Amended and Restated Credit Agreement that execute and deliver the Amendment Agreement are converting their Tranche B-1 Term Loans under the First Amended and Restated Credit Agreement into Tranche B-2 Term Loans hereunder) to (a) prepay its Tranche B-1 Term Loans (as defined in the First Amended and Restated Credit Agreement) under the First Amended and Restated Credit Agreement in their entirety, (b) make a dividend to Parent to enable Parent to repurchase a portion of Parent’s outstanding series A preferred units, (c) prepay a portion of the Revolving Credit Loans under the First Amended and Restated Credit Agreement, (d) prepay its Tranche A Term Loans under the First Amended and Restated Credit Agreement and (e) pay related fees and expenses;

WHEREAS, the parties hereto intend that (a) the Obligations under the First Amended and Restated Credit Agreement that remain unpaid and outstanding as of the Amendment and Restatement Date shall continue to exist under this Agreement on the terms set forth herein, (b) the Revolving Credit Loans and any Swingline Loans under the First Amended and Restated Credit Agreement outstanding as of the Amendment and Restatement Date shall be Loans under and as defined in this Agreement on the terms set forth herein, (c) any letters of credit outstanding under the First Amended and Restated Credit Agreement as of the Amendment and Restatement Date shall be Letters of Credit under and as defined in this Agreement, (d) the Security Documents shall continue (in accordance with their terms) to secure, guarantee, support and otherwise benefit the Obligations under the Original Credit Agreement as well as the other Obligations of Borrower and the other Credit Parties under this Agreement (including, without limitation, Obligations in respect of the Tranche B-2 Term Loans) and the other Credit Documents and (e) all schedules and exhibits to the Original Credit Agreement shall be incorporated by reference herein, mutatis mutandis, except for and to the extent that Exhibits B, L-1 and L-2 are expressly amended and restated in connection herewith and Exhibits B-1 and B-2 to the Original Credit Agreement are deleted in their entirety;

NOW, THEREFORE, Holdings, Borrower, the Subsidiary Guarantors, the Administrative Agent and the Lenders agree as follows:

SECTION 1. DEFINITIONS

1.1. Defined Terms. As used in this Agreement, the terms defined in the caption hereto shall have the meanings set forth therein, and the following terms have the following meanings:

“3.3 Reduction”: the amount by which the Purchase Price is reduced as a result of adjustments described in Sections 3.3(a)(iii) and (iv) of the Asset Purchase Agreement.

“6.14 Reduction”: the amount by which the Purchase Price is reduced as a result of adjustments described in Section 6.14 of the Asset Purchase Agreement.

“ABRY”: ABRY Partners, LLC, a Delaware limited liability company, its successors and assigns.

“ABRY Subordinated Indebtedness”: Indebtedness of Holdings II owing to ABRY and/or any of its Controlled Investment Affiliates (other than any Subsidiary of Holdings) and/or other Persons (solely in respect of preemptive or similar rights, if any, granted to such other Persons) substantially in the form of the subordinated convertible note attached hereto as Exhibit P.

“Acquisition”: any transaction or series of related transactions (other than the Transactions) for (a) the direct or indirect (i) acquisition of all or substantially all of the Property of a Person, or of any business or division of a Person or (ii) acquisition of in excess of 50% of the Capital Stock of any Person, or otherwise causing any Person to become a Qualified Subsidiary of such Person, or (b) a merger or consolidation or any other combination with another Person.

“Acquisition Consideration”: the aggregate purchase consideration for any Acquisition and all other payments made and liabilities (other than customary and reasonable transaction expenses) incurred or assumed by Holdings, Borrower or any of its Qualified Subsidiaries in exchange for, or as part of, or in connection with any Acquisition, whether paid in cash or by exchange of Capital Stock or of assets or otherwise and whether payable on or prior to the consummation of such Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments and liabilities representing the purchase price and any assumptions of liabilities, “earn-outs” and other Profit Payment Agreements, consulting agreements, service agreements and non-competition agreements and other liabilities (other than customary and reasonable transaction expenses) of every type and description.

“Acquisition Documentation”: collectively, the Asset Purchase Agreement and all other documents listed on Schedule 5.24(b), in each case as amended, supplemented or otherwise modified from time to time in accordance with subsection 8.15.

“Act”: as defined in subsection 11.17.

“Adjusted Capital Expenditures”: with respect to any Person, for any four consecutive quarter period, the aggregate amount of Capital Expenditures made by such Person as adjusted such that for the purposes of this definition, the aggregate amount of Capital Expenditures made by such Person in respect of equipment located (or intended to be located once put to use) on the premises of a customer of Borrower or any of its Qualified Subsidiaries shall be no more than $5,000,000 for such period; provided that one-time Capital Expenditures made by such Person in respect of (a) implementing digital voice, video-on-demand, wireless fidelity products and services and switched digital video, (b) integrating and upgrading systems acquired through the Harron, Milestone, Flood City, Detwiler, Limestone or Shaner Acquisitions, and (c) integrating and upgrading systems acquired through the G-Force Acquisition, in each case shall be excluded for purposes of this definition; provided further that the amount of Capital Expenditures excluded pursuant to clause (b) of the first proviso of this definition shall not exceed $8,000,000 in the aggregate and the amount of Capital Expenditures excluded pursuant to clause (c) of the first proviso of this definition shall not exceed $8,000,000 in the aggregate.

“Adjustment Date”: as defined in the definition of Applicable Margin.

“Administrative Agent”: as defined in the preamble hereto.

“Affiliate”: of any Person, any Person which, directly or indirectly, is in control of, is controlled by or is under common control with such Person; provided for the purpose of subsection 8.12, a Qualified Subsidiary shall not be deemed an Affiliate of any Credit Party. For purposes of this definition, a Person shall be deemed to control another Person if such Person has the power, direct or indirect, (x) to vote 10% or more of the securities having ordinary voting power for the election of members of the Board of Directors of such other Person, whether by ownership of securities, contract, proxy or otherwise, or (y) to direct or cause the direction of the management and policies of such other Person, whether by ownership of securities, contract, proxy or otherwise.

“Agents”: the collective reference to the Administrative Agent, the Co-Syndication Agents, the Documentation Agent, the Initial Arranger, the Arrangers and any other agent for the Lenders designated in connection with the syndication and in accordance with Section 10 by the Administrative Agent with respect to the Credit Documents in a written notice to Borrower.

“Aggregate Incremental Term Commitment”: at any time, the sum of the amount of all Incremental Facilities consisting of Incremental Term Commitments (whether or not terminated) at such time, in an initial amount equal to zero, as such amount may be increased pursuant to subsection 2.1(b) to an aggregate amount which may not exceed $100,000,000.

“Agreement”: this Amended and Restated Credit Agreement, as amended, supplemented or modified from time to time.

“Alternate Base Rate”: for any day, a rate per annum equal to the higher of (a) the Base Rate in effect on such day, and (b) the Federal Funds Rate in effect on such day plus 1/2 of 1%. For purposes hereof: “Base Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its base rate in effect at its principal office in New York City (the Base Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors) (any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change); and “Federal Funds Rate” shall mean, for any day, the weighted average of the rates (rounded upwards, if necessary, to the nearest 1/100th of 1%) on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate for such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Rate shall be effective as of the opening of business on the effective day of such change in the Base Rate or the Federal Funds Rate, respectively.

“Alternate Base Rate Loans”: Loans at such time as they are made and/or being maintained at a rate of interest based upon the Alternate Base Rate.

“Amendment Agreement: as defined in the recitals hereto.

“Amendment and Restatement Date”: March 7, 2007.

“Amendment Transactions”: collectively, the repayment in full Borrower’s Tranche A Term Loan and Tranche B-1 Term Loan under the First Amended and Restated Credit Agreement, the repayment of a portion of Borrower’s Revolving Loans under the First Amended and Restated Credit Agreement, the repurchase of a portion of Parent’s outstanding series A preferred units and the payment of related fees and expenses.

“Anti-Terrorism Law”: as defined in subsection 5.27.

“APA Termination Date”: the date upon which (a) Subsequent Consent Transfers or Subsequent Property Transfers (each as defined in the Asset Purchase Agreement) can no longer be made pursuant to the Asset Purchase Agreement in accordance with its terms or (b) Borrower delivers irrevocable notice to the Administrative Agent that it will make no further purchases of assets pursuant to the Asset Purchase Agreement.

“Applicable Acquisition Documents”: as defined in subsection 6.3(iii).

“Applicable Margin”: for any day with respect to (a) Tranche B-2 Term Loans, 1.25% in the case of Alternate Base Rate Loans and 2.25% in the case of Eurodollar Loans, (b) Revolving Credit Loans, 2.25% in the case of Alternate Base Rate Loans and 3.25% in the case of Eurodollar Loans, (c) Swing Line Loans, the Applicable Margin then applicable to Revolving Credit Loans that are maintained as Base Rate Loans (including after giving effect to the following proviso) and (d) with respect to Incremental Term Loans that are not Tranche B-2 Term Loans, the Incremental Margin to be added to the Alternate Base Rate or Eurodollar Rate, as the case may be, as agreed upon by Borrower and the Lender or Lenders providing the Incremental Term Commitment relating thereto as provided in subsection 4.18; provided, that the Applicable Margin with respect to Revolving Credit Loans will be adjusted on each Adjustment Date to the applicable rate per annum set forth in the pricing grid below based on the Total Leverage Ratio, in each case as determined from the most recently delivered financial statements delivered pursuant to subsection 7.1.

PRICING GRID

Total Leverage Ratio	Eurodollar Loans	Alternate Base Rate Loans
Category 1
≥ 6.75 to 1.00	3.25%	2.25%

Category 2
<6.75 to 1.00 but ≥ 6.00 to 1.00	3.00%	2.00%

Category 3
<6.00 to 1.00 but ≥ 5.50 to 1.00	2.75%	1.75%

Category 4
<5.50 to 1.00 but ≥ 5.00 to 1.00	2.50%	1.50%

Category 5
< 5.00 to 1.00 but ≥ 4.50 to 1.00	2.25%	1.25%

Category 6
<4.50 to 1.00	2.00%	1.00%

For purposes of the foregoing, (i) the Senior Leverage Ratio and the Total Leverage Ratio shall be determined as of the end of each fiscal quarter of Holdings based upon Holdings’ consolidated financial statements delivered pursuant subsection 7.1 and (ii) each change in the Applicable Margin resulting from a change in the Senior Leverage Ratio and/or the Total Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change (the “Adjustment Date”) and ending on the date immediately preceding the effective date of the next such change; provided that the Total Leverage Ratio shall be deemed to be in Category 1 and the Senior Leverage Ratio shall be deemed to be in excess of 4.00 to 1.00 (A) at any time that an Event of Default has occurred and is continuing or (B) if Holdings fails to deliver the consolidated financial statements required to be delivered by it pursuant to subsection 7.1, during the period from the date on which financial statements are required to be delivered to the date on which such consolidated financial statements are delivered.

“Approved Fund”: with respect to any Lender that is a fund or commingled investment vehicle that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Arrangers”: as defined in the preamble hereto.

“Asset Purchase Agreement”: that certain Asset Purchase Agreement dated as of September 3, 2003 among Charter Communications VI, LLC, The Helicon Group, L.P., Hornell Television Service, Inc., Interlink Communications Partners, LLC, Charter Communications, LLC, Charter Communications Holdings, LLC and Borrower, as amended on October 31, 2003 and December 3, 2003 (as may be amended subsequent to the Original Effective Date in accordance with subsection 8.15).

“Asset Sale”: any sale, sale-leaseback, transfer, lease, conveyance or other disposition by Holdings, Borrower or any of its Qualified Subsidiaries of any of its property or assets, including the Capital Stock of any Subsidiary, including by issuance of Capital Stock, except sales and dispositions permitted by subsections 8.5(a), (b), (c), (f) and (h).

“Asset Swap”: any transaction or transactions involving the disposition to one or more Persons of assets owned by one or more of Borrower and/or any of its Qualified Subsidiaries comprising one or more cable television systems, or portions thereof, and related assets, and, substantially contemporaneously with such disposition, the acquisition by one or more of Borrower and/or any of its Qualified Subsidiaries, of assets comprising one or more other cable television systems, or portions thereof, and related assets, owned by such other Person or Persons, which assets acquired have a fair market value not less than the fair market value of the assets disposed of.

“Assignee”: each Person acquiring Loans and Commitments pursuant to subsection 11.6(c).

“Assignment and Acceptance”: an assignment and acceptance substantially in the form of Exhibit D to the Original Credit Agreement.

“Available Revolving Credit Commitment”: as to any Lender, at a particular time, an amount equal to (a) the amount of such Lender’s Revolving Credit Commitment and/or Incremental Revolving Commitment at such time less (b) the sum of (i) the aggregate unpaid principal amount at such time of all Revolving Credit Loans made by such Lender pursuant to subsection 3.1, (ii) such Lender’s Revolving Credit Commitment Percentage of the aggregate unpaid principal amount at such time of all Swing Line Loans; provided that, for purposes of calculating the Revolving Credit Commitments pursuant to subsection 3.2, the amount referred to in this clause (ii) shall be zero, (iii) such Lender’s L/C Participating Interest in the aggregate amount available to be drawn at such time under all outstanding Letters of Credit issued by the Issuing Lender and (iv) such Lender’s Revolving Credit Commitment Percentage of the aggregate outstanding amount of L/C Obligations; collectively, as to all the Lenders, the “Available Revolving Credit Commitments.”

“Bailee Letter”: as defined in the Security Agreement.

“Bankruptcy Code”: Title I of the Bankruptcy Reform Act of 1978, as amended and codified at Title 11 of the United States Code.

“Base Amount”: as defined in subsection 8.7.

“Board of Directors”: as for any Person, the board of directors (or similar governing body) of such Person or any duly authorized committee thereof.

“Board”: the Board of Governors of the Federal Reserve System, together with any successor.

“Borrower”: as defined in the preamble hereto.

“Borrowing Date”: any Business Day specified in a notice pursuant to (a) subsection 3.4 or 4.1 as a date on which Borrower requests the Swing Line Lender or the Lenders to make Loans hereunder or (b) subsection 3.5 as a date on which Borrower requests the Issuing Lender to issue a Letter of Credit hereunder.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“CapEx Carryforward Amount”: as defined in subsection 8.7.

“Capital Expenditures”: with respect to any Person, for any period, expenditures resulting in the aggregate gross increase during that period, in the property, plant or equipment reflected in the consolidated balance sheet of such Person and its consolidated Subsidiaries (including amounts in respect of Financing Leases), in conformity with GAAP, but excluding increases resulting from (i) expenditures made in connection with the replacement, substitution or restoration of property (a) to the extent financed from insurance proceeds paid on account of the loss of or damage to the property being replaced, substituted or restored, (b) with proceeds or awards on account of any Taking of the property being replaced or (c) with regard to equipment that is purchased simultaneously with the trade-in of existing equipment, fixed assets or improvements, the credit granted by the seller of such equipment for the trade-in of such equipment, fixed assets or improvements and (ii) any expenditures made in connection with Permitted Acquisitions, the G-Force Acquisition or an acquisition of the Systems or any portions thereof pursuant to the Asset Purchase Agreement.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all of the partnership interests, membership interests or equivalent equity securities in a Person (other than a corporation) and any and all warrants or options to purchase, or securities or instruments convertible into or exchangeable for, any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by (i) any Lender, or any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000 or (ii) Brown Brothers Harriman & Co.; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“CATV System”: any cable distribution system that receives broadcast signals by antennae, microwave transmission, satellite transmission or any other form of transmission and that amplifies such signals and distributes them to Persons who pay to receive such signals.

“CERCLA”: as defined in subsection 5.17(f).

“Change in Law”: with respect to any Lender, (i) the adoption of, or change in, any law, treaty, rule, regulation, policy, guideline or directive (whether or not having the force of law), (ii) any change in the interpretation or application thereof by any Governmental Authority having jurisdiction over such Lender, or (iii) any determination of an arbitrator or a court or other Governmental Authority with which such Lender, in the reasonable opinion of its counsel, must comply to avoid censure or penalty, in each case after Original Effective Date.

“Change of Control”: shall be considered to have occurred if:

(i) at any time prior to a Qualified Public Offering: ABRY and its Controlled Investment Affiliates (A) shall cease to own, directly or indirectly, in the aggregate, issued and outstanding Capital Stock of Holdings having at least a majority of the voting power of the then outstanding Capital Stock of Holdings, free and clear of all Liens, or (B) shall cease to have the right, directly or indirectly, to designate a majority of the members of the Board of Directors of each of Holdings and Borrower;

(ii) at any time: if (A) any Person (other than ABRY, its Controlled Investment Affiliates or any person acting in the capacity of an underwriter with respect to a distribution of Capital Stock of Holdings (each, a “Permitted Holder” and collectively, the “Permitted Holders”)), whether singly or in concert with one or more Persons, shall, directly or indirectly, have acquired or acquire the power to vote or direct the voting of 30% or more, on a fully diluted basis, of the outstanding Capital Stock of Holdings and (B) at such time ABRY and its Controlled Investment Affiliates own, free and clear of all Liens, directly or indirectly, in the aggregate, issued and outstanding Capital Stock of Holdings representing less voting power of the then outstanding Capital Stock of Holdings held by such Person(s);

(iii) at any time: if Holdings shall cease to own 100% of the outstanding Capital Stock of Borrower; or

(iv) at any time after a Qualified Public Offering: if the board of managers of Holdings shall cease to consist of a majority of Continuing Managers.

“Closing Date”: March 1, 2004.

“Code”: the United States Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property and assets of the Credit Parties, owned as of the Closing Date or thereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Account”: the collateral account or sub-account established and maintained by the Administrative Agent (or a Lender that agrees to be an administrative sub-agent for the Administrative Agent) in its name as Administrative Agent for the benefit of the Secured Parties, in accordance with the provisions of subsection 12.1.

“Commercial L/C”: a commercial documentary Letter of Credit under which the Issuing Lender agrees to make payments in Dollars for the account of Borrower, on behalf of Borrower or a Qualified Subsidiary, in respect of obligations of Borrower or such Qualified Subsidiary in connection with the purchase of goods or services in the ordinary course of business.

“Commitment”: as to any Lender at any time, such Lender’s Swing Line Commitment, Tranche B-2 Term Loan Commitment, Incremental Term Commitment, Revolving Credit Commitment and/or Incremental Revolving Commitment; collectively, as to all the Lenders from time to time, the “Commitments”.

“Commitment Percentage”: as to any Lender at any time, its Tranche B-2 Term Loan Commitment Percentage, Incremental Term Loan Commitment Percentage or Revolving Credit Commitment Percentage, as the context may require.

“Commodities Account”: as defined in the UCC.

“Confidential Information Memorandum”: as defined in subsection 5.18.

“Consolidated Current Assets”: at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Holdings and its Subsidiaries at such date.

“Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdings, Borrower and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of Holdings, Borrower and its Qualified Subsidiaries, (b) without duplication of clause (a) above, all Indebtedness consisting of contingent obligations under outstanding Letters of Credit, Revolving Loans or Swingline Loans to the extent otherwise included therein and (c) the current portion of deferred tax liabilities.

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period, plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) total provision for income tax expense, (b) Consolidated Interest Expense, (c) depreciation and amortization expense, (d) franchise taxes that are substantially the same as income taxes, (e) any extraordinary expenses or losses, (f) losses on sales of assets outside of the ordinary course of business (g) fees and expenses related to the amendment and restatement of this Agreement on the Amendment and Restatement Date not to exceed $3,000,000 and (h) any other non-cash charges (including non-cash interest expense), minus (x) all non-cash income and (y) to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income (except to the extent deducted in determining Consolidated Interest Expense), (ii) any extraordinary income or gains and (iii) gains on the sales of assets outside of the ordinary course of business, all as determined on a consolidated basis; provided that the cumulative effect of a change in accounting principles (effected either through cumulative effect adjustment or a retroactive application) shall be excluded; provided further that for the purposes of subsections 8.9(A) and (B), Consolidated EBITDA shall be deemed to be (i) $33,950,000, on and after the Closing Date and through and including June 29, 2004 and (ii) for the fiscal period ending June 30, 2004, the sum of $16,975,000 plus Consolidated EBITDA for the quarter ending June 30, 2004 (Consolidated EBITDA for the quarter ending June 30, 2004 being calculated without giving effect to this second proviso).

“Consolidated Fixed Charge Coverage Ratio”: during any period, on a Pro Forma Basis, the ratio of (a) Consolidated EBITDA for any two consecutive fiscal quarters ending during such period to (b) the sum of (i) Consolidated Fixed Charges for such two consecutive fiscal quarters, measured on each date on which financial statements have been or are required to be provided to the Lenders pursuant to subsection 7.1 and (ii) the amount determined by dividing the aggregate amount of Adjusted Capital Expenditures made by Borrower and its Qualified Subsidiaries for the four consecutive fiscal quarters ending on the last day of such period by two; provided that for purposes of determining compliance on a Pro Forma Basis with respect to an Acquisition, neither clause (ii) of this definition nor clauses (b) and (c) of the definition of Consolidated Fixed Charges shall be included solely in respect of the Person being acquired; provided further that in the event that the period for which the Consolidated Fixed Charge Coverage Ratio is being determined includes any period prior to the Amendment and Restatement Date, the Consolidated Fixed Charge Coverage Ratio shall be determined on a pro forma basis to give effect to the amendment to the definition of “Applicable Margin” contained herein and to any increase or decrease in Consolidated Indebtedness in connection with the Amendment and Restatement, in each case as if such amendment to this Agreement had been in effect at the beginning of such period.

“Consolidated Fixed Charges”: for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period, (b) income taxes and franchise taxes that are substantially the same as income taxes paid in cash or accrued by Holdings, Borrower and its Qualified Subsidiaries during such period, and (c) scheduled payments made during such period on account of principal of Indebtedness of Holdings, Borrower or any of its Qualified Subsidiaries (including scheduled principal payments in respect of the Term Loans other than scheduled principal payments in respect of Tranche B-2 Term Loans coming due from December 2010 through and including the Tranche B-2 Maturity Date).

“Consolidated Indebtedness”: at a particular date, the aggregate stated balance sheet amount of all Indebtedness of Holdings, Borrower and its Qualified Subsidiaries determined on a consolidated basis in accordance with GAAP at such date; provided that for the purposes of calculating the Total Leverage Ratio and Senior Leverage Ratio, Consolidated Indebtedness shall not include the aggregate stated balance sheet amount of any Holdings High Yield Notes.

“Consolidated Interest Coverage Ratio”: during any period, on a Pro Forma Basis, the ratio of (a) Consolidated EBITDA for any two consecutive fiscal quarters ending during such period to (b) Consolidated Interest Expense for such two consecutive fiscal quarters, measured on each date on which financial statements have been or are required to be provided to the Lenders pursuant to subsection 7.1; provided that in the event that the period for which the Consolidated Interest Coverage Ratio is being determined includes any period prior to the Amendment and Restatement Date, the Consolidated Interest Coverage Ratio shall be determined on a pro forma basis to give effect to the amendment to the definition of “Applicable Margin” contained herein and to any increase or decrease in Consolidated Indebtedness in connection with the Amendment and Restatement, in each case as if such amendment to this Agreement had been in effect at the beginning of such period.

“Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of Holdings, Borrower and its Qualified Subsidiaries for such period with respect to all outstanding Indebtedness of Holdings, Borrower and its Qualified Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), other than interest expense attributable to any Holdings High Yield Notes (solely to the extent that no interest thereon is paid or required to be paid in cash during such period).

“Consolidated Net Income”: for any period, net income (or loss) of Holdings, Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that (i) the net income (but not net loss) of any Person that is a Non-Qualified Subsidiary or that is accounted for by the equity method of accounting shall not be included except to the extent paid in cash as a dividend or distribution to Borrower or (subject to clause (ii) below) a Qualified Subsidiary, (ii) the net income of any Qualified Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Qualified Subsidiary of that net income is prohibited or not permitted at the date of determination and (iii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Borrower or is merged with or into or consolidated with any of Borrower or its Qualified Subsidiaries shall be excluded.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of Holdings, Borrower and its Qualified Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Senior Indebtedness”: at any time, Consolidated Total Debt less the aggregate outstanding principal amount of any Subordinated Indebtedness of Holdings, Borrower and its Qualified Subsidiaries at such time.

“Consolidated Working Capital”: at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Contested Collateral Lien Conditions”: with respect to any Permitted Lien of the type described in clauses (a), (b) and (d) of subsection 8.2, the following conditions:

(i) any proceeding instituted contesting such Lien shall conclusively operate to stay the sale or forfeiture of any portion of the Collateral on account of such Lien;

(ii) solely to the extent such Lien exceeds $5 million, (other than Liens of the type described in clause (d) of subsection 8.2 to the extent relating to a Franchise, with respect to which this clause (ii) shall not apply) at the option and upon request of the Administrative Agent, the appropriate Credit Party shall have deposited with the Administrative Agent a sum sufficient to pay and discharge such Lien and the Administrative Agent’s reasonable estimate of all interest and penalties related thereto; and

(iii) such Lien shall in all respects be subject and subordinate in priority to the Lien and security interest created and evidenced by the Security Documents, except if and to the extent that the law or regulation creating, permitting or authorizing such Lien provides that such Lien is or must be pari passu or superior to the Lien and security interest created and evidenced by the Security Documents.

“Contingent Obligation”: as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount (based on the maximum reasonably anticipated net liability in respect thereof as determined by Borrower in good faith) of the primary obligation or portion thereof in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated net liability in respect thereof (assuming such Person is required to perform thereunder) as determined by Borrower in good faith.

“Continuing Managers”: the directors of Holdings on the Closing Date, after giving effect to the Original Transactions and the other transactions contemplated by the Original Credit Agreement, and each other director, if, in each case, such other director’s nomination for election to the Board of Directors of Holdings is recommended by at least a majority of the then Continuing Managers or by a nominations committee thereof.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of the property or assets owned by it are bound.

“Control Agreements”: as defined in the Security Agreement.

“Controlled Investment Affiliate”: as to any Person, any other Person which (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by the former such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of management and policies of such Person whether by contract or otherwise.

“Co-Syndication Agents”: with respect to this Agreement, as defined in the preamble hereto, and with respect to the Original Credit Agreement and the First Amended and Restated Credit Agreement, Merrill Lynch, Pierce, Fenner & Smith Incorporated and General Electric Capital Corporation, each as co-syndication agent for the Lenders under the Original Credit Agreement and the First Amended and Restated Credit Agreement.

“Covered Taxes”: all Taxes excluding Excluded Taxes.

“Credit Documents”: this Agreement (including the Original Credit Agreement and the First Amended and Restated Credit Agreement), the First Amendment Agreement, the Amendment Agreement, the Notes, the Security Agreements, the Mortgages, the Guarantees, any Incremental Loan Amendment and all other documents delivered to any Agent and/or any Lender in connection herewith or therewith, and, solely for purposes of subsections 9(a) and (d) and subsection 11.15, the Fee Letter.

“Credit Parties”: the collective reference to Borrower and the Guarantors.

“Default”: any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Deposit Account”: as defined in the Security Agreement.

“Destruction”: any and all damage to, or loss or destruction of, or loss of title to, all or any portion of the Collateral.

“Dividend Payments”: dividends (in cash, property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any Capital Stock of Holdings, Borrower or any of its Qualified Subsidiaries, but excluding dividends paid through the issuance of additional shares of Capital Stock and any redemption or exchange of any Capital Stock of such Person through the issuance of Capital Stock of such Person.

“Documentation Agent”: with respect to this Agreement, as defined in the preamble hereto and with respect to the Original Credit Agreement and the First Amended and Restated Credit Agreement, General Electric Capital Corporation, as documentation agent for the lenders under the Original Credit Agreement and the First Amended and Restated Credit Agreement.

“Dollars” and “$”: lawful money of the United States.

“Eligible Assignee”: (a) a Lender; (b) an Affiliate of any Lender; (c) an Approved Fund of a Lender; and (d) any other Person approved by the Administrative Agent, the Issuing Lender (solely in the case of Revolving Credit Loans or Revolving Credit Commitments) and Borrower (such approval not to be unreasonably withheld or delayed); provided that (i) Borrower’s approval is not required in connection with assignments by the Arrangers or any of their respective Affiliates in connection with the syndication of Tranche B-2 Term Loans that have not been converted from Tranche B-1 Term Loans under the Original Credit Agreement within the first 30 days after the Amendment and Restatement Date or during the existence and continuation of a Default or an Event of Default or (ii) approval by Borrower shall be deemed given if no objection is received by the assigning Lender and the Administrative Agent from Borrower within five Business Days after notice of such proposed assignment has been delivered to Borrower; and (iii) neither Borrower nor an Affiliate of Borrower shall qualify as an Eligible Assignee.

“Embargoed Persons”: as defined in subsection 7.15.

“Employee Benefit Plan”: an employee benefit plan (as defined in Section 3(3) of ERISA) that is maintained or contributed to by Borrower or any Subsidiary or, solely with respect to an employee benefit plan subject to Title IV of ERISA, by any ERISA Entity or with respect to which Holdings or any of its Subsidiaries could incur liability.

“Environmental Laws”: any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority or Requirements of Law (including, without limitation, common law) relating to pollution or protection of the environment (including, without limitation, pollution or protection of ambient air, soil, subsurface strata, surface water, groundwater and natural resources such as flora, fauna and wetlands) or public or employee health, including, without limitation, release or threatened release, manufacture, storage, treatment, handling, use, transport or disposal of Hazardous Materials, as of the Closing Date or may at any time thereafter be in effect.

“Environmental Permits”: any and all permits, licenses, registrations, notifications, exemptions, variances and any other authorizations required by any Governmental Authority under or issued pursuant to any Environmental Law.

“Equity Documents”: collectively, the documents listed on Schedule 5.24(b) to the Original Credit Agreement, in each case as amended, supplemented or otherwise modified.

“Equity Financing”: the purchase for cash by ABRY, its Controlled Investment Affiliates and the Permitted Investors (collectively, the “Investors”) of the Capital Stock of Atlantic Broadband Group, LLC, an indirect parent entity (“Parent”) of Holdings (of which (i) at least 60% of the aggregate gross proceeds shall be junior preferred equity securities that are not redeemable or puttable at the option of the holders thereof or common equity and (ii) the balance shall be in a form and on terms and conditions reasonably acceptable to the Agents; provided that in no event shall any of the Capital Stock of Parent require cash payments in respect of dividends, redemptions or otherwise prior to the date which is seven and one-half years after the Closing Date) for an aggregate dollar amount equal to no less than 30% of the total capitalization of Borrower (determined as of the Closing Date, after giving effect to the consummation of the Original Transactions, based on the assumption that Section 6.14 of the Asset Purchase Agreement is not applicable thereto) and the subsequent and immediate contribution and/or loans of the net cash proceeds from the Investors’ investment by Parent, through one or more intermediate holding companies, to Holdings and Borrower and receipt by Holdings and Borrower of such cash, in the form of common equity.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Entity”: any member of an ERISA Group.

“ERISA Event”: (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Pension Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the incurrence by any ERISA Entity of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (e) the receipt by any ERISA Entity from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan, or the occurrence of any event or condition that could reasonably be expected to constitute grounds under ERISA for the termination of or the appointment of a trustee to administer any Pension Plan; (f) the incurrence by any ERISA Entity of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (g) the receipt by any ERISA Entity of any notice, or the receipt by any Multiemployer Plan from any ERISA Entity of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in Reorganization, within the meaning of Title IV of ERISA; (h) the making of any amendment to any Pension Plan that could reasonably be expected to result in the imposition of a lien or the posting of a bond or other security; or (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) that is reasonably likely to result in liability to Holdings or any of its Subsidiaries.

“ERISA Group”: Borrower, any Subsidiary and all corporations and all trades or businesses (whether or not incorporated) under common control that, together with Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Code.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Dow Jones Markets screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Dow Jones Markets screen (or otherwise on such screen), the “Eurodollar Base Rate” for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Lending Office”: as to any Lender, the office of such Lender which shall be making or maintaining Eurodollar Loans.

“Eurodollar Loans”: Loans at such time as they are made and/or being maintained at a rate of interest based upon a Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 – Eurocurrency Reserve Requirements

“Event of Default”: any of the events specified in Section 9; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash”: the aggregate amount of cash and cash equivalents in excess of $10,000,000 that would appear on the consolidated balance sheet of Holdings and its Qualified Subsidiaries as of any day, in conformity with GAAP.

“Excess Cash Flow”: for any fiscal year of Holdings, the excess, if any, of:

(a) the sum, without duplication, of (i) Consolidated EBITDA for such fiscal year (provided that for the purpose of this definition, Consolidated EBITDA shall not be calculated on a Pro Forma basis), (ii) decreases in Consolidated Working Capital for such fiscal year and (iii) if and to the extent of any Excess Cash Flow (before giving effect to clause (b)(viii) of this definition) for the prior fiscal year, any CapEx Carryforward Amount from the prior fiscal year that is not used in such fiscal year over

(b) the sum, without duplication, of (i) the aggregate amount actually paid by Borrower and its Qualified Subsidiaries in cash during such fiscal year on account of capital expenditures (other than capital expenditures made with the proceeds of eminent domain or condemnation proceedings to the extent such proceeds are not included in the determination of Consolidated EBITDA for such fiscal year and capital expenditures funded with the proceeds of the incurrence of Indebtedness, the issuance of Capital Stock or Asset Sales), (ii) the aggregate amount of payments of principal in respect of any Indebtedness during such fiscal year (other than (x) pursuant to subsection 4.5(a), (b), (c) or (d); (y) payments of principal in respect of any revolving credit facility to the extent that there is not an equivalent reduction in the commitments in respect of such facility and (z) any repayment of Indebtedness to the extent made with the proceeds of the incurrence of Indebtedness or the issuance of Capital

Stock), (iii) cash interest expense (including fees paid in connection with letters of credit and surety bonds and commitment fees and other periodic bank charges) of Holdings, Borrower and its Qualified Subsidiaries, (iv) the amount of taxes (including franchise taxes that are substantially the same as income taxes) or, without duplication, tax distributions actually paid or to be paid in cash by Holdings, Borrower and its Qualified Subsidiaries for such fiscal year either during such fiscal year or within a normal payment period thereof, (v) to the extent added to Consolidated Net Income in calculating Consolidated EBITDA for such fiscal year, the net cash cost of Interest Rate Agreements, (vi) the amount of cash actually paid by Holdings, Borrower and its Qualified Subsidiaries in connection with clause (e) in the definition of Consolidated EBITDA, (vii) increases in Consolidated Working Capital for such fiscal year and (viii) the CapEx Carryforward Amount for such fiscal year.

“Exchange Act”: the Securities Exchange Act of 1934, as amended.

“Excluded Taxes”: (a) in the case of each Lender and Administrative Agent, taxes (including franchise taxes) imposed on its overall net income by (i) the jurisdiction under the laws of which such Lender or Administrative Agent is incorporated or organized or (ii) the jurisdiction in which Administrative Agent’s or such Lender’s principal executive office or applicable lending office is located and (b) in the case of a Lender that is not a United States Person (as defined in Section 7701(a)(30) of the Code), other than any such person that becomes a Lender pursuant to subsection 4.17, any U.S. federal withholding tax to the extent such tax could be imposed under the law in effect on the date such Lender becomes a party to this agreement, except, in the case of an Assignee, to the extent that such Assignee’s assignor was entitled (immediately prior to such assignment) to gross-up payments or indemnification in respect of such tax under subsection 4.14 (or would have been so entitled had the assignor’s tax status (residence, etc.) immediately before such assignment been the same as the Assignee’s tax status immediately after such assignment).

“Executive Order”: as defined in subsection 5.27(a).

“Executive Orders”: as defined in subsection 7.15.

“Facility”: each of (a) the extensions of credit made hereunder in the form of Tranche B-2 Term Loans and any outstanding Tranche B-2 Term Loan Commitments (the “Term B-2 Loan Facility”), (b) the Incremental Facilities that are not a Term B-2 Loan Facility and (c) the Revolving Credit Commitments and any Incremental Revolving Commitments and the extensions of credit made thereunder (together, the “Revolving Credit Facility”), and “Facilities” means the collective reference to the Term B-2 Loan Facility, any Incremental Facilities that are not a Term Loan B-2 Facility, and any Incremental Revolving Facility and the Revolving Credit Facility.

“Federal Funds Rate”: as defined in the definition of Alternate Base Rate.

“Fee Letter”: as applicable, that certain Fee Letter among Holdings, the Initial Arranger, the Co-Syndication Agents, the Documentation Agent and the Administrative Agent dated September 3, 2003 and/or that certain Fee Letter among Holdings, Borrower and the Arrangers dated February 15, 2007.

“Fee Property”: as defined in subsection 5.13.

“Financing Lease”: (a) any lease of property, real or personal, the obligations under which are capitalized on a consolidated balance sheet of Holdings, Borrower and its consolidated Subsidiaries and (b) any other such lease to the extent that the then present value of any rental commitment thereunder should, in accordance with GAAP, be capitalized on a balance sheet of the lessee.

“Finance Subsidiary”: Atlantic Broadband Finance, Inc., a Delaware corporation and co-issuer of the New Notes.

“First Amended and Restated Credit Agreement”: as defined in the recitals hereto.

“First Amendment Agreement”: the Amendment Agreement dated as of February 9, 2005 among Holdings, Borrower and the several other parties thereto.

“Franchise”: a franchise, license, authorization or right by contract or otherwise to construct, own, operate, promote, extend and/or otherwise exploit any CATV System operated or to be operated by Borrower or any of its Subsidiaries granted by any state, county, city, town, village or other local or state government authority or by the Federal Communications Commission. The term “Franchise” shall include each of the Franchises set forth on Schedule 5.23.

“Funded Debt”: as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation, and, in the case of Borrower, Indebtedness in respect of the Loans.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of the definition of “Applicable Margin” and subsections 4.5(a) and (e), 8.6(m) and 8.9, GAAP shall be determined on the basis of such principles in effect on the Original Effective Date and consistent with those used in the preparation of the most recent audited financial statements referred to in subsection 5.1(b). In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then Borrower and Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating Holdings and Borrower’s financial condition and results of operations of Holdings and its Subsidiaries shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by Borrower, the Administrative Agent and the Required Lenders, except for purposes of subsections 5.1(a), (b) and (c) and subsection 7.1, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“G-Force”: G-Force LLC, a North Carolina limited liability company.

“G-Force Acquisition”: the acquisition, by Borrower or one of its wholly owned Subsidiaries, of substantially all of the assets comprising the G Force System.

“G-Force Asset Purchase Agreement”: the Asset Purchase Agreement dated as of July 13, 2006 among G Force, Atlantic Broadband (SC), LLC, a Delaware limited liability company and, solely for purposes of Article VII thereof, Borrower, as amended; provided that such amendment shall not be materially adverse to the Lenders without the consent of the Administrative Agent, which consent shall not be unreasonably withheld.

“G-Force System”: the cable television reception and distribution system owned and operated in the conduct of the cable television business and all of the activities and operations ancillary thereto, including the provision of cable modem Internet access services, advertising and services and other income generating businesses, conducted or carried on in South Carolina.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Granting Lender”: as defined in subsection 11.6(i).

“Guarantees”: the collective reference to the Parent Guarantee and the Subsidiary Guarantee and any guarantee which may from time to time be executed and delivered by a Subsidiary pursuant to subsection 7.9.

“Guarantors”: the collective reference to Holdings and the Subsidiary Guarantors.

“Hazardous Materials”: any pollutants, contaminants, chemicals, materials or wastes, radioactivity or radiation, hazardous pesticides or hazardous or toxic substances that may give rise to liability, or are subject to regulation, under any Environmental Law, including, without limitation, asbestos, petroleum, any other petroleum products (including gasoline, crude oil or any fraction thereof), polychlorinated biphenyls and urea-formaldehyde insulation.

“Hedge Agreements”: all interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Highest Lawful Rate”: as defined in subsection 11.12.

“Holdings”: as defined in the preamble hereto.

“Holdings II”: Atlantic Broadband Holdings II, LLC, a Delaware limited liability company.

“Holdings High Yield Notes”: unsecured debt securities of Holdings and Atlantic Broadband Holdings, Inc., a Delaware corporation, that (a) are not guaranteed by any Subsidiary of Holdings (including, without limitation, Borrower), (b) do not have a scheduled principal payment prior to the date which is 6 months after the Tranche B-2 Maturity Date or, if any Incremental Term Loans exist, the Incremental Term Maturity Date (if later) and (c) do not require cash interest payments prior to the fifth anniversary of the issue date thereof.

“Incremental Facility”: an aggregation of Incremental Revolving Commitments or Incremental Term Commitments of one or more Lenders that are made available to Borrower and become effective on the same date, pursuant to the same Incremental Loan Amendment and the extensions of credit hereunder in respect of Incremental Revolving Loans and Incremental Term Loans.

“Incremental Installment Payment Date”: as defined in subsection 4.6(b).

“Incremental Loan”: any Incremental Revolving Loan and/or Incremental Term Loan advanced by a Lender.

“Incremental Loan Amendment”: as defined in subsection 2.1(b).

“Incremental Margin”: as defined in subsection 4.18.

“Incremental Revolving Commitment”: as defined in subsection 4.18.

“Incremental Revolving Lender”: each Lender that has an Incremental Revolving Commitment or that is a holder of an Incremental Revolving Loan.

“Incremental Revolving Loan”: as defined in subsection 2.1(b).

“Incremental Term Commitment”: as defined in subsection 4.18.

“Incremental Term Lender”: each Lender that has an Incremental Term Commitment or that is the holder of an Incremental Term Loan.

“Incremental Term Loan”: as defined in subsection 2.1(a).

“Incremental Term Loan Commitment Percentage”: as to any Incremental Term Lender at any time, the percentage of the Aggregate Incremental Term Commitments that are not in respect of Tranche B-2 Term Loans, then constituted by such Lender’s Incremental Term Loan Commitments that are not in respect of Tranche B-2 Term Loans (or, after such Incremental Term Loans are made, the percentage of the aggregate outstanding principal amount of the Incremental Term Loans that are not Tranche B-2 Term Loans, then constituted by the principal amount of such Incremental Term Lender’s Incremental Term Loans that are not in respect of Tranche B-2 Term Loans).

“Incremental Term Maturity Date”: for any Incremental Term Loan the date upon which the final scheduled payment of principal of such Incremental Term Loan shall be due and payable pursuant to the applicable Incremental Loan Amendment, which such date shall in no event be earlier than the Tranche B-2 Maturity Date.

“Incremental Term Note”: as defined in subsection 4.16(e).

“Indebtedness”: of any Person at any date, without duplication,

(a) all indebtedness of such Person for borrowed money,

(b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business and not more than 180 days overdue),

(c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments,

(d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property),

(e) all obligations under Financing Leases of such Person and the obligations (including contingent obligations) of such Person under and in respect of synthetic lease transactions under which such Person or any Affiliate of such Person is the lessee,

(f) the face amount of all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit (whether drawn or undrawn), surety bonds or similar arrangements,

(g) the liquidation value of all redeemable preferred Capital Stock of such Person,

(h) all Contingent Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above,

(i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and

(j) for the purposes of subsection 8.1 and subsection 9(e) only, all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnitee”: as defined in subsection 11.5(b).

“Installment Payment Date”: each Tranche B-2 Installment Payment Date and each Incremental Installment Payment Date.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to Alternate Base Rate Loans, the last day of each March, June, September and December, commencing on the first such day to occur after any Alternate Base Rate Loans are made or any Eurodollar Loans are converted to Alternate Base Rate Loans, (b) as to any Eurodollar Loan in respect of which Borrower has selected an Interest Period of one, two or three months, the last day of such Interest Period and (c) as to any Eurodollar Loan in respect of which Borrower has selected a longer Interest Period than the periods described in clause (b), the last day of each three calendar month interval during such Interest Period and, in addition, the last day of such Interest Period.

“Interest Period”: with respect to any Eurodollar Loan and unless otherwise consented to in writing by the Arrangers, initially, the period commencing on, as the case may be, the Borrowing Date or conversion date with respect to such Eurodollar Loan and thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and in each case ending (x) solely with respect to Tranche B-2 Term Loans that have not been converted from Tranche B-1 Loans under the First Amended and Restated Credit Agreement, until the 30th day after the Amendment and Restatement Date, 14 days thereafter and (y) in all other cases, one, two, three or six months thereafter as selected by Borrower in its notice of borrowing as provided in subsection 4.1 or its notice of conversion as provided in subsection 4.2, in each case, not less than three Business Days prior to the last day of the then current Interest Period with respect to such Eurodollar Loan; provided that the foregoing provisions relating to Interest Periods are subject to the following:

(A) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(B) any Interest Period that would otherwise extend beyond (i) in the case of an Interest Period for a Term Loan, the final Installment Payment Date shall end on such Installment Payment Date or, if such Installment Payment Date shall not be a Business Day, on the next preceding Business Day; and (ii) in the case of any Interest Period for a Revolving Credit Loan, the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date, or if the Revolving Credit Termination Date shall not be a Business Day, on the next preceding Business Day;

(C) if Borrower shall fail to give notice as provided above in clause (y), it shall be deemed to have selected a conversion of a Eurodollar Loan into an Alternate Base Rate Loan (which conversion shall occur automatically and without need for compliance with the conditions for conversion set forth in subsection 4.2); and

(D) any Interest Period that begins on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Interest Rate Agreement”: any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement.

“Investment”: for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of equity interests, bonds, notes, debentures or other securities of any other Person; (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); (c) any capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) any other Person; and (d) the entering into, or direct or indirect incurrence, of any Contingent Obligation with respect to Indebtedness or other liability of any other Person.

“Investment Election Notice”: as defined in subsection 12.2.

“Issuing Lender”: collectively, Société Générale and any of its Affiliates, as issuer of the Letters of Credit.

“Law”: any statute, law, regulation, ordinance, rule, treaty, judgment, order, decree, permit, concession, franchise, license, agreement or other governmental restriction of the United States or Canada or any state, province or political subdivision thereof or of any foreign country or any department, province or other political subdivision thereof.

“L/C Application”: as defined in subsection 3.5(a).

“L/C Obligations”: the obligations of Borrower to reimburse the Issuing Lender for any payments made by the Issuing Lender under any Letter of Credit that have not been reimbursed by Borrower pursuant to subsection 3.8(a).

“L/C Participating Interest”: an undivided participating interest in the face amount of each issued and outstanding Letter of Credit and the L/C Application relating thereto.

“L/C Participation Certificate”: a certificate in substantially the form of Exhibit F to the Original Credit Agreement.

“L/C Sub-Account”: as defined in subsection 12.1(d).

“Leased Property”: as defined in subsection 5.13.

“Lenders”: as defined in the preamble hereto.

“Letters of Credit”: the Commercial L/Cs and the Standby L/Cs; individually, a “Letter of Credit”.

“Lien”: any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), claim, hypothecation, charge or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction in respect of any of the foregoing).

“Loans”: the Swing Line Loans, the Term Loans, and the Revolving Credit Loans; individually, a “Loan”.

“Majority Facility Lenders”: (a) with respect to the Revolving Credit Facility, the holders of in excess of 50% of the Revolving Credit Commitments and any Incremental Revolving Commitments or, if the Revolving Credit Commitments and Incremental Revolving Commitments have been terminated in full, the Revolving Credit Exposure, (b) with respect to the Term B-2 Loan Facility, the holders of in excess of 50% of the Tranche B-2 Term Loans and aggregate Tranche B-2 Term Loan Commitments then outstanding and (c) with respect to any Incremental Term Loan that is not a Tranche B-2 Term Loan, the holders of in excess of 50% of such Tranche of Incremental Term Loans then outstanding.

“Material Adverse Effect”: a material adverse effect on (i) the business, assets, results of operations, condition (financial or otherwise) or liabilities (contingent or otherwise) of Holdings and its Subsidiaries, taken as a whole, (ii) the ability of Holdings or any of its Subsidiaries to perform its respective obligations under any Credit Document, (iii) the rights and remedies of the Lenders under any Credit Document or (iv) the value of the Collateral or the validity, enforceability, perfection or priority of the Liens granted to the Administrative Agent (for its benefit and for the benefit of the other Secured Parties) on the Collateral pursuant to the Security Documents.

“Material Subsidiary”: any Subsidiary that would be a “significant subsidiary” of Borrower within the meaning of Rule 1-02(w) of Regulation S-X under the Securities Act of 1933 (replacing references to 10 per cent therein with 5 per cent), or any group of Subsidiaries that together would constitute a Material Subsidiary.

“Moody’s”: Moody’s Investors Service, Inc.

“Mortgaged Properties”: (a) the Real Property designated as “Mortgaged Property” on Schedule 5.13,3 and (b) any Real Property covered by a Mortgage delivered pursuant to subsection 7.9(d).

“Mortgages”: each of the mortgages and deeds of trust in respect of real property made by any Credit Party in favor of, or for the benefit of, the Administrative Agent for its benefit and for the benefit of the other Secured Parties, substantially in the form of Exhibit G to the Original Credit Agreement (with such reasonable changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded and otherwise as shall be reasonably acceptable to the Administrative Agent), as the same may be amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan”: a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (i) to which any ERISA Entity is making or accruing an obligation to make contributions or (ii) to which any ERISA Entity has within the preceding five plan years made contributions, including any Person which ceased to be an ERISA Entity during such five year period.

[3]	Borrower to update Schedule 5.13 to include the G-Force properties.

“Net 3.3 Reduction Proceeds”: as defined in subsection 4.5(f).

“Net Proceeds”: the aggregate cash proceeds received by Holdings, Borrower or any of its Qualified Subsidiaries in respect of:

(a)(i) any issuance or borrowing of any debt securities (including debt securities convertible into, or exchangeable or exercisable for, Capital Stock) or loans by Holdings, Borrower or any of its Qualified Subsidiaries, (ii) any issuance by Holdings, Borrower or any of its Qualified Subsidiaries of Capital Stock or (iii) any contributions to the capital of Holdings or Borrower;

(b) any Asset Sale; provided that (i) so long as no Event of Default then exists, the proceeds of any Asset Sale shall constitute Net Proceeds only to the extent such proceeds are not reinvested in properties or assets owned (or to be owned) by Borrower or a Qualified Subsidiary having a fair market value at least equal to the amount of such proceeds within twelve months from the date of receipt thereof, (ii) if the property so sold constituted Collateral under the Security Documents then (x) such proceeds shall be deposited and maintained in the Collateral Account pending the reinvestment contemplated in clause (b)(i) of this definition and applied in accordance with subsection 12.2; provided that there shall be no obligation to deposit any such proceeds unless and until, and only to the extent that, the aggregate amount at any time outstanding (and not applied in accordance with this Agreement) exceeds $5,000,000 (such $5,000,000 to be calculated net of the amount to be reinvested under any then existing binding contract entered into by Borrower or any of its Qualified Subsidiaries to reinvest such proceeds), and (y) any property purchased with the net proceeds thereof shall be mortgaged or pledged, as the case may be, to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties in accordance with subsection 7.9 and (iii) the aggregate outstanding amount of proceeds held by Borrower and its Qualified Subsidiaries at any time for reinvestment in respect of any property sold pursuant to this paragraph shall not exceed $5,000,000;

(c) any insurance recoveries in respect of any Destruction or any proceeds or awards on account of any Taking; provided that (i) so long as no Event of Default then exists under paragraph (a), (e), (f), (g) or (h) of Section 9, the proceeds of any such insurance recoveries in respect of any Destruction or proceeds or award of any such Taking shall constitute Net Proceeds only to the extent they are not reinvested in properties or assets owned (or to be owned) by Borrower or a Qualified Subsidiary having a fair market value at least equal to the amount of such proceeds or awards within twelve months from the date of receipt thereof, and (ii) if the property subject to such Destruction or Taking constituted Collateral under the Security Documents then (x) such proceeds or awards (net of any costs of recovering such proceeds or awards) shall be deposited and maintained in the Collateral Account pending the reinvestment contemplated in clause (c)(i) of this definition and applied in accordance with subsection 12.2; provided, that there shall be no obligation to deposit any such proceeds or awards unless and until, and only to the extent that, the aggregate amount at any time outstanding (and not applied in accordance with this Agreement) exceeds $5,000,000 (such $5,000,000 to be calculated net of the amount to be reinvested under any then existing binding contract entered into by Borrower or any of its Qualified Subsidiaries to reinvest such proceeds or awards), and (y) any property purchased with the proceeds thereof or awards shall be mortgaged or pledged, as the case may be, to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties in accordance with subsection 7.9;

(d) any cash received in respect of substantially like-kind exchanges of property to the extent provided in the proviso to subsection 8.5(e); and

(e) any cash payments received in respect of promissory notes delivered to Holdings, Borrower or any of its Qualified Subsidiaries in respect of an Asset Sale delivered to Holdings or such Qualified Subsidiary in respect of an Asset Sale;

in each case, net of (without duplication) (w) to the extent such Indebtedness and such Lien are permitted hereunder, the amount required to repay any Indebtedness (other than the Loans) secured by a Lien on any assets of Holdings, Borrower or any of its Qualified Subsidiaries (that are collateral for any such debt securities or loans) that are sold or otherwise disposed of in connection with such Asset Sale or subject to the applicable Destruction or Taking, (x) the reasonable expenses (including legal fees and brokers’ and underwriters’ commissions, lenders fees or credit enhancement fees incurred in effecting the applicable event or events described in clauses (a) through (e) above, (y) any Taxes (including any withholding or distributions in respect of taxes) reasonably attributable to the applicable event or events described in clauses (a) through (e) above and reasonably estimated by Holdings or its Qualified Subsidiaries to be actually payable and (z) in the case of any receipt of proceeds by a Qualified Subsidiary, any amount required to be distributed to the holders of any Capital Stock in the respective Qualified Subsidiary other than Holdings, Borrower or any of its Qualified Subsidiaries (or in any other Qualified Subsidiary which directly or indirectly holds equity interests in such Qualified Subsidiary).

“New Notes”: $150,000,000 in aggregate principal amount of Borrower’s and the Finance Subsidiary’s 9 3/8% unsecured senior subordinated notes due 2014.

“Non-Bank Certificate”: a certificate substantially in the form of Exhibit H to the Original Credit Agreement.

“Non-Consenting Lender”: as defined in subsection 11.1.

“Non-Funding Lender”: as defined in subsection 4.12(c).

“Non-Qualified Subsidiary”: each subsidiary of Borrower that is not a Qualified Subsidiary.

“Notes”: the Swing Line Note, the Revolving Credit Notes and the Term Notes; each of the Notes, a “Note”.

“Obligations”: as defined in the Security Agreement.

“OFAC”: as defined in subsection 5.27(b)(v).

“Officer”: with respect to any corporation, its Chairman of the Board (if an officer) or its President or one of its Vice Presidents or its Chief Financial Officer or its Treasurer or any Assistant Treasurer or its Secretary or one of its Assistant Secretaries, and with respect to any other entity, persons acting in a similar capacity.

“Officer’s Certificate”: a certificate of the entity in question executed on its behalf by an Officer of such entity.

“Original Credit Agreement”: as defined in the recitals hereto.

“Original Effective Date”: February 10, 2004.

“Original Lenders”: as defined in the recitals hereto.

“Original Transactions”: the acquisition of the System pursuant to the Acquisition Documentation (including any Subsequent Consent Transfers and Subsequent Property Transfer (each as defined in the Asset Purchase Agreement)), the Equity Financing, the issuance and sale of the New Notes, the execution and delivery of the Credit Documents and the initial extension of credit hereunder, the other transactions contemplated by the Equity Documents or the Acquisition Documentation entered into and consummated in connection with the acquisition of the System and the payment of fees and expenses in connection with any of the foregoing.

“Other List”: as defined in subsection 7.15.

“Other Real Property”: as defined in subsection 5.13.

“Other Taxes”: as defined in subsection 4.14(d)(ii).

“Parent”: as defined within the definition of the term “Equity Financing.”

“Parent Guarantee”: the Parent Guarantee, substantially in the form of Exhibit I-2 to the Original Credit Agreement, to be made by Holdings in favor of the Administrative Agent for the benefit of the Secured Parties, as the same may be amended, modified or supplemented from time to time.

“Participants”: as defined in subsection 11.6(b).

“Participating Lender”: any Revolving Credit Lender (other than the Issuing Lender) with respect to its L/C Participating Interest in each Letter of Credit.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor thereto.

“Pension Plan”: an employee pension benefit plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA and is maintained or contributed to by any ERISA Entity or with respect to which Holdings or any of its Subsidiaries could incur liability by application of Section 4069 of ERISA.

“Permitted Acquisition”: as defined in subsection 8.6(m).

“Permitted Encumbrances”: with respect to any Mortgaged Property, such exceptions to title as are set forth in the title insurance policy delivered with respect thereto.

“Permitted Investors”: ABRY Partners IV, L.P., ABRY Mezzanine Partners, L.P., Oak Hill Capital Partners, L.P., Oak Hill Management Partners, L.P., New York Life Capital Partners II, L.P., The Northwestern Mutual Life Insurance Company, General Electric Capital Corporation, David Keefe, Edward Holleran and Merrill Lynch Capital Corporation, together with their respective Affiliates, and such other Persons as may be reasonably acceptable to the Arrangers.

“Permitted Issuances”: each of the following: (a) an issuance of Capital Stock by any Qualified Subsidiary of Holdings to (or acceptance of capital contributions from) Holdings, Borrower or any of its Qualified Subsidiaries, (b) an issuance of Capital Stock by Holdings to (or acceptance of capital contributions from) ABRY and its Controlled Investment Affiliates (other than Holdings and its Subsidiaries) and other Persons (solely in respect of preemptive rights granted to such other Persons so long as such preemptive rights were not granted in anticipation of, or in connection with, such issuance of Capital Stock as distinct from preemptive rights granted in anticipation of future issuances of capital stock generally) and (c) acceptance or issuance of Capital Stock by Holdings or Borrower upon receipt of proceeds contributed to it indirectly (i) from an issuance of ABRY Subordinated Indebtedness by Holdings II or (ii) from an issuance of Capital Stock by Parent to (or acceptance of capital contributions from) ABRY and its Controlled Investment Affiliates (other than Holdings and its Subsidiaries) and, other Persons (solely in respect of preemptive rights granted to such other Persons so long as such preemptive rights were not granted in anticipation of, or in connection with, such issuance of Capital Stock as distinct from preemptive rights granted in anticipation of future issuances of capital stock generally).

“Permitted Liens”: Liens permitted to exist under subsection 8.2.

“Person”: an individual, partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Profit Payment Agreement”: any agreement to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business.

“Pro Forma Balance Sheet”: as defined in subsection 5.1(a).

“Pro Forma Basis”: (a) following (i) the acquisition of the System or any portion thereof pursuant to the Asset Purchase Agreement, (ii) any Permitted Acquisition, (iii) the G-Force Acquisition or an acquisition of the G-Force Systems or any portion thereof pursuant to the G-Force Asset Purchase Agreement or (iv) any sale, transfer, lease or other disposition of assets outside of the ordinary course of business permitted by subsection 8.5 during the relevant periods, Consolidated EBITDA Consolidated Interest Expense and Consolidated Fixed Charges for the relevant periods shall be calculated only after giving pro forma effect thereto, as if such acquisition, Permitted Acquisition, the G-Force Acquisition, or sale, transfer, lease or other disposition of assets (and, in each case, any related incurrence, repayment or assumption of Indebtedness, with any new Indebtedness being deemed to be amortized over the relevant period in accordance with its terms, and assuming that any Revolving Credit Loans borrowed in connection with such acquisition are repaid with excess cash balances when available) had occurred on the first day of the relevant period for determining Consolidated EBITDA or Consolidated Interest Expense, (b) any pro forma calculations under clause (a) of this definition may include operating and other expense reductions and other adjustments resulting from any such transaction that is being given pro forma effect to the extent that such operating and other expense reductions and other adjustments are (x) in the case of clause (i), reflected in the Consolidated EBITDA set forth in the proviso of the definition of “Consolidated EBITDA” or of the type listed on Schedule III to the Original Credit Agreement and (y) in the case of clause (ii), of the type listed on Schedule III to the Original Credit Agreement or otherwise appropriate in the commercially reasonable judgment of Borrower given the facts and circumstances of the transaction in amounts consistent with actual experience or the adjustments referred to in clause (x), all reasonably acceptable to the Administrative Agent and (c) any pro forma calculations under clause (a) of this definition with respect to the G-Force Acquisition shall give effect to all Rate Increases as if they had occurred on the first day of the second fiscal quarter of 2006.

“Pro Forma Financial Statements”: as defined in subsection 5.1(a).

“Proposed Change”: as defined in subsection 11.1.

“Property”: any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Capital Stock or other ownership interests of any Person.

“Purchase Money Indebtedness”: Indebtedness (excluding Financing Leases), incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment used in the business of Holdings, Borrower and its Qualified Subsidiaries or the cost of installation, construction or improvement thereof; provided that (1) the amount of such Indebtedness shall not exceed such purchase price or cost and (2) such Indebtedness shall be incurred within 90 days after such acquisition of such asset by the Holdings, Borrower or any of its Qualified Subsidiaries or such installation, construction or improvement.

“Purchase Price”: as defined in the Asset Purchase Agreement without giving effect to the adjustments provided in Sections 3.3(a)(i) and (ii) therein.

“Qualified Public Offering”: any public offering of the common (or other voting) Capital Stock of Parent or its successor or any of its Subsidiaries (other than any such Subsidiary that is also a Subsidiary of Borrower) pursuant to an effective registration statement (other than a registration statement on Form S-4, S-8 or any successor or similar form) filed under the Securities Act of 1933, as amended, where the gross proceeds raised are not less than $50,000,000.

“Qualified Subsidiary”: each wholly owned Subsidiary Guarantor.

“Rate Increase”: the increase in per-subscriber fees charged by G-Force implemented during the third fiscal quarter of 2006.

“Real Property”: each Fee Property and Leased Property listed on Schedule 5.13, all right, title and interest of any Person (including, without limitation, any leasehold estate) in and to a parcel of real property owned or operated by any Credit Party, whether by lease, license or other use or occupancy agreement, together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof or thereon.

“Refinance”: to refinance, repay, prepay, replace, renew or refund.

“Refinancing Indebtedness”: Indebtedness incurred to Refinance other Indebtedness (the “Refinanced Indebtedness”); provided

(i) the principal amount (or accreted value, in the case of Indebtedness issued at a discount) of the Refinancing Indebtedness does not exceed the principal amount (or accreted value, as the case may be) of the Refinanced Indebtedness plus the amount of accrued and unpaid interest on the Refinanced Indebtedness, any premium paid to the holders of the Refinanced Indebtedness and reasonable expenses incurred in connection with the incurrence of the Refinancing Indebtedness;

(ii) the Refinancing Indebtedness is the obligation of the same Person as that of the Refinanced Indebtedness;

(iii) if the Refinanced Indebtedness was subordinated to the Loans, then such Refinancing Indebtedness, by its terms, is subordinate in right of payment to the Loans, at least to the same extent as the Refinanced Indebtedness;

(iv) the Refinancing Indebtedness shall have a maturity that is not earlier than (x) the maturity of the Indebtedness being Refinanced or (y) the Tranche B-2 Maturity Date;

(v) the Refinancing Indebtedness shall have a longer or equal weighted average life than the Indebtedness being Refinanced; and

(vi) the Refinancing Indebtedness is secured only to the extent, if at all, and by the assets, that the Refinanced Indebtedness being repaid or amended is secured.

“Refunded Swing Line Loans”: as defined in subsection 3.4(b).

“Register”: as defined in subsection 11.6(d).

“Regulation U”: Regulation U (12 C.F.R. Part 221) of the Board of Governors of the United States Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Regulation X”: Regulation X (12 C.F.R. Part 224) of the Board of Governors of the United States Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is in reorganization as such term is used in Section 4241 of ERISA.

“Required Consents and Approvals”: the consents and approvals in respect of an aggregate number of Equivalent Basic Subscribers (as such term is defined in the Asset Purchase Agreement) related to the assets not transferred to Borrower or any of its Qualified Subsidiaries on the Closing Date due to a 6.14 Reduction in excess of 12,000 Equivalent Basic Subscribers.

“Required Lenders”: at a particular time, the holders of in excess of 50% of the sum of (i) the Term Loans then outstanding, (ii) any outstanding Tranche B-2 Term Loan Commitment and (iii) the Revolving Credit Commitments and/or Incremental Revolving Commitments or, if the Revolving Credit Commitments and Incremental Revolving Commitments have been terminated in full, the Revolving Credit Exposure. The Term Loans and the Revolving Credit Commitments and/or Incremental Revolving Commitments of any Non-Funding Lender shall be disregarded in determining Required Lenders at any time.

“Requirement of Law”: as to any Person, the Articles or Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, order or determination of an arbitrator or a court or other Governmental Authority, in each case, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: with respect to any Person, the president, chief executive officer, the chief operating officer, the chief financial officer, assistant treasurer, controller or any vice president of such Person.

“Revolving Credit Commitment”: as to any Lender, its obligations to (i) make Revolving Credit Loans (other than Incremental Revolving Loans) to Borrower pursuant to subsection 3.1 and (ii) purchase its L/C Participating Interest in any Letter of Credit, in an aggregate amount not to exceed the amount set forth under such Lender’s name in Schedule I to the Original Credit Agreement opposite the caption “Revolving Credit Commitment” or in Schedule 1 to the Assignment and Acceptance by which such Lender acquired its Revolving Credit Commitment, as the same may be reduced from time to time pursuant to subsection 4.3 or 4.5 or adjusted pursuant to subsection 11.6(c); collectively, as to all the Lenders, the “Revolving Credit Commitments”. The original aggregate principal amount of the Revolving Credit Commitments is $90,000,000.

“Revolving Credit Commitment Percentage”: as to any Lender at any time, the percentage of the aggregate Revolving Credit Commitments and/or any Incremental Revolving Commitments then constituted by such Lender’s Revolving Credit Commitment and/or Incremental Revolving Commitments.

“Revolving Credit Commitment Period”: the period from and including the Business Day immediately after the Closing Date to but not including the Business Day immediately prior to the Revolving Credit Termination Date.

“Revolving Credit Exposure”: the sum of (i) the aggregate unpaid principal amount of the Revolving Credit Loans, (ii) participations in Swing Line Loans, (iii) the aggregate amount available to be drawn at such time under all outstanding Letters of Credit and (iv) L/C Obligations.

“Revolving Credit Facility”: as defined in the definition of Facility.

“Revolving Credit Lender”: any Lender with a Revolving Credit Commitment and/or Incremental Revolving Commitment.

“Revolving Credit Loans”: as defined in subsection 3.1(a).

“Revolving Credit Note”: as defined in subsection 4.16(e).

“Revolving Credit Termination Date”: the earlier of (a) the sixth anniversary of the Closing Date or, if such date is not a Business Day, the immediately preceding Business Day and (b) such other earlier date as the Revolving Credit Commitments and any Incremental Revolving Commitments shall terminate hereunder.

“Sale and Leaseback Transaction”: any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property used or useful in its business, whether owned as of the Closing Date or thereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (it being understood that this definition does not include the sale or transfer of property and the subsequent lease of property with a materially higher fair market value than the property being sold or transferred and that is used for substantially the same purpose).

“SDN List”: as defined in subsection 7.15.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties”: the collective reference to the Administrative Agent, the Lenders and each party to an Interest Rate Agreement relating to the Loans if at the date of entering into such Interest Rate Agreement such Person was a Lender or an Affiliate of a Lender.

“Securities Account”: as defined in the UCC.

“Security Agreement”: the security agreement dated as of March 1, 2004, substantially in the form of Exhibit E to the Original Credit Agreement to be entered into by each of the Credit Parties in favor of the Administrative Agent for the ratable benefit of the Lenders, as the same may be amended, modified or supplemented from time to time.

“Security Agreements”: the Security Agreement and any security agreement which may from time to time be executed and delivered by Borrower or a Subsidiary of Borrower pursuant to subsection 7.9.

“Security Documents”: the Security Agreements, the Mortgages, all UCC or other financing statements and other instruments of perfection required by this Agreement, the Security Agreements or the Mortgages to be executed, delivered and/or filed or recorded, and any other documents utilized to pledge to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties, any other property or assets as collateral for the Obligations.

“Senior Leverage Ratio”: at any day, the ratio, on a Pro Forma Basis, of (a) Consolidated Total Senior Indebtedness less Excess Cash as of such day to (b) the product of (x) Consolidated EBITDA for the most recently completed two fiscal quarters (determined after giving effect to the second proviso of the definition of “Consolidated EBITDA”) of Holdings for which financial statements have been or are required to be provided to the Lenders pursuant to subsection 7.1 multiplied by (y) 2.

“Solvent” and “Solvency”: when used with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“S&P”: Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“SPV”: as defined in subsection 11.6(i).

“Standby L/C”: an irrevocable letter of credit under which the Issuing Lender agrees to make payments in Dollars for the account of Borrower, on behalf of Borrower or any Qualified Subsidiary in respect of obligations of Borrower or such Subsidiary incurred pursuant to contracts made or performances undertaken or to be undertaken or like matters relating to contracts to which Borrower or such Qualified Subsidiary is or proposes to become a party in Borrower’s or such Qualified Subsidiary’s business, including, without limiting the foregoing, for insurance purposes or in respect of advance payments or as bid or performance bonds or for any other purpose for which a standby letter of credit might customarily be issued.

“Subordinated Indebtedness”: Indebtedness that is subordinated to other obligations of the issuer or obligor thereof, as the case may be, on terms and conditions and pursuant to the documentation reasonably satisfactory to the Administrative Agent.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, by such Person or by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. A Subsidiary shall be deemed wholly owned by a Person who owns directly or indirectly all of the voting shares of stock or other interests of such Subsidiary having voting power under ordinary circumstances to vote for directors or other managers of such corporation, partnership or other entity, except for directors’ qualifying shares. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a

Subsidiary or Subsidiaries of Borrower; provided that any joint venture or Person in which an investment is made pursuant to subsection 8.6(h) shall at the option of Borrower, so long as such investment is maintained in reliance on such subsection, not be a “Subsidiary” of Borrower for any purpose of this Agreement.

“Subsidiary Guarantee”: the Subsidiary Guarantee, substantially in the form of Exhibit I-1 to the Original Credit Agreement, to be made by the Subsidiary Guarantors in favor of the Administrative Agent for the ratable benefit of the Lenders, as the same may be amended, modified or supplemented from time to time.

“Subsidiary Guarantor”: each of (1) each Subsidiary of Borrower listed on Schedule II to the Original Credit Agreement and (2) each Subsidiary of Borrower which pursuant to subsection 7.9 becomes a party to the Subsidiary Guarantee.

“Survey”: a survey of any Mortgaged Property (and all improvements thereon): (i) prepared by a surveyor or engineer licensed to perform surveys in the state, province or country where such Mortgaged Property is located, (ii) dated as of a recent date reasonably acceptable to the Administrative Agent, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent and the Title Company reasonably acceptable to the Administrative Agent, and (iv) complying in all material respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey; provided, however, that such survey is in a form sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) and issue a survey and comprehensive endorsement with respect to such Mortgaged Property.

“Swing Line Commitment”: the Swing Line Lender’s obligation to make Swing Line Loans pursuant to subsection 3.4.

“Swing Line Lender”: Société Générale, in its capacity as lender of the Swing Line Loans.

“Swing Line Loan Participation Certificate”: a certificate in substantially the form of Exhibit J to the Original Credit Agreement.

“Swing Line Loans”: as defined in subsection 3.4(a).

“Swing Line Note”: as defined in subsection 4.16(e).

“System”: the cable television reception and distribution system owned and operated in the conduct of the cable television business and all of the activities and operations ancillary thereto, including the provision of cable modem Internet access services, advertising and services and other income generating businesses, conducted or carried on in the Franchise Areas (as defined in the Asset Purchase Agreement) and communities listed on Schedule 1 to the Asset Purchase Agreement.

“Taking”: any taking of any assets of Holdings, Borrower or any of its Qualified Subsidiaries or any portion thereof, in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special, or by reason of the temporary requisition of the use of such assets or any portion thereof, by any Governmental Authority, civil or military.

“Taxes”: means any and all present or future taxes, duties, levies, fees, imposts, deductions, charges or withholdings imposed by the Internal Revenue Service or any other taxing authority (whether domestic or foreign and including any federal, state, U.S. possession, county, local, provincial or foreign government or any subdivision or taxing agency thereof), whether computed on a separate, consolidated, unitary, combined or other basis and any and all liabilities (including interest, fines, penalties or additions to tax) with respect to the foregoing.

“Term B-2 Loan Facility”: as defined in the definition of Facility.

“Term Loan” and “Term Loans”: as defined in subsection 2.1(a).

“Term Loan Commitments”: collectively, the Tranche B-2 Term Loan Commitments and any Incremental Term Commitment; individually, a “Term Loan Commitment”.

“Term Note”: a Tranche B-2 Term Note or any Incremental Term Note, as the context shall require, and collectively, the “Term Notes”.

“Title Company”: such title insurance company as shall be retained by Borrower and reasonably acceptable to the Administrative Agent.

“Title Policy”: a title policy with respect to each Mortgage paid for by Borrower, issued by Title Company, together with such endorsements (including, without limitation, “tie-in” or “cluster”, first loss, last dollar, usury, contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate, zoning (provided that with respect to zoning, Borrower may, in lieu of such endorsement, deliver a zoning compliance letter prepared by the appropriate Governmental Authority or a zoning and site requirement summary report prepared by the Planning and Zoning Resource Corporation or other similar service reasonably acceptable to the Administrative Agent) and so-called comprehensive coverage over covenants and restrictions), coinsurance and reinsurance as may be reasonably requested by the Administrative Agent and provided that such endorsements are available in a given jurisdiction, in form and substance reasonably acceptable to the Administrative Agent, insuring the Mortgage as a first Lien on the relevant Mortgaged Property and subject only to Permitted Encumbrances and such other Liens expressly agreed to by the Administrative Agent.

“Total Leverage Ratio”: at any time, the ratio, on a Pro Forma Basis, of (a) Consolidated Indebtedness less Excess Cash as of such time to (b) the product of (x) Consolidated EBITDA for the most recently completed two fiscal quarters (determined after giving effect to the second proviso of the definition of “Consolidated EBITDA”) of Holdings for which financial statements have been or are required to be provided to the Lenders pursuant to subsection 7.1 multiplied by (y) 2.

“Tranche”: the Tranche B-2 Term Loans or Incremental Term Loans (that are not Tranche B-2 Term Loans) or the Revolving Credit Commitment or Incremental Revolving Commitment, as the case may be.

“Tranche B-2 Installment Payment Date”: as defined in subsection 4.6(a).

“Tranche B-2 Lender”: each Lender that has a Tranche B-2 Term Loan Commitment or is the holder of a Tranche B-2 Term Loan.

“Tranche B-2 Maturity Date”: the date which is seven and one-half years after the Closing Date or, if such date is not a Business Day, the immediately preceding Business Day.

“Tranche B-2 Term Loan”: as defined in subsection 2.1(a).

“Tranche B-2 Term Loan Commitment”: as to any Tranche B-2 Lender, its obligation to make a Tranche B-2 Term Loan to Borrower pursuant to subsection 2.1 in an aggregate amount not to exceed the amount set forth under such Lender’s name in the Amendment Agreement or in an Incremental Loan Amendment or in Schedule 1 to the Assignment and Acceptance pursuant to which a Lender acquires its Tranche B-2 Term Loan Commitment, as the same may be adjusted pursuant to subsection 11.6(c); collectively, as to all the Tranche B-2 Lenders, the “Tranche B-2 Term Loan Commitments”. The aggregate principal amount of the Tranche B-2 Term Loan Commitments on the Amendment and Restatement Date is $452,812,500.

“Tranche B-2 Term Loan Commitment Percentage”: as to any Tranche B-2 Lender at any time, the percentage of the aggregate Tranche B-2 Term Loan Commitments then constituted by such Lender’s Tranche B-2 Term Loan Commitment (or, after the Tranche B-2 Term Loans are made, the percentage of the aggregate outstanding principal amount of the Tranche B-2 Term Loans then constituted by the principal amount of such Tranche B-2 Lender’s Tranche B-2 Term Loan).

“Tranche B-2 Term Note”: as defined in subsection 4.16(e).

“Transactions”: collectively, the Amendment Transactions and the Original Transactions.

“Transferee”: as defined in subsection 11.6(f).

“Type”: as to any Loan, its nature as an Alternate Base Rate Loan or Eurodollar Loan.

“UCC”: the Uniform Commercial Code as in effect in the applicable jurisdiction.

“Uniform Customs”: the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, and any amendments thereof.

“United States”: the United States of America.

“United States Person”: any Person organized under the laws of the United States or any state thereof or the District of Columbia.

“Withdrawal Liability”: liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

1.2. Rules of Construction. (a) In this Agreement and each other Credit Document, unless the context clearly requires otherwise (or such other Credit Document clearly provides otherwise), references to (i) the plural include the singular, the singular the plural and the part the whole; (ii) Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; (iii) agreements (including this Agreement), promissory notes and other contractual instruments include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments or other modifications thereto are not prohibited by their terms or the terms of any Credit Document; (iv) statutes and related regulations include any amendments of same and any successor statutes and regulations; and (v) time shall be a reference to New York, New York time. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

(b) In this Agreement and each other Credit Document, unless the context clearly requires otherwise (or such other Credit Document clearly provides otherwise), (i) “amend” shall mean “amend, restate, amend and restate, supplement or modify”; and “amended,” “amending” and “amendment” shall have meanings correlative to the foregoing; (ii) in the computation of periods of time from a specified date to a later specified date, “from” shall mean “from and including”; “to” and “until” shall mean “to but excluding”; and “through” shall mean “to and including”; (iii) “hereof,” “herein” and “hereunder” (and similar terms) in this Agreement or any other Credit Document refer to this Agreement or such other Credit Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Credit Document; (iv) “including” (and similar terms) shall mean “including without limitation” (and similarly for similar terms); (v) “or” has the inclusive meaning represented by the phrase “and/or”; (vi) “satisfactory to” the Administrative Agent or the Arrangers shall mean in form, scope and substance and on terms and conditions satisfactory to the Administrative Agent or the Arrangers, as the case may be; (vii) “permitted” (and similar terms), with respect to any Credit Document, means permitted in accordance with the terms of such Credit Document, whether express, implied or by operation of any consent, waiver or amendment and (viii) “asset” and “property” shall have the same meaning and effect and refer to all tangible and intangible assets and property, whether real, personal or mixed and of every type and description.

(c) In this Agreement unless the context clearly requires otherwise, any reference to (i) an Annex, Exhibit or Schedule is to an Annex, Exhibit or Schedule, as the case may be, attached to this Agreement and constituting a part hereof, and (ii) a Section or other subsection is to a Section or such other subsection of this Agreement.

SECTION 2. TERM LOANS; INCREMENTAL LOANS

2.1. Term Loans; Incremental Loans. (a) Subject to the terms and conditions hereof, (x) each Tranche B-2 Lender severally agrees to make a loan in Dollars (individually, a “Tranche B-2 Term Loan”; and collectively, the “Tranche B-2 Term Loans”) to Borrower on the Amendment and Restatement Date, in an aggregate principal amount equal to such Lender’s Tranche B-2 Term Loan Commitment (it being understood that Tranche B-1 Term Loan Lenders under the First Amended and Restated Credit Agreement that execute and deliver the Amendment Agreement are converting their Tranche B-1 Loans under the First Amended and Restated Credit Agreement into Tranche B-2 Term Loans hereunder), and (y) each Lender making an Incremental Term Commitment severally agrees to make a Loan to Borrower on the date of an Incremental Loan Amendment therefor, in an aggregate principal amount equal to such Lender’s Incremental Term Commitment (collectively, the “Incremental Term Loans”; and together with the Tranche B-2 Term Loans made on the Amendment and Restatement Date, the “Term Loans”).

(b)(i) So long as no Default or Event of Default has occurred and is continuing, at any time and from time to time after June 30, 2004, Borrower may request pursuant to the procedure set forth in, and in accordance with the terms of, subsection 4.18, the addition of an Incremental Facility consisting of an increase to the existing Revolving Credit Facility (an “Incremental Revolving Loan”) or Tranche B-2 Term Loans or a new tranche of Term Loans; provided, however, that Borrower may not make a request for any Incremental Facility if after giving effect thereto the sum of all then outstanding Incremental Revolving Loans, unused Incremental Revolving Commitments, Incremental Term Loans and unused Incremental Term Commitments would exceed $100,000,000; provided, further, that Borrower may not make a request for an Incremental Facility in respect of a Revolving Loan if after giving effect thereto the sum of all then outstanding Incremental Revolving Loans, unused Incremental Revolving Commitments would exceed $25,000,000. Each Incremental Facility shall:

(A) be in an amount not less that $10,000,000;

(B) have such pricing as may be agreed by Borrower and the Lenders providing such Incremental Loans pursuant to the provisions of this subsection 2.1(b) and subsection 4.18; and

(C) except as specifically provided in the applicable Incremental Loan Amendment, this subsection (C) and subsection (B) above or in subsection 4.18, otherwise have all of the same terms and conditions as the Revolving Credit Loans (if such Incremental Loans are Incremental Revolving Loans) or the Tranche B-2 Term Loans (if such Incremental Loans are Tranche B-2 Term Loans); provided that notwithstanding anything to the contrary contained herein, the maturity date of the Incremental Term Loans shall be the Incremental Term Maturity Date.

In addition, unless otherwise specifically provided in this Agreement, all references in the Credit Documents to Revolving Credit Loans or Tranche B-2 Term Loans shall be deemed, unless the context otherwise requires, to include references to Incremental Revolving Loans or Incremental Term Loans of such Tranche, respectively, made pursuant to this Agreement. No Lender shall have any obligation to make an Incremental Loan unless and until it commits to do so. Commitments in respect of Incremental Loans shall become Commitments under this Agreement pursuant to (x) an amendment (each, an “Incremental Loan Amendment”) to this Agreement executed by Borrower, each Lender or other approved financial institution agreeing to provide such Commitment (and no other Lender shall be required to execute such amendment), and the Administrative Agent, and (y) any amendments to the other Credit Documents (executed by the relevant Credit Party and the Administrative Agent only) as the Administrative Agent shall reasonably deem appropriate to effect such purpose.

Notwithstanding anything to the contrary contained herein, the effectiveness of such Incremental Loan Amendment shall be subject to the receipt by the Administrative Agent of a certificate of Borrower executed by a Responsible Officer of Borrower certifying that immediately prior to and after giving effect to the incurrence of the Incremental Facility (A) each of the representations and warranties made by the Credit Parties in or pursuant to the Credit Documents shall be true and correct in all material respects, (B) Borrower is in compliance with each of the financial covenants contained in subsection 8.9 on a Pro Forma Basis and set forth in an Officer’s Certificate delivered to the Administrative Agent, based on financial projections of Borrower and its Subsidiaries attached to such certificate which have been prepared on a Pro Forma Basis giving effect to any Borrowing made hereunder on such date and the consummation of any related transaction and (C) no Default or Event of Default shall have occurred and be continuing or be caused by the incurrence of the Incremental Facility.

(ii) So long as (x) Borrower shall have given the Administrative Agent no less than five Business Days’ prior notice of the Incremental Loan Amendment’s effectiveness and (y) any financial institution not theretofore a Lender which is providing an Incremental Revolving Commitment and/or an Incremental Term Commitment shall have become a Lender under this Agreement pursuant to an Incremental Loan Amendment, the Incremental Revolving Commitment and/or Incremental Term Commitment being requested by Borrower shall become effective under this Agreement upon the effectiveness of such Incremental Loan Amendment. Upon such effectiveness, Schedule I shall be deemed amended to reflect such Commitments. In the event that an Incremental Facility shall have become effective, the Lender or Lenders providing such Incremental Revolving Commitment and/or Incremental Term Commitments shall be deemed to have agreed, severally and not jointly, upon the terms and subject to the conditions of this Agreement, (A) with respect to Incremental Term Commitments to make an Incremental Term Loan in the amount of the Incremental Term Commitment of such Lender on the effective date of the applicable Incremental Loan Amendment and (B) with respect to Incremental Revolving Commitments, to make from time to time during the period from the date of the effectiveness of the applicable Incremental Loan Amendment through the Revolving Credit Termination Date, one or more Incremental Revolving Loans to the Borrower pursuant to the provisions of subsection 3.1 in an aggregate principal amount not exceeding at any time the Incremental Revolving Commitment of such Lender at such time.

2.2. Repayment of Term Loans. Borrower may repay the Term Loans as provided in subsection 4.4 and shall repay the Term Loans as provided in subsections 4.5 and 4.6.

2.3. Use of Proceeds. The proceeds of the Tranche B-2 Term Loans (other than any Incremental Term Loans) shall be used to finance the Amendment Transactions.

SECTION 3. AMOUNT AND TERMS OF REVOLVING CREDIT COMMITMENTS

3.1. Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, each Revolving Credit Lender severally agrees to the extent of its Revolving Credit Commitment to extend credit to Borrower at any time and from time to time on any Borrowing Date during the Revolving Credit Commitment Period in each case (i) by purchasing an L/C Participating Interest in each Letter of Credit issued by the Issuing Lender and (ii) by making loans in Dollars (individually, a “Revolving Credit Loan”; and collectively, the “Revolving Credit Loans”) to Borrower from time to time. Notwithstanding the above, in no event shall any Revolving Credit Loans be made, or Letter of Credit be issued, if the aggregate amount of the Revolving Credit Loans to be made or Letter of Credit to be issued would, after giving effect to the use of proceeds, if any, thereof, exceed the aggregate Available Revolving Credit Commitments nor shall any Letter of Credit be issued if after giving effect thereto the sum of the undrawn amount of all outstanding Letters of Credit and the amount of all L/C Obligations would exceed $7,500,000.

(b) During the Revolving Credit Commitment Period, Borrower may use the Revolving Credit Commitments and any Incremental Revolving Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof, and/or by having the Issuing Lender issue Letters of Credit, having such Letters of Credit expire undrawn upon or if drawn upon, reimbursing the Issuing Lender for such drawing, and having the Issuing Lender issue new Letters of Credit.

(c) Each borrowing of Revolving Credit Loans pursuant to the Revolving Credit Commitments and any Incremental Revolving Commitments shall be in an aggregate principal amount of the lesser of (i) $500,000 or a whole multiple of $100,000 in excess thereof in the case of Alternate Base Rate Loans, and $1,000,000 or a whole multiple of $100,000 in excess thereof, in the case of Eurodollar Loans, and (ii) the Available Revolving Credit Commitments, except (x) that any borrowing of Revolving Credit Loans to be used solely to pay a like amount of Swing Line Loans may be in the aggregate principal amount of such Swing Line Loans and (y) any borrowing under subsection 3.8(a) shall be in the amount of the applicable Letter of Credit draw.

3.2. Commitment Fee. Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than any Non-Funding Lender) a commitment fee from and including the Closing Date, in either case to but excluding the Revolving Credit Termination Date computed at the rate of 1/2 of 1% per annum on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made (whether or not Borrower shall have satisfied the applicable conditions for borrowing or for the issuance of a Letter of Credit set forth in Section 6). Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Credit Termination Date, commencing on the first such date to occur on or following the Closing Date, in each case for the actual number of days elapsed over a 365- or 366-day year.

3.3. Proceeds of Revolving Credit Loans. Borrower shall use the proceeds of Revolving Credit Loans for Permitted Acquisitions and to provide for the ongoing working capital and general corporate purposes of Borrower and its Qualified Subsidiaries, in each case, after the Closing Date.

3.4. Swing Line Commitment. (a) Subject to the terms and conditions hereof, the Swing Line Lender agrees, so long as the Administrative Agent has not received notice that an Event of Default has occurred and is continuing, to make swing line loans (individually, a “Swing Line Loan”; collectively, the “Swing Line Loans”) to Borrower at any time and from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding not to exceed $5,000,000; provided that no Swing Line Loan may be made if the aggregate principal amount of the Swing Line Loans to be made would exceed the aggregate Available Revolving Credit Commitments at such time. Amounts borrowed by Borrower under this subsection 3.4 may be repaid at any time, subject to the limitation stated herein, without prior notice and, through but excluding the Revolving Credit Termination Date, reborrowed. All Swing Line Loans (1) shall be made as Alternate Base Rate Loans, (2) shall not be entitled to be converted into Eurodollar Loans and (3) must be repaid in full within seven days of making of such Loan or, if sooner, upon the making of any Revolving Credit Loan and shall in any event mature no later than the Revolving Credit Termination Date. Borrower shall give the Swing Line Lender irrevocable notice (which notice must be received by the Swing Line Lender prior to 3:00 p.m.) on the requested Borrowing Date specifying the amount of each requested Swing Line Loan, which shall be in an aggregate minimum amount of $250,000 or a whole multiple of $50,000 in excess thereof. The Swing Line Lender shall, before 5:00 p.m. on such requested Borrowing Date, make available to the Administrative Agent for the account of Borrower in same day funds, the proceeds of such Swing Line Loans. The proceeds of each Swing Line Loan will be made available by the Swing Line Lender to Borrower in immediately available funds to be delivered by wire transfer to the account(s) designated by Borrower in the applicable borrowing notice. The proceeds of Swing Line Loans may be used solely for the purposes referred to in subsection 3.3.

(b) The Swing Line Lender at any time in its sole and absolute discretion may, and on the fifteenth day (or if such day is not a Business Day, the next Business Day) and last Business Day of each calendar month shall, on behalf of Borrower (which hereby irrevocably directs the Swing Line Lender to act on its behalf) request each Revolving Credit Lender, including the Swing Line Lender, to make a Revolving Credit Loan in an amount equal to such Lender’s Revolving Credit Commitment Percentage of the amount of the Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given. Unless any of the events described in paragraph (f) of Section 9 shall have occurred and be continuing (in which event the procedures of paragraph (c) of this subsection 3.4 shall apply), each such Lender shall make the proceeds of its Revolving Credit Loan available to the Swing Line Lender for the account of the Swing Line Lender at the office of the Swing Line Lender specified in subsection 11.2 (or such other location as the Swing Line Lender may direct) prior to 12:00 noon in funds immediately available on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving Credit Loans shall be immediately applied to repay the Refunded Swing Line Loans.

(c) If, prior to the making of a Revolving Credit Loan pursuant to paragraph (b) of this subsection 3.4, one of the events described in paragraph (f) of Section 9 shall have occurred and be continuing, each Revolving Credit Lender will, on the date such Loan was to have been made, purchase an undivided participating interest in the Refunded Swing Line Loan in an amount equal to its Revolving Credit Commitment Percentage of such Refunded Swing Line Loan. Each such Lender will immediately transfer to the Swing Line Lender in immediately available funds, the amount of its participation and upon receipt thereof the Swing Line Lender will deliver to such Lender a Swing Line Loan Participation Certificate dated the date of receipt of such funds and in such amount.

(d) Whenever, at any time after the Swing Line Lender has received from any Revolving Credit Lender such Lender’s participating interest in a Refunded Swing Line Loan, the Swing Line Lender receives any payment on account thereof, the Swing Line Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded) in like funds as received; provided that, in the event that such payment received by the Swing Line Lender is required to be returned, such Lender will return to the Swing Line Lender any portion thereof previously distributed by the Swing Line Lender to it in like funds as such payment is required to be returned by the Swing Line Lender.

(e) The obligation of each Revolving Credit Lender to purchase participating interests pursuant to subsection 3.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of Borrower; (iv) any breach of this Agreement by Borrower or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

3.5. Issuance of Letters of Credit. (a) Borrower may from time to time request the Issuing Lender to issue a Standby L/C or a Commercial L/C by delivering to the Issuing Lender (with a copy to the Administrative Agent) at its address specified in subsection 11.2 (or such other location as the Issuing Lender may direct) a letter of credit application in the Issuing Lender’s then customary form (the “L/C Application”) completed to the satisfaction of the Issuing Lender, together with the proposed form of such

Letter of Credit (which shall comply with the applicable requirements of paragraph (b) below) and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request; provided that if the Issuing Lender informs Borrower that it is for any reason unable to open such Letter of Credit, Borrower may request any Lender to open such Letter of Credit upon the same terms offered to the Issuing Lender and each reference to the Issuing Lender for purposes of subsections 3.5 through 3.13, 6.1 and 6.2 shall be deemed to be a reference to such Issuing Lender for the purposes of such Letter of Credit.

(b) Each Standby L/C and Commercial L/C issued hereunder shall be issued for the account of Borrower and shall, among other things, (i) be in such form requested by Borrower as shall be acceptable to the Issuing Lender in its sole discretion and (ii) have an expiry date occurring not later than (a) 365 days, in the case of a Standby L/C, or (b) 120 days, in the case of a Commercial L/C, after the date of issuance of such Letter of Credit and, in the case of Standby L/Cs, may be automatically renewed on its expiry date for an additional period equal to the initial term, but in no case shall any Letter of Credit have an expiry date occurring later than the Revolving Credit Termination Date. Each L/C Application and each Letter of Credit shall be subject to the International Standby Practices (ISP 98) of the International Chamber of Commerce (in the case of Standby L/Cs) or the Uniform Customs (in the case of Commercial L/Cs) and, to the extent not inconsistent therewith, the Laws of the State of New York.

3.6. Participating Interests. Effective in the case of each Standby L/C and Commercial L/C (if applicable) as of the date of the opening thereof, the Issuing Lender agrees to allot and does allot, to itself and each other Revolving Credit Lender, and each such Lender severally and irrevocably agrees to take and does take in such Letter of Credit and the related L/C Application (if applicable), an L/C Participating Interest in a percentage equal to such Lender’s Revolving Credit Commitment Percentage.

3.7. Procedure for Opening Letters of Credit. The Issuing Lender will notify each Lender after the end of each calendar month of any L/C Applications received by the Issuing Lender from Borrower during such month. Upon receipt of any L/C Application from Borrower, the Issuing Lender will process such L/C Application, and the other certificates, documents and other papers delivered to the Issuing Lender in connection therewith, in accordance with its customary procedures and, subject to the terms and conditions hereof, shall promptly open such Letter of Credit by issuing the original of such Letter of Credit to the beneficiary thereof and by furnishing a copy thereof to Borrower and, after the end of the calendar month in which such Letter of Credit was opened, to the other Lenders; provided that no such Letter of Credit shall be issued if subsection 3.1 would be violated thereby.

3.8. Payments in Respect of Letters of Credit. (a) Borrower agrees forthwith upon demand by the Issuing Lender and otherwise in accordance with the terms of the L/C Application relating thereto, (i) to reimburse the Issuing Lender for any payment made by the Issuing Lender under any Letter of Credit issued for the account of Borrower and (ii) to pay interest on any unreimbursed portion of any such payment from the date of such payment until reimbursement in full thereof at a rate per annum equal to (a) on or prior to the date which is one Business Day after the day on which the Issuing Lender demands reimbursement from Borrower for such payment, the Alternate Base Rate plus the Applicable Margin for the Revolving Credit Loans and (b) thereafter, the Alternate Base Rate plus the Applicable Margin for the Revolving Credit Loans plus 2%. Each drawing under any Letter of Credit shall (unless an event of the type described in paragraph (f) of Section 9 shall have occurred and be continuing, in which case the procedures specified in this subsection 3.8 for payments in respect of Letters of Credit shall apply) constitute a request by Borrower to the Administrative Agent for a borrowing pursuant to subsection 3.1(a) of Alternate Base Rate Loans (or, at the option of the Administrative Agent and the Swing Line Lender in their sole discretion, a borrowing pursuant to subsection 3.4 of Swing Line Loans) in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the date of payment of the relevant drawing.

(b) In the event that the Issuing Lender makes a payment under any Letter of Credit and is not reimbursed pursuant to subsection 3.8(a) in full therefor forthwith upon demand of the Issuing Lender, and otherwise in accordance with the terms of the L/C Application relating to such Letter of Credit, the Issuing Lender will promptly notify each other Revolving Credit Lender. Forthwith upon its receipt of any such notice, each such other Lender will transfer to the Issuing Lender, in immediately available funds, an amount equal to such other Lender’s pro rata share (based on its Revolving Credit Commitment and/or any Incremental Revolving Commitment) of the L/C Obligation arising from such unreimbursed payment. Promptly, upon its receipt from such other Lender of such amount, the Issuing Lender will complete, execute and deliver to such other Lender an L/C Participation Certificate dated the date of such receipt and in such amount.

(c) Whenever, at any time after the Issuing Lender has made a payment under any Letter of Credit and has received from any other Revolving Credit Lender such other Lender’s pro rata share of the L/C Obligation arising therefrom, the Issuing Lender receives any reimbursement on account of such L/C Obligation or any payment of interest on account thereof, the Issuing Lender will promptly distribute to such other Lender its pro rata share thereof in like funds as received; provided that in the event that the receipt by the Issuing Lender of such reimbursement or such payment of interest (as the case may be) is required to be returned, such other Lender will return to the Issuing Lender any portion thereof previously distributed by the Issuing Lender to it in like funds as such reimbursement or payment is required to be returned by the Issuing Lender.

3.9. Letter of Credit Fees. (a) In lieu of any letter of credit commissions and fees provided for in any L/C Application relating to Standby or Commercial L/Cs (other than standard issuance, amendment and negotiation fees), Borrower agrees to pay the Administrative Agent, (i) for the account of the Issuing Lender and the Participating Lenders, with respect to each Standby L/C or Commercial L/C issued for the account of Borrower, a Standby L/C or Commercial L/C fee, as the case may be, equal to the Applicable Margin for Revolving Credit Loans which are Eurodollar Loans per annum; and (ii) in addition to the Standby or Commercial L/C fee referred to in subsection 3.9(a)(i) above, for the account of the Issuing Lender and not on account of its L/C Participating Interest therein, 0.25% per annum, each on the daily average amount available to be drawn under each Standby L/C in the case of a Standby L/C and on the maximum face amount of each Commercial L/C in the case of a Commercial L/C, in either case, payable, in arrears, on the last day of each March, June, September and December and on the Revolving Credit Termination Date. The Administrative Agent will disburse any Standby or Commercial L/C fees received pursuant to subsection 3.9(a)(i) to the respective Lenders promptly following the receipt of any such fees.

(b) For purposes of any payment of fees required pursuant to this subsection 3.9, the Administrative Agent agrees to provide to Borrower a statement of any such fees to be so paid; provided that the failure by the Administrative Agent to provide Borrower with any such invoice shall not relieve Borrower of its obligation to pay such fees.

3.10. Letter of Credit Reserves. (a) If any Change in Law shall either (i) impose, modify, deem or make applicable any reserve, special deposit, assessment or similar requirement against letters of credit issued by the Issuing Lender or (ii) impose on the Issuing Lender any other condition regarding this Agreement (with respect to Letters of Credit) or any Letter of Credit, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost of the Issuing Lender of issuing or maintaining any Letter of Credit (which increase in cost shall be the result of the Issuing Lender’s reasonable allocation of the aggregate of such cost increases resulting from such events), then, upon demand by the Issuing Lender, Borrower shall immediately pay to the Issuing Lender, from time to time as specified by the Issuing Lender, additional amounts which shall be sufficient to compensate the Issuing Lender for such increased cost, together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the rate applicable to Alternate Base Rate Loans pursuant to subsection 4.8(b). Borrower shall not be required to make any payments to the Issuing Lender for any additional amounts pursuant to this subsection 3.10(a) unless the Issuing Lender has given written notice to Borrower of its intent to request such payments prior to or within 60 days after the date on which the Issuing Lender became entitled to claim such amounts. A certificate, setting forth in reasonable detail the calculation of the amounts involved, submitted by the Issuing Lender to Borrower concurrently with any such demand by the Issuing Lender, shall be conclusive, absent manifest error, as to the amount thereof.

(b) In the event that any Change in Law with respect to the Issuing Lender shall, in the reasonable opinion of the Issuing Lender, require that any obligation under any Letter of Credit be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by the Issuing Lender or any corporation controlling the Issuing Lender, and such Change in Law shall have the effect of reducing the rate of return on the Issuing Lender’s or such corporation’s capital, as the case may be, as a consequence of the Issuing Lender’s obligations under such Letter of Credit to a level below that which the Issuing Lender or such corporation, as the case may be, could have achieved but for such Change in Law (taking into account the Issuing Lender’s or such corporation’s policies, as the case may be, with respect to capital adequacy) by an amount reasonably deemed by the Issuing Lender to be material, then from time to time following notice by the Issuing Lender to Borrower of such Change in Law, within 15 days after demand by the Issuing Lender, Borrower shall pay to the Issuing Lender such additional amount or amounts as will compensate the Issuing Lender or such corporation, as the case may be, for such reduction. The Issuing Lender agrees that, upon the occurrence of any event giving rise to the operation of paragraph (a) or (b) of this subsection 3.10 with respect to the Issuing Lender, it will, if requested by Borrower and to the extent permitted by law or by the relevant Governmental Authority, endeavor in good faith to avoid or minimize the increase in costs or reduction in payments resulting from such event; provided that such avoidance or minimization can be made in such a manner that the Issuing Lender, in its sole determination, suffers no economic, legal or regulatory disadvantage. Borrower shall not be required to make any payments to the Issuing Lender for any additional amounts pursuant to this subsection 3.10(b) unless the Issuing Lender has given written notice to Borrower of its intent to request such payments prior to or within 60 days after the date on which the Issuing Lender became entitled to claim such amounts. A certificate, in reasonable detail setting forth the calculation of the amounts involved, submitted by the Issuing Lender to Borrower concurrently with any such demand by the Issuing Lender, shall be conclusive, absent manifest error, as to the amount thereof.

(c) Borrower and each Participating Lender agree that the provisions of the foregoing paragraphs (a) and (b) shall apply equally to each Participating Lender in respect of its L/C Participating Interest in such Letter of Credit, as if the references in such paragraphs and provisions referred to, where applicable, such Participating Lender or, in the case of paragraph (b), any corporation controlling such Participating Lender.

3.11. Further Assurances. Borrower hereby agrees, from time to time, to do and perform any and all acts and to execute any and all further instruments reasonably requested by the Issuing Lender more fully to effect the purposes of this Agreement and the issuance of Letters of Credit hereunder.

3.12. Obligations Absolute. The payment obligations of Borrower under this Agreement with respect to the Letters of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

(i) the existence of any claim, set-off, defense or other right which Borrower or any of its Qualified Subsidiaries may have at any time against any beneficiary, or any transferee, of any Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Lender, the Administrative Agent or any Lender, or any other Person, whether in connection with this Agreement, any Credit Document, the transactions contemplated herein, or any unrelated transaction;

(ii) any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent or invalid or any statement therein being untrue or inaccurate in any respect, except arising from the gross negligence or willful misconduct on the part of the Issuing Lender;

(iii) payment by the Issuing Lender under any Letter of Credit against presentation of a draft or certificate or other document which does not comply with the terms of such Letter of Credit or is insufficient in any respect, except where such payment constitutes gross negligence or willful misconduct on the part of the Issuing Lender; or

(iv) any other circumstances or happening whatsoever, whether or not similar to any of the foregoing, except for any such circumstances or happening constituting gross negligence or willful misconduct on the part of the Issuing Lender.

3.13. Participations. The obligation of each Revolving Credit Lender to purchase participating interests pursuant to subsection 3.6 shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender, Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of Borrower; (iv) any breach of this Agreement by Borrower or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

SECTION 4. GENERAL PROVISIONS APPLICABLE TO LOANS

4.1. Procedure for Borrowing. (a) Subject to the terms and conditions hereof, Borrower may borrow under the Commitments on any Business Day; provided that, with respect to any borrowing, Borrower shall give the Administrative Agent (or, with respect to

Swing Line Loans, the Swing Line Lender) irrevocable notice substantially in the form of Exhibit Q to the Original Credit Agreement (which notice must be received by the Administrative Agent prior to 12:00 noon (or, with respect to Swing Line Loans, 3:00 p.m.) (i) three Business Days prior to the requested Borrowing Date if all or any part of the Loans are to be Eurodollar Loans and (ii) one Business Day prior to the requested Borrowing Date (or, in the case of Swing Line Loans and, if the Closing Date occurs on the date this Agreement is executed and delivered, Loans made on the Closing Date, on the requested Borrowing Date) if the borrowing is to be solely of Alternate Base Rate Loans) and specifying (a) the amount of the borrowing, (b) whether such Loans are initially to be Eurodollar Loans or Alternate Base Rate Loans or a combination thereof, (c) if the borrowing is to be entirely or partly Eurodollar Loans, the length of the Interest Period for such Eurodollar Loans and (d) whether the Loan is a Term Loan, a Swing Line Loan or Revolving Credit Loan. Upon receipt of such notice the Administrative Agent shall promptly notify each affected Lender thereof. Not later than 12:00 noon on the Borrowing Date specified in such notice, each affected Lender shall make available to the Administrative Agent at the office of the Administrative Agent specified in subsection 11.2 (or at such other location as the Administrative Agent may direct) an amount in immediately available funds equal to the amount of the Loan to be made by such Lender (except that proceeds of Swing Line Loans will be made available to Borrower in accordance with subsection 3.4(a)). Loan proceeds received by the Administrative Agent hereunder shall promptly be made available to Borrower in immediately available funds to be delivered by wire transfer to the account(s) designated by Borrower in the applicable borrowing notice, with the aggregate amount actually received by the Administrative Agent from the Lenders and in like funds as received by the Administrative Agent.

(b) Any borrowing of Eurodollar Loans hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (i) the aggregate principal amount of all Eurodollar Loans having the same Interest Period shall not be less than $1,000,000 or a whole multiple of $100,000 in excess thereof, and (ii) no more than ten Interest Periods shall be in effect at any one time. No Borrowings made on the Closing Date or the next four consecutive Business Days shall be Eurodollar Loans without each Arranger’s consent.

4.2. Conversion and Continuation Options. (a) Subject to subsection 4.15, Borrower may elect from time to time to convert Eurodollar Loans into Alternate Base Rate Loans by giving the Administrative Agent irrevocable notice of such election, to be received by the Administrative Agent prior to 12:00 noon at least three Business Days prior to the proposed conversion date. Borrower may elect from time to time to convert all or a portion of the Alternate Base Rate Loans (other than Swing Line Loans) then outstanding to Eurodollar Loans by giving the Administrative Agent irrevocable notice of such election, to be received by the Administrative Agent prior to 12:00 noon at least three Business Days prior to the proposed conversion date, specifying the Interest Period selected therefor; provided that no conversion date with respect to Tranche B-2 Term Loans that have not been converted from Tranche B-1 Loans under the First Amended and Restated Credit Agreement may be earlier than the fifth Business Day subsequent to the Amendment and Restatement Date without each Arranger’s consent. Such conversion shall be made on the requested conversion date or, if such requested conversion date is not a Business Day, on the next succeeding Business Day; provided that no such conversion shall be made when any Event of Default has occurred and is continuing and the Required Lenders have, by written notice to Borrower, determined that such conversion is not appropriate. Upon receipt of any notice pursuant to this subsection 4.2, the Administrative Agent shall promptly notify each affected Lender thereof. All or any part of the outstanding Loans (other than Swing Line Loans) may be converted as provided herein; provided that partial conversions of Alternate Base Rate Loans shall be in the aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof and the aggregate principal amount of the resulting Eurodollar Loans outstanding in respect of any one Interest Period shall be at least $1,000,000 or a whole multiple of $100,000 in excess thereof.

(b) Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by Borrower giving notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in subsection 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Required Lenders have, by written notice to Borrower, determined that such a continuation is not appropriate, (ii) if, after giving effect thereto, subsection 4.1(b) would be contravened or (iii) after the date that is one month prior to the Revolving Credit Termination Date (in the case of continuations of Revolving Credit Loans) or the final Installment Payment Date of the Term Loans.

4.3. Changes of Commitment Amounts. (a) Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, at any time subsequent to the Closing Date, to terminate or from time to time to permanently reduce the Revolving Credit Commitments and any Incremental Revolving Commitments, subject to the provisions of this subsection 4.3.

To the extent, if any, that the sum of the amount of the Revolving Credit Loans, Swing Line Loans and L/C Obligations then outstanding and the amounts available to be drawn under outstanding Letters of Credit exceeds the amount of the Revolving Credit Commitments and any Incremental Revolving Commitments, as then reduced, Borrower shall be required to make a prepayment equal to such excess amount, the proceeds of which shall be applied, first, to payment of the Swing Line Loans then outstanding, second, to payment of any L/C Obligations then outstanding, third to payment of the Revolving Credit Loans then outstanding and fourth, to cash collateralize any outstanding Letters of Credit on terms reasonably satisfactory to the Administrative Agent. Any termination of the Revolving Credit Commitments and any Incremental Revolving Commitments shall be accompanied by prepayment in full of the Revolving Credit Loans, Swing Line Loans and L/C Obligations then outstanding in excess of the then outstanding Revolving Credit Commitments and any Incremental Revolving Commitments after giving effect to such reduction and by cash collateralization of any outstanding Letters of Credit on terms reasonably satisfactory to the Administrative Agent. Upon termination of the Revolving Credit Commitments and any Incremental Revolving Commitments, any Letter of Credit then outstanding that has been so cash collateralized shall no longer be considered a “Letter of Credit” as defined in subsection 1.1 and any L/C Participating Interests granted by the Issuing Lender to the Lenders prior to the Closing Date in such Letter of Credit shall be deemed terminated (subject to automatic reinstatement in the event that such cash collateral is returned and the Issuing Lender is not fully reimbursed for any such L/C Obligations) but the Letter of Credit fees payable under subsection 3.9 shall continue to accrue to the Issuing Lender and the Participating Lenders (or, in the event of any such automatic reinstatement, as provided in subsection 3.9) with respect to such Letter of Credit until the expiry thereof (provided that in lieu of paying a Standby L/C or Commercial L/C fee, as the case may be, equal to the Applicable Margin for Revolving Credit Loans which are Eurodollar Loans per annum, Borrower shall pay to the Administrative Agent an amount equal to 0.25% per annum).

(b) In the case of termination of the Revolving Credit Commitments, Incremental Revolving Commitments and/or Term Loan Commitment, interest accrued on the amount of any prepayment relating thereto and any unpaid commitment fee accrued hereunder shall be paid on the date of such termination. Any such partial reduction of the Revolving Credit Commitments, Incremental

Revolving Commitments and/or Term Loan Commitment, shall be in an amount of $1,000,000 or a whole multiple of $100,000 in excess thereof and shall, in each case, reduce permanently the amount of the Revolving Credit Commitments, Incremental Revolving Commitments and/or Term Loan Commitment, then in effect.

(c)(i) The Tranche B-2 Term Loan Commitments and any Incremental Term Commitments shall be automatically and permanently reduced upon the making of a Tranche B-2 Term Loan or Incremental Term Loan, as the case may be, by the amount of such Loan and (ii) the Incremental Term Commitments under any Incremental Facility shall be terminated effective as of the day after the effective date of the Incremental Loan Amendment relating thereto.

(d) The Revolving Credit Commitments shall be automatically and permanently reduced on the fifth anniversary of the Closing Date, if the aggregate Revolving Credit Commitments are greater than $67,500,000 at such time, to $67,500,000.

4.4. Optional Prepayments. Subject to subsection 4.15, Borrower may at any time and from time to time prepay Loans, in whole or in part, without premium or penalty, by irrevocable written notice to the Administrative Agent by 12:00 noon on the Business Day preceding the proposed date of prepayment in the case of Alternate Base Rate Loans, by 12:00 noon on the third Business Day preceding the proposed date of prepayment in the case of Eurodollar Loans, specifying the date and amount of prepayment and whether the prepayment is of Revolving Credit Loans or Term Loans. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender thereof. If such notice is given, Borrower shall make such prepayment, and the payment amount specified in such notice shall be due and payable, on the date specified therein. Partial prepayments of Term Loans pursuant to this subsection 4.4 shall be in an aggregate principal amount equal to the lesser of (a) (i) $1,000,000 or a whole multiple of $100,000 in excess thereof with respect to Eurodollar Loans or (ii) $500,000 or a whole multiple of $100,000 in excess thereof with respect to Alternate Base Rate Loans and (b) the aggregate unpaid principal amount of the Term Loans. Partial prepayments of Revolving Credit Loans pursuant to this subsection shall be in an aggregate principal amount equal to the lesser of (a) (i) $1,000,000 or a whole multiple of $100,000 in excess thereof with respect to Eurodollar Loans or (ii) $500,000 or a whole multiple of $100,000 in excess thereof with respect to Alternate Base Rate Loans and (b) the aggregate unpaid principal amount of the Revolving Credit Loans (or the aggregate unpaid principal amount of Revolving Credit Loans maintained as Alternate Base Rate Loans (in the case of a prepayment of such Revolving Credit Loans) or as Eurodollar Loans with a single Interest Period (in the case of a prepayment of such Revolving Credit Loans)), as the case may be. Prepayments of the Term Loans pursuant to this subsection 4.4 shall be applied in accordance with subsection 4.7 below.

All voluntary prepayments of Tranche B-2 Term Loans effected on or prior to the first anniversary of the Amendment and Restatement Date with the proceeds of a substantially concurrent issuance or incurrence of new term loans or loans under a new revolving credit facility (excluding a refinancing of all Loans outstanding under this Agreement in connection with another transaction not permitted by this Agreement (as determined prior to giving effect to any amendment or waiver of this Agreement being adopted in connection with such transaction)), shall be accompanied by a prepayment fee equal to 1.00% of the aggregate amount of such prepayments if the Applicable Margin (or similar interest rate spread) applicable to such new term loans is or, upon the satisfaction of certain conditions, could be less than the Applicable Margin applicable to the Tranche B-2 Term Loans, as of the Amendment and Restatement Date.

4.5. Mandatory Prepayments.

(a) Equity Issuances. If, subsequent to the Closing Date, Holdings or Borrower shall issue any Capital Stock (it being understood that the issuance of debt securities convertible into, or exchangeable or exercisable for, Capital Stock shall be governed by subsection 4.5(b) below), or receive any contributions in respect of its capital, within five Business Days of receipt of any Net Proceeds therefrom, Borrower shall prepay outstanding Loans in an amount equal to 75% of such Net Proceeds and such prepayment shall be applied in accordance with subsection 4.7 below; provided that, following receipt by the Administrative Agent of the financial statements required by subsection 7.1 for the second fiscal quarter beginning after the Closing Date, (x) such percentage shall be reduced to 50% with respect to such Net Proceeds (or a smaller portion thereof, as the case may be) if the Total Leverage Ratio is less than 6.00 to 1.00 but greater than or equal to 5.00 to 1.00 as of the date of receipt of such Net Proceeds after giving effect to the prepayment required by this subsection 4.5(a) with such Net Proceeds (or such smaller portion thereof) and (y) such percentage shall be reduced to 0% with respect to such Net Proceeds (or a smaller portion thereof, as the case may be) if the Total Leverage Ratio is less than 5.00 to 1.00 as of the date of receipt of such Net Proceeds after giving effect to the prepayment required by this subsection 4.5(a) with such Net Proceeds (or such smaller portion thereof); provided further that this subsection 4.5(a) shall not apply to (i) Permitted Issuances, (ii) issuances where the proceeds are used to pay the purchase price in a Permitted Acquisition or pursuant to the Asset Purchase Agreement or (iii) contributions of the proceeds of ABRY Subordinated Indebtedness.

(b) Indebtedness. If, subsequent to the Closing Date, Holdings, Borrower or any of its Qualified Subsidiaries shall incur or permit the incurrence of any Indebtedness (including pursuant to debt securities which are convertible into, or exchangeable or exercisable for, Capital Stock), within five Business Days of receipt of any Net Proceeds therefrom, Borrower shall prepay outstanding Loans in an amount equal to 100% of such Net Proceeds and such prepayment shall be applied in accordance with subsection 4.7 below, provided that, following receipt by the Administrative Agent of the financial statements required by subsection 7.1 for the second fiscal quarter beginning after the Closing Date, such percentage shall be reduced to 50% with respect to such Net Proceeds (or a smaller portion thereof, as the case may be) if the Total Leverage Ratio is less than 6.00 to 1.00 as of the date of receipt of such Net Proceeds after giving effect to the prepayment required by this subsection 4.5(b); provided further that this subsection 4.5(b) shall not apply to Net Proceeds of (i) Holdings High Yield Notes if such Net Proceeds are used to fund a Permitted Acquisition or in respect of Subsequent Consent Transfers and/or Subsequent Property Transfers (each as defined in the Asset Purchase Agreement) or (ii) any Indebtedness permitted by subsections 8.1(a) through (j).

(c) Asset Sales. If, subsequent to the Closing Date, Holdings, Borrower or any of its Subsidiaries shall receive Net Proceeds from any Asset Sale, within five Business Days of receipt of any Net Proceeds therefrom, Borrower shall prepay outstanding Loans in an amount equal to 100% of such Net Proceeds and such prepayment shall be applied in accordance with subsection 4.7 below; provided that no payment shall be required pursuant to this subsection 4.5(c) until the date that the aggregate amount of Net Proceeds received by Holdings or any of its Subsidiaries from any Asset Sales exceeds $5,000,000 (and has not yet been so applied).

(d) Casualty Events. If, subsequent to the Closing Date, Holdings, Borrower or any of its Subsidiaries shall receive proceeds from insurance recoveries in respect of any Destruction or any proceeds or awards in respect of any Taking, in each case, in excess of $500,000, within five Business Days of receipt of such Net Proceeds, Borrower shall prepay outstanding Loans in an amount equal to 100% of the Net Proceeds thereof and such prepayment shall be applied in accordance with subsection 4.7 below subject to Borrower’s right to reinvest or restore under subsection 12.2.

(e) Excess Cash Flow. If, for any fiscal year of Holdings commencing with its fiscal year ending on December 31, 2005, there shall be Excess Cash Flow for such fiscal year, not later than 90 days after the end of such fiscal year Borrower shall prepay Loans in an amount equal to 75% of such Excess Cash Flow and such prepayment shall be applied in accordance with subsection 4.7 below; provided that such percentage shall be reduced to 50% with respect to such Excess Cash Flow (or portion thereof) if the Total Leverage Ratio as of the end of such fiscal year is or after giving effect to the prepayment required by this subsection 4.5(e) with such Excess Cash Flow (or such smaller portion thereof) would be less than 6.00 to 1.00 but greater than or equal to 5.00 to 1.00; provided further that such percentage shall be reduced to 25% with respect to such Excess Cash Flow (or a smaller portion thereof) if the Total Leverage Ratio as of the end of such fiscal year is, or after giving effect to the prepayment required by this subsection 4.5(e) with such Excess Cash Flow (or such smaller portion thereof) would be, less than 5.00 to 1.00.

(f) 3.3 Reduction. If Borrower receives a cash payment as a result of a 3.3 Reduction and the aggregate amount of such payment, net of any costs directly relating to the determination of the 3.3 Reduction (the “Net 3.3 Reduction Proceeds”) exceeds $20,000,000, then within 180 days after the Post Closing Certificate (as defined in the Asset Purchase Agreement) becomes conclusive, final and binding on the parties to the Asset Purchase Agreement and the Net 3.3 Reduction Proceeds have been received by Borrower, Borrower shall prepay Loans in an amount equal to 66.67% of the amount by which the amount of such Net 3.3 Reduction Proceeds exceeds $20,000,000 and such prepayment shall be applied in accordance with subsection 4.7 below; provided that if Borrower is not permitted to make a Dividend Payment pursuant to subsection 8.11(g) with respect to the 3.3 Reduction, then Borrower shall prepay outstanding Loans in the amount of the entire amount of the Net 3.3 Reduction Proceeds and such prepayment shall be applied in accordance with subsection 4.7 below.

4.6. Repayment of Term Loans. (a) Subject to clause (b) below, the Tranche B-2 Term Loans shall be repaid on the last Business Day of each March, June, September and December (each such day, a “Tranche B-2 Installment Payment Date”), in the amounts equal to the percentages of the total principal amount of Tranche B-2 Term Loans made on the Amendment and Restatement Date set forth below for the periods set forth below plus the amounts set forth in any Incremental Loan Amendment for Incremental Term Loans that are Tranche B-2 Term Loans which shall be in proportion to the percentages set for below (in each case, subject to reduction as described in subsections 4.4, 4.5 and 4.7).

Period	Percentage
June 2007—September 2010	0.250% per fiscal quarter

December 2010—June 2011	23.875% per fiscal quarter

Tranche B-2 Maturity Date	24.875%

Amounts repaid on account of the Tranche B-2 Term Loans pursuant to this subsection or otherwise may not be reborrowed. Accrued interest on the amount of any prepayments shall be paid on the Interest Payment Date next succeeding the date of any partial prepayment and on the date of such prepayment in the case of a prepayment in full of the Tranche B-2 Term Loans. To the extent not previously paid, all Tranche B-2 Term Loans shall be due and payable on the Tranche B-2 Maturity Date.

(b) The applicable Incremental Loan Amendment may provide for scheduled repayments of any Incremental Term Loans (each such day, an “Incremental Installment Payment Date”), subject to the requirements of the definition of Incremental Term Maturity Date.

4.7. Application of Prepayments. (a) Prepayments of Term Loans pursuant to subsection 4.4 shall be applied as elected by Borrower. Prepayments pursuant to subsection 4.5 shall be applied first, to Term Loans outstanding and second, to the extent no Term Loans remain outstanding, to the Revolving Credit Loans in the amount of the Net Proceeds or Excess Cash Flow remaining to be applied; provided that in the case of a prepayment pursuant to subsection 4.5(b), (c) or (d), there shall be permanent reduction in the Revolving Credit Commitments and/or Incremental Revolving Commitments (on a pro rata basis between them) by the amount of Net Proceeds applied to the Revolving Credit Loans. Following any such reduction, Borrower shall comply with the second paragraph of subsection 4.3(a).

(b) Prepayments of Term Loans pursuant to subsection 4.5 shall be applied pro rata to the Tranche B-2 Term Loans and any Incremental Term Loans that are not Tranche B-2 Term Loans based upon the aggregate principal amount of Term Loans then outstanding under each Tranche of Term Loans; within each Tranche prepayments will be applied to the remaining installments of principal on a pro rata basis. Except as otherwise may be directed by Borrower, any prepayment of Loans pursuant to this subsection 4.7 shall be applied, first, to any Alternate Base Rate Loans of the applicable Tranche then outstanding and the balance of such prepayment, if any, to the Eurodollar Loans of the applicable Tranche then outstanding; provided that prepayments of Eurodollar Loans, if not on the last day of the Interest Period with respect thereto, shall, at the option of Borrower, be prepaid subject to the provisions of subsection 4.15 or the amount of such prepayment (after application to any Alternate Base Rate Loans) shall be deposited with the Administrative Agent as cash collateral for the Loans on terms reasonably satisfactory to the Administrative Agent and thereafter shall be applied in the order of the Interest Periods of the applicable Tranche next ending most closely to the date such prepayment is required to be made and on the last day of each such Interest Period. After such application, unless an Event of Default shall have occurred and be continuing (in which case such interest shall be held as cash collateral or applied by the Administrative Agent to any Obligations then due and payable), any remaining interest earned on such cash collateral shall be paid to Borrower.

4.8. Interest Rates and Payment Dates. (a) Eurodollar Loans shall bear interest for each day during each Interest Period applicable thereto, commencing on (and including) the first day of such Interest Period to, but excluding, the last day of such Interest Period, on the unpaid principal amount thereof at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin.

(b) Alternate Base Rate Loans shall bear interest for the period from and including the date such Loans are made to, but excluding, the maturity date thereof, or to, but excluding, the conversion date if such Loans are earlier converted into Eurodollar Loans on the unpaid principal amount thereof at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(c) Upon the occurrence and during the continuance of an Event of Default the overdue amount of any Loans, Interest or other obligations shall, without limiting the rights of the Lenders under Section 9, bear interest (which shall be payable on demand): (a) in the case of any Loan, the rate otherwise applicable to such Loan pursuant to this subsection 4.8 and the Applicable Margin plus 2%; and (b) in all other cases, a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days) equal to the Alternate Base Rate and the Applicable Margin plus 2%.

(d) Except as otherwise expressly provided for in this subsection 4.8, interest shall be payable in arrears (a) for Eurodollar Loans, at the end of each Interest Period (or, for any Interest Period longer than three months, at three month intervals following the first day of such Interest Period) and on the final maturity of the Loans, and (b) for Alternate Base Rate Loans, quarterly in arrears on the last Business Day of each March, June, September and December and on the final maturity of the Loans.

4.9. Computation of Interest. (a) Interest in respect of Alternate Base Rate Loans shall be calculated on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be. Interest in respect of Eurodollar Loans shall be calculated on the basis of the actual number of days elapsed over a year of 360 days. The Administrative Agent shall as soon as practicable notify Borrower and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate is announced or such change in the Eurocurrency Reserve Requirements becomes effective, as the case may be. The Administrative Agent shall as soon as practicable notify Borrower and the Lenders of the effective date and the amount of each such change.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of Borrower or any Lender, deliver to Borrower or such Lender a statement showing the quotations used by the Administrative Agent in determining the Eurodollar Rate.

4.10. Certain Fees. Borrower agrees to pay to the Administrative Agent, for its own account, a non-refundable agent’s fee in an amount previously agreed to with the Administrative Agent, payable annually in advance on the Amendment and Restatement Date and on each anniversary thereof unless all Loans have been (or are on such date) repaid and all Commitments hereunder have been (or are on such date) terminated.

4.11. Inability to Determine Interest Rate. In the event that the Administrative Agent or the Required Lenders shall have reasonably determined (which determination shall be conclusive and binding upon Borrower) that (a) by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for any Interest Period with respect to (i) proposed Loans that Borrower has requested be made as Eurodollar Loans, (ii) any Eurodollar Loans that will result from the requested conversion of all or part of the Alternate Base Rate Loans into Eurodollar Loans or (iii) the continuation of any Eurodollar Loan as such for an additional Interest Period, or (b) Dollar deposits in the relevant amount and for the relevant period with respect to any such Eurodollar Loan are not generally available to the Lenders in their respective Eurodollar Lending Offices’ interbank eurodollar markets, the Administrative Agent shall forthwith give telecopy notice of such determination, confirmed in writing, to Borrower and the Lenders at least one day prior to, as the case may be, the requested Borrowing Date, the conversion date or the last day of such Interest Period. If such notice is given (i) any requested Eurodollar Loans shall be made as Alternate Base Rate Loans, (ii) any Alternate Base Rate Loans that were to have been converted to Eurodollar Loans shall be continued as Alternate Base Rate Loans, and (iii) any outstanding Eurodollar Loans shall be converted on the last day of the then current Interest Period applicable thereto into Alternate Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made and no Alternate Base Rate Loans shall be converted to Eurodollar Loans.

4.12. Pro Rata Treatment and Payments. (a) Except to the extent otherwise provided herein, each borrowing of Loans by Borrower from the Lenders and any reduction of the Commitments of the Lenders hereunder shall be made pro rata according to the relevant Commitment Percentages of the Lenders with respect to the Loans borrowed or the Commitments to be reduced.

(b) Whenever any payment received by the Administrative Agent under this Agreement or any Note or any other Credit Document is insufficient to pay in full all amounts then due and payable to the Administrative Agent and the Lenders under this Agreement, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the following order: first, to the payment of fees and expenses due and payable to the Administrative Agent (in such capacity and not in its capacity as a Lender) under and in connection with this Agreement and the other Credit Documents; second, to the payment of all expenses due and payable under subsection 11.5, ratably among the Lenders in accordance with the aggregate amount of such payments owed to each such Lender; third, to the payment of fees due and payable under subsections 3.2 and 3.9, ratably among the Lenders in accordance with the Commitment Percentage of each Lender of the Commitment for which such payment is owed and, in the case of the Issuing Lender, the amount retained by the Issuing Lender for its own account pursuant to subsection 3.9; fourth, to the payment of interest then due and payable on the Loans and the L/C Obligations ratably in accordance with the aggregate amount of interest owed to each such Lender; and fifth, to the payment of the principal amount of the Loans and the L/C Obligations which is then due and payable ratably among the Lenders in accordance with the aggregate principal amount owed to each such Lender.

(c) If any Lender (a “Non-Funding Lender”) has (x) failed to make a Revolving Credit Loan, and the Administrative Agent has determined that such Lender is not likely to make such Revolving Credit Loan or (y) given notice to Borrower or the Administrative Agent that it will not make, or that it has disaffirmed or repudiated any obligation to make, any Revolving Credit Loan by reason of the provisions of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, or otherwise, (i) any payment made on account of the principal of the Revolving Credit Loans outstanding shall be made as follows:

(A) in the case of any such payment made on any date when and to the extent that, in the determination of the Administrative Agent, Borrower would be able under the terms and conditions hereof to reborrow the amount of such payment under the Commitments and to satisfy any applicable conditions precedent set forth in Section 6 to such reborrowing, such payment shall be made on account of the outstanding Revolving Credit Loans held by the Lenders other than the Non-Funding Lender pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans of such Lenders; and

(B) otherwise, such payment shall be made on account of the outstanding Revolving Credit Loans held by the Lenders pro rata according to the respective outstanding principal amounts of such Revolving Credit Loans; and

(ii) any payment made on account of interest or commitment fee on the Revolving Credit Loans shall be made pro rata according to the respective amounts of accrued and unpaid interest or commitment fees due and payable on the Revolving Credit Loans with respect to which such payment is being made. Borrower agrees to give the Administrative Agent such assistance in making any determination pursuant to subparagraph (i)(A) of this paragraph (c) as the Administrative Agent may reasonably request. Any such determination by the Administrative Agent shall be conclusive and binding on the Lenders.

(d) All payments (including prepayments) to be made by Borrower on account of principal, interest and fees shall be made without set-off, counterclaim or other defense and shall be made to the Administrative Agent, for the account of the Lenders at the Administrative Agent’s office located at 1221 Avenue of the Americas, NY, NY 10020, in lawful money of the United States and in immediately available funds. The Administrative Agent shall promptly distribute such payments in accordance with the provisions of subsection 4.12(b) upon receipt in like funds as received. If any payment hereunder (other than payments on Eurodollar Loans) would become due and payable on a day other than a Business Day, such payment shall become due and payable on the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day (and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension), unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Business Day.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount which would constitute its Commitment Percentage of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent in accordance with subsection 4.1 and the Administrative Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection 4.12(e) shall be conclusive absent manifest error. If such Lender’s Commitment Percentage of such borrowing is not in fact made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Alternate Base Rate Loans hereunder (in lieu of any otherwise applicable interest), on demand, from Borrower, without prejudice to any rights which Borrower or the Administrative Agent may have against such Lender hereunder. Nothing contained in this subsection 4.12 shall relieve any Lender which has failed to make available its ratable portion of any borrowing hereunder from its obligation to do so in accordance with the terms hereof.

(f) The failure of any Lender to make the Loan to be made by it on any Borrowing Date shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on such Borrowing Date.

(g) All payments and optional prepayments (other than prepayments as set forth in subsection 4.14 with respect to increased costs) of Eurodollar Loans hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Eurodollar Loans with the same Interest Period shall not be less than $1,000,000 a whole multiple of $100,000 in excess thereof.

4.13. Illegality. Notwithstanding any other provision herein, if any Change in Law occurring after the date that any Person becomes a Lender party to this Agreement shall make it unlawful for such Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, the commitment of such Lender hereunder to make Eurodollar Loans or to convert all or a portion of Alternate Base Rate Loans into Eurodollar Loans shall forthwith be suspended until such time, if any, as such illegality shall no longer exist and such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Alternate Base Rate Loans for the duration of the respective Interest Periods (or, if permitted by applicable law, at the end of such Interest Periods) and all payments of principal which would otherwise be applied to such Eurodollar Loans shall be applied instead to such Lender’s Alternate Base Rate Loans. Borrower hereby agrees to pay any Lender, promptly upon its demand, any amounts payable pursuant to subsection 4.15 in connection with any conversion in accordance with this subsection 4.13 (such Lender’s notice of such costs, as certified in reasonable detail as to such amounts to Borrower through the Administrative Agent, to be conclusive absent manifest error).

4.14. Requirements of Law. (a) In the event that any Change in Law or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority occurring after the earlier of the date that any lender became a party to the Original Credit Agreement or becomes a Lender party to this Agreement:

(i) does or shall subject any such Lender or its Eurodollar Lending Office to any Tax of any kind whatsoever with respect to this Agreement, any Note or any Eurodollar Loans made by it, or change the basis of taxation of payments to such Lender or its Eurodollar Lending Office of principal, the commitment fee, interest or any other amount payable hereunder (except for (x) net income and franchise taxes imposed on the net income of such Lender or its Eurodollar Lending Office by the United States or any political subdivision thereof or therein, by the jurisdiction under the laws of which such Lender is organized or any political subdivision or taxing authority thereof or therein, or by any jurisdiction in which such Lender’s Eurodollar Lending Office is located or any political subdivision or taxing authority thereof or therein, including changes in the rate of tax on the overall net income of such Lender or such Eurodollar Lending Office, and (y) taxes resulting from the substitution of any such system by another system of taxation; provided that the taxes payable by Lenders subject to such other system of taxation are not generally charged to borrowers from such Lenders having loans or advances bearing interest at a rate similar to the Eurodollar Rate);

(ii) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender which are not otherwise included in the determination of the Eurodollar Rate; or

(iii) does or shall impose on such Lender any other condition which is applicable to lenders generally;

and the result of any of the foregoing is to increase the cost to such Lender or its Eurodollar Lending Office of making, converting, renewing or maintaining advances or extensions of credit or to reduce any amount receivable hereunder, in each case, in respect of its Eurodollar Loans, then, in any such case, Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable which such Lender deems to be material as reasonably determined by such Lender with respect to such Eurodollar Loans, together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the Alternate Base Rate plus 1%.

(b) In the event that any Change in Law occurring after the earlier of the date that any Person became a Lender party to the Original Credit Agreement or becomes a Lender party to this Agreement with respect to any such Lender shall, in the reasonable opinion of such Lender, require that any Commitment of such Lender be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by such Lender or any corporation controlling such Lender, and such Change in Law shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital, as the case may be, as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation, as the case may be, could have achieved but for such Change in Law (taking into account such Lender’s or such corporation’s policies, as the case may be, with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time following notice by such Lender to Borrower of such Change in Law as provided in paragraph (c) of this subsection 4.14, within 15 days after demand by such Lender, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation on an after-tax basis, as the case may be, for such reduction.

(c) Borrower shall not be required to make any payments to any Lender for any additional amounts pursuant to this subsection 4.14 unless such Lender has given written notice to Borrower, through the Administrative Agent, of its intent to request such payments prior to or within 60 days after the date on which such Lender became entitled to claim such amounts. If any Lender has notified Borrower through the Administrative Agent of any increased costs pursuant to paragraph (a) of this subsection 4.14, Borrower at any time thereafter may, upon at least three Business Days’ notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and subject to subsection 4.15, prepay (or convert into Alternate Base Rate Loans) all (but not a part) of the Eurodollar Loans of the applicable Lender then outstanding. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of paragraph (a) of this subsection 4.14 with respect to such Lender, it will, if requested by Borrower and to the extent permitted by law or by the relevant Governmental Authority, endeavor in good faith to avoid or minimize the increase in costs or reduction in payments resulting from such event (including, without limitation, endeavoring to change its Eurodollar Lending Office); provided that such avoidance or minimization can be made in such a manner that such Lender, in its sole determination, suffers no economic, legal or regulatory disadvantage. If any Lender requests compensation from Borrower under this subsection 4.14, Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender thereafter to make or continue Loans of the Type with respect to which such compensation is requested, or to convert Loans of any other Type into Loans of such Type, until the Requirement of Law giving rise to such request ceases to be in effect; provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(d)(i) Subject to subsection 4.14(d)(iv) below, all payments by Borrower or any Guarantor to or for the account of any Lender, Issuing Lender or Administrative Agent hereunder or under any Note shall be made without setoff, counterclaim or other defense and free and clear of, and without deduction or withholding for, any and all Covered Taxes. If Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder to any Lender, Issuing Lender or Administrative Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this subsection 4.14(d)) such Lender, Issuing Lender or Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (b) Borrower shall make such deductions or withholdings, (c) Borrower shall pay the full amount deducted or withheld to the relevant authority in accordance with applicable law and (d) Borrower shall furnish to Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

(ii) In addition, Borrower hereby agrees to pay and indemnify and hold harmless the Administrative Agent and each Lender and Issuing Lender from any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution, delivery, enforcement or registration of, or otherwise with respect to, this Agreement or any Note or Guarantee, and all interest, fines, penalties and additions to tax and related expenses with regard thereto (“Other Taxes”).

(iii) Borrower and the Guarantors, jointly and severally, hereby agree to indemnify and hold harmless Administrative Agent and each Lender and Issuing Lender for the full amount of Covered Taxes (including, without limitation, any Covered Taxes imposed on amounts payable under this subsection 4.14(d)) paid by Administrative Agent or such Lender or Issuing Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Covered Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payments due under this indemnification shall be made within 30 days of the date Administrative Agent or such Lender or Issuing Lender makes demand therefor.

(iv) Each Lender that is not a United States Person (as defined in Section 7701(a)(30) of the Code) for federal income tax purposes either (1) in the case of a Lender that is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (i) agrees, to the extent legally entitled to do so, to furnish to Borrower, with a copy to the Administrative Agent, either U.S. Internal Revenue Service Form W-8ECI or U.S. Internal Revenue Service Form W-8BEN (or successor form) (wherein such Lender claims entitlement at the Closing Date (or (x) in the case of a Tranche B-2 Lender that is not a Lender under the First Amended and Restated Credit

Agreement, on the Amendment and Restatement Date and (y) in the case of an Assignee, on the date it becomes a Lender) to a complete exemption from or a reduction in, U.S. federal withholding tax on interest payments hereunder) and (ii) agrees (for the benefit of Borrower and the Administrative Agent), to the extent legally entitled do so at such times, upon reasonable request by Borrower or the Administrative Agent, to provide Borrower, with a copy to the Administrative Agent, a new Form W-8ECI or Form W-8BEN (or successor form) upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations duly executed and completed by such Lender that establishes a complete exemption from, or a reduction in, U.S. federal withholding tax on interest payments hereunder or (2) in the case of a Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (i) agrees, to the extent legally entitled to do so, to furnish to Borrower, with a copy to the Administrative Agent, (a) a Non-Bank Certificate and (b) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (or successor form), certifying to such Lender’s legal entitlement at the Closing Date (or (x) in the case of a Tranche B-2 Lender that is not a Lender under the First Amended and Restated Credit Agreement, on the Amendment and Restatement Date and (y) in the case of an Assignee, on the date it becomes a Lender) to a complete exemption from or a reduction in, U.S. federal withholding tax, under the provisions of Sections 871(h) or 881(c) of the Code with respect to interest payments to be made under this Agreement, and (ii) agrees, to the extent legally entitled to do so, upon reasonable request by Borrower or the Administrative Agent, to provide to Borrower (for the benefit of Borrower and the Administrative Agent) such other forms as may be required in order to establish the legal entitlement of such Lender to a complete exemption from, or reduction in, U.S. federal withholding with respect to interest payments under this Agreement. Notwithstanding any provision of this subsection 4.14 to the contrary, Borrower shall have no obligation to pay any amount to or for the account of any Lender on account of any U.S. federal withholding taxes pursuant to this subsection 4.14, to the extent that such amount results from the failure of any Lender to comply with its obligations pursuant to this subsection 4.14.

(e) A certificate in reasonable detail as to any amounts submitted by such Lender, through the Administrative Agent, to Borrower, shall be conclusive in the absence of manifest error. The covenants contained in this subsection 4.14 shall survive the termination of this Agreement and repayment of the Loans.

4.15. Indemnity. Borrower and the Subsidiary Guarantors agree to jointly and severally indemnify each Lender and to hold such Lender harmless from any loss or expense (but (x) without duplication of any amounts payable as default interest and (y) excluding any loss of anticipated profits) which such Lender may sustain or incur as a consequence of (a) default by Borrower in making a borrowing after Borrower has given a notice in accordance with subsection 4.1 or in making a conversion of Alternate Base Rate Loans to Eurodollar Loans or in continuing Eurodollar Loans as such, in either case, after Borrower has given notice in accordance with subsection 4.2, (b) default by Borrower in making any prepayment after Borrower has given a notice in accordance with subsection 4.4 or (c) a payment or prepayment of a Eurodollar Loan or conversion (including without limitation, as a result of subsections 4.4, 4.5 or 4.6 and/or a conversion pursuant to subsection 4.13) of any Eurodollar Loan into an Alternate Base Rate Loan, in either case on a day which is not the last day of an Interest Period with respect thereto, including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Eurodollar Loans hereunder (but excluding loss of profit). This covenant shall survive termination of this Agreement and repayment of the Loans. The payment of an amount due hereunder as a result of Borrower failing to make a borrowing, payment or conversion after delivering notice of the same shall constitute a cure of any Default or Event of Default arising therefrom.

4.16. Repayment of Loans; Evidence of Debt. (a) Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender (i) the then unpaid principal amount of each Revolving Credit Loan of such Lender on the Revolving Credit Termination Date, (ii) the principal amount of the Tranche B-2 Term Loan (including the principal amount of any Incremental Term Loan that is a Tranche B-2 Term Loan) of such Lender, in installments, payable on each Tranche B-2 Installment Payment Date, in accordance with subsection 4.6 (or the then unpaid principal amount of such Tranche B-2 Term Loan on the date that the Tranche B-2 Term Loans become due and payable pursuant to Section 9), and (iv) the then unpaid principal amount of the Swing Line Loans of the Swing Line Lender on the Revolving Credit Termination Date. Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the Closing Date until payment in full thereof at the rates per annum and on the dates set forth in subsection 4.8.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain the Register pursuant to subsection 11.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Revolving Credit Loan, Tranche B-2 Term Loan and any Incremental Term Loan made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from Borrower and each Lender’s share thereof.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 4.16(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of Borrower therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of Borrower to repay (with applicable interest) the Loans made to Borrower by such Lender or to repay any other obligations in accordance with the terms of this Agreement.

(e) Borrower agrees that, upon the request to the Administrative Agent by any Lender, Borrower will execute and deliver to such Lender (i) a promissory note of Borrower evidencing the Revolving Credit Loans of such Lender, substantially in the form of Exhibit A to the Original Credit Agreement with appropriate insertions as to date and principal amount (a “Revolving Credit Note”), (ii) a promissory note of Borrower evidencing the Tranche B-2 Term Loan of such Lender, substantially in the form of Exhibit B with appropriate insertions as to date and principal amount (a “Tranche B-2 Term Note”), (iii) a promissory note of Borrower evidencing any Incremental Term Loan of such Lender (an “Incremental Term Note”) and/or (iv) in the case of the Swing Line Lender, a promissory note of Borrower evidencing the Swing Line Loans of the Swing Line Lender, substantially in the form of Exhibit C to the Original Credit Agreement with appropriate insertions as to date and principal amount (the “Swing Line Note”).

4.17. Replacement of Lenders. In the event any Lender or the Issuing Lender is a Non-Funding Lender, exercises its rights pursuant to subsection 4.13 or requests payments pursuant to subsections 3.10 or 4.14, Borrower may require, at Borrower’s expense (including payment of any processing fees under subsection 11.6(e)) and subject to subsection 4.15, such Lender or the Issuing Lender to assign, at par plus accrued interest and fees, without recourse (in accordance with subsection 11.6) all of its interests, rights and obligations hereunder (including all of its Commitments and the Loans and other amounts at the time owing to it hereunder and its Notes and its interest in the Letters of Credit) to a bank, financial institution or other entity specified by Borrower; provided that (i) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other Governmental Authority, (ii) Borrower shall have received the written consent of the Administrative Agent, which consent shall not unreasonably be withheld, to such assignment, (iii) Borrower shall have paid to the assigning Lender or the Issuing Lender all monies other than principal, interest and fees accrued and owing hereunder to it (including pursuant to subsections 3.10, 4.13, 4.14 and 4.15) and (iv) in the case of a required assignment by the Issuing Lender, the Letters of Credit shall be canceled and returned to the Issuing Lender.

4.18. Procedure for Incremental Loan Requests. Borrower may solicit requests from any one or more Lenders or other financial institutions for the provision of (i) a commitment for an Incremental Revolving Loan (each, an “Incremental Revolving Commitment”) or an Incremental Term Loan (each, an “Incremental Term Commitment”), as the case may be, and (ii) the margins, if any, to be added by such Lenders or other financial institutions to the Alternate Base Rate and the Eurodollar Rate for Loans made under such Incremental Revolving Commitments or Incremental Term Commitments (any such margin, an “Incremental Margin”); provided that if, pursuant to an Incremental Loan Amendment with respect to an Incremental Term Loan that is not a Tranche B-2 Term Loan, any net yield for such Incremental Term Loan is in excess of 25 basis points above the comparable margin set forth for Tranche B-2 Term Loans in the definition of Applicable Margin, the Applicable Margin for outstanding Tranche B-2 Term Loans shall automatically be increased, as of the effective date of the applicable Incremental Loan Amendment, to any extent required so that the margin applicable thereto is 25 basis points less than the margin for such Incremental Term Loan without any action or consent of Borrower, the Administrative Agent or any Lender. The Administrative Agent shall approve any financial institution wishing to provide an Incremental Revolving Commitment, such approval not to be unreasonably withheld.

SECTION 5. REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make the Loans and to induce the Issuing Lender to issue, and the Participating Lenders to participate in, the Letters of Credit, Borrower and Holdings hereby represent and warrant to each Lender and the Administrative Agent as of the Amendment and Restatement Date (it being understood that notwithstanding anything to the contrary, Holdings and its Subsidiaries did not acquire the System until the Closing Date) and (except as otherwise stated to be as of a different date as of the date of the making of any extension of credit hereunder):

5.1. Financial Statements; Financial Condition. (a) The unaudited pro forma consolidated balance sheet of Holdings at September 30, 2003 (the “Pro Forma Balance Sheet”) and the related unaudited pro forma statements of operations for the year ended December 31, 2002 and the nine-month period ended September 30, 2003 (collectively, the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to each Lender, have been prepared giving effect to the consummation of the Original Transactions as if they had occurred on September 30, 2003 in the case of such balance sheet and on January 1, 2002 in the case of such statements of operations. The Pro Forma Financial Statements have been prepared in good faith by Borrower, based on assumptions Borrower believes to be reasonable, accurately reflect in all material respects all adjustments required to be made to give effect to the Original Transactions and present fairly in all material respects on a Pro Forma Basis the financial position and results of operations of Holdings and its Subsidiaries as at and for such dates, assuming that the Original Transactions had actually occurred at such dates.

(b) All financial statements delivered pursuant to subsection 6.1(u) of the Original Credit Agreement, 7.1(a) or 7.1(b) present fairly in all material respects the financial condition, results of operations and cash flows of the entities to which they relate as of the dates and for the periods indicated. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as disclosed therein and except that any such unaudited financial statements lack footnote disclosure and normal year-end audit adjustments).

(c) Except as set forth in the financial statements delivered pursuant to subsection 6.1(u) of the Original Credit Agreement, after giving effect to the Indebtedness, customary liabilities in respect of expenses incurred in connection with the Original Transactions and liabilities incurred in the ordinary course of business of the Systems or the Credit Parties since the date of the most recent such financial statements, as of the Original Effective Date and as of the Closing Date there are no material liabilities of the Credit Parties of any kind (including, without limitation, liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives) required to be set forth on a balance sheet or in the notes thereto prepared in accordance with GAAP, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which is reasonably likely to result in such a liability.

5.2. No Change. Since September 30, 2003, after giving effect to the Transactions, there has been no change, development or event which, individually or when taken together with all other circumstances, changes or events, has had, or could reasonably be expected to have, a Material Adverse Effect.

5.3. Existence; Compliance with Law. Each of Holdings and its Subsidiaries (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has full power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals (including, without limitation, all Franchises and all permits granted by the Federal Communications Commission) necessary to enable it to use its corporate name and to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (c) is duly qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure so to qualify, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all applicable statutes, laws (including Environmental Laws), ordinances, rules, orders, permits (including Environmental Permits) and regulations of any Governmental Authority or instrumentality, domestic or foreign (including, without limitation, those related to Hazardous Materials and substances), except where noncompliance individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Neither

Holdings nor any of its Subsidiaries has received any written communication from a Governmental Authority that alleges that Holdings, or any of its Subsidiaries is not in compliance with federal, state, local or foreign laws, ordinances, rules and regulations, or any Franchise except to the extent such noncompliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.4. Power; Authorization. Each Credit Party has the power and authority to execute, deliver and perform each of the Credit Documents to which it is a party, and Borrower has the power and authority and legal right to borrow hereunder and to have Letters of Credit issued for its account hereunder. Each Credit Party has taken all necessary action to authorize the execution, delivery and performance of each of the Credit Documents to which it is or will be a party and Borrower has taken all necessary action to authorize the borrowings hereunder and the issuance of Letters of Credit for its account hereunder. No consent or authorization of, or filing with, any Person (including, without limitation, any Governmental Authority) is required in connection with the execution, delivery or performance by any Credit Party, or for the validity or enforceability in accordance with its terms against any Credit Party, of any Credit Document currently in effect except for (i) consents, authorizations and filings which have been obtained or made and are in full force and effect, (ii) such consents, authorizations and filings which the failure to obtain or perform, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and (iii) such filings as are necessary to perfect the Liens of the Lenders created pursuant to this Agreement and the Security Documents.

5.5. Enforceable Obligations. This Agreement has been, and each of the other Credit Documents will be, duly executed and delivered on behalf of each Credit Party that is party thereto. This Agreement constitutes, and each of the other Credit Documents currently intended to be in effect constitute or will constitute, as the case may be, upon execution and delivery thereof, the legal, valid and binding obligation of each Credit Party that is party thereto, and is enforceable against each Credit Party that is party thereto in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

5.6. No Legal Bar. None of the execution, delivery or performance by each Credit Party of each Credit Document currently intended to be in effect to which it is a party and the incurrence and use of the proceeds of the Loans and the issuance of and of drawings under the Letters of Credit (a) will violate any Requirement of Law, constitutive document or any Contractual Obligation applicable to or binding upon such Credit Party or any of their respective Subsidiaries or any of their respective properties or assets, in any manner which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) will result in the creation or imposition of any Lien on any of its properties or assets pursuant to any Requirement of Law applicable to it, as the case may be, or any of its Contractual Obligations, except for the Liens arising under the Security Documents and Permitted Liens.

5.7. No Material Litigation. Except as disclosed in Schedule 5.7, there is no pending or, to the knowledge of any Credit Party, threatened claim, legal action, arbitration or other legal, governmental, administrative or tax proceeding or any order, complaint, decree or judgment involving or affecting the Transactions, Holdings or any of its Subsidiaries or any of their respective properties, assets, operations or businesses which have had, or are reasonably likely to have, a Material Adverse Effect.

5.8. Investment Company Act. No Credit Party is an “investment company” or a company “controlled” by an “investment company” (as each of the quoted terms is defined or used in the Investment Company Act of 1940, as amended) that is required to be registered under such Act.

5.9. Federal Regulation. The extensions of credit hereunder will not be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as in effect on the Closing Date and from time to time thereafter in effect or for any purpose that violates the provisions of the regulations of the Board. If requested by any Lender or the Administrative Agent, Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U. Following application of the proceeds of each extension of credit hereunder, not more than 25 percent of the value of the assets of any Credit Party will be Margin Stock (as defined in Regulation U). No Credit Party is subject to regulation under any law or regulation which limits its ability to incur Indebtedness, other than Regulation X of the Board.

5.10. No Default. Each of Holdings and its Subsidiaries have performed all material obligations required to be performed by them under their respective Contractual Obligations (including after giving effect to the Transactions) and they are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder, except to the extent that such breach or default, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries (including after giving effect to the Transactions) is in default under any material judgment, order or decree of any Governmental Authority, domestic or foreign, applicable to it or any of its respective properties, assets, operations or business, except to the extent that any such defaults could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.11. Taxes. Each of Holdings and its Subsidiaries (including after giving effect to the Transactions) (i) has timely filed or caused to be timely filed all tax returns, statements, forms and reports (domestic or foreign) which are required to be filed (and all such tax returns were true and correct in all material respects when and as filed) and (ii) has timely paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than with respect to any Taxes (x) the amount of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves (or other sufficient provisions) in conformity with GAAP have been provided on the books of Holdings or one of its Subsidiaries (including after giving effect to the Transactions), as the case may be, and (y) which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect).

5.12. Subsidiaries. After giving effect to the consummation of the Transactions, (i) Holdings owns 100% of the capital stock of Borrower and has no direct or indirect Subsidiaries other than Atlantic Broadband Holdings, Inc., a Delaware corporation, Borrower and its Subsidiaries and (ii) the Subsidiaries of Borrower, their jurisdictions of incorporation, the number of units of each class of its Capital Stock authorized and the number outstanding and the number of units covered by all outstanding options, warrants, rights of conversion or purchase and similar rights, and their equity holders, in each case, as of the Closing Date and the Amendment and Restatement Date shall be as set forth on Schedule 5.12 to this Agreement. All Capital Stock of each Subsidiary of Borrower (i) that is a corporation is duly and validly issued and is fully paid and non-assessable and (ii) that is a limited liability company is duly and validly issued without any obligation to make additional capital contributions and in each case, is owned, of record and beneficially, by Borrower, directly or indirectly.

5.13. Ownership of Property; Liens. As of the Closing Date and as of the making of any extension of credit hereunder (subject to transfers and dispositions of property permitted under subsection 8.5), each of Holdings and its Subsidiaries has good and valid title (or, in the case of Intellectual Property, a valid license) to all of its material assets necessary for the conduct of its business (other than (x) Real Property and (y) minor irregularities or deficiencies in title which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect), in each case free and clear of all Liens except Permitted Liens. With respect to each Mortgaged Property and each Real Property owned by Holdings and its Subsidiaries listed on Schedule 5.13 to the Original Credit Agreement, as of the Original Closing Date and with respect to each Real Property leased by Holdings and its Subsidiaries listed on Schedule 5.13 hereto as of the Amendment and Restatement Date, each of Holdings or its applicable Subsidiary has (i) good and marketable fee title thereto, all of which are listed on Schedule 5.13 to the Original Credit Agreement or hereto, as the case may be, in each case under the heading “Fee Properties” (each, a “Fee Property”), (ii) valid and enforceable leasehold interests in the leasehold estates in all of the real property leased by it that is used in the operations, or the business, of the Credit Parties and their Subsidiaries, which leased real property is listed on Schedule 5.13 to the Original Credit Agreement or hereto, as the case may be, in each case under the heading “Leased Properties” (each, a “Leased Property”) and (iii) good and valid and enforceable rights to use the other real property, including easements, licenses, rights to access, rights-of-way and other real property interests, that are used in the operations of the Credit Parties and their subsidiaries, as listed on Schedule 5.13 to the Original Credit Agreement or hereto, as the case may be, in each case under the heading “Other Real Property” (each an “Other Real Property”), in each case, free and clear of all Liens of any nature whatsoever, except (a) as to Fee Property, Permitted Encumbrances and (b) as to Leased Property, the terms and provisions of the respective lease therefor, including, without limitation, the matters set forth on Schedule 5.13 to the Original Credit Agreement, and any matters affecting the fee title and any estate superior to the leasehold estate related thereto. The Fee Properties, the Leased Properties and the Other Real Property constitute, as of the Amendment and Restatement Date, all of the material real property owned in fee or leased by Holdings and its Subsidiaries and used or held for use by Holdings and its Subsidiaries. No Credit Party has received notice of pending condemnation or similar proceedings affecting any of the Real Property and to each Credit Party’s knowledge no such action is currently contemplated or threatened in each case other than with respect to the proceedings in connection with the property located at 201 South Mechanic Street, Cumberland, Maryland.

5.14. ERISA. (a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by an amount that could reasonably be expected to have a Material Adverse Effect the fair market value of the assets of all such underfunded Pension Plans. Each ERISA Entity is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan, except to the extent any noncompliance could not reasonably be expected to have a Material Adverse Effect.

(b) Neither Holdings nor any of its Subsidiaries maintains or contributes to any benefit plan, program, policy, arrangement or agreement with respect to employees (or former employees) employed outside the United States under which Holdings or any of its Subsidiaries could incur any liability having a Material Adverse Effect.

5.15. Collateral Documents. (a) As of the Closing Date, the Security Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable Lien on and security interest in all rights, title and interest of the Credit Parties in the pledged securities described therein and, when certificates representing or constituting the pledged securities described in the Security Agreement are delivered to the Administrative Agent, such security interest shall constitute a perfected first Lien on, and security interest in, all right, title and interest of the pledgor party thereto in the pledged securities described therein (to the extent such matter is governed by the law of the United States or a jurisdiction therein). No filings or recordings are required in order to perfect the security interest created in the pledged securities described in the Security Agreement and the proceeds thereof other than filings on Form UCC-1 (which filings have been made) and no consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary or desirable in connection with the creation, perfection or first priority status of the security interest of the Administrative Agent in any pledged securities or the exercise by the Administrative Agent of the voting or other rights provided for in the Security Agreement or the exercise of remedies in respect thereof.

(b) As of the Closing Date, the Security Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable Lien on and security interest in all right, title and interest of the Credit Parties in the collateral described therein (to the extent such matter is governed by the law of the United States or a jurisdiction therein), and UCC financing statements have been filed in each of the jurisdictions listed on Schedule 5.15(b) to the Original Credit Agreement, or arrangements have been made for such filing in such jurisdictions, and upon such filing or such other filings referenced in subsection 5.15(d), and upon the taking of possession or control by the Administrative Agent of any such collateral the security interests in which may be perfected only by possession or control (to the extent possession or control by the Administrative Agent is required by the Security Agreement), such security interests, subject to the existence of Permitted Liens, constitute perfected first priority Liens on, and security interests in, all right, title and interest of the debtor party thereto in the collateral described therein, except to the extent that a security interest cannot be perfected therein by the filing of a financing statement or the taking of possession under the UCC of the relevant jurisdiction (or, if a security interest can be perfected only by possession or control, to the extent possession or control by the Administrative Agent is not required pursuant to the Security Agreement). Each Credit Party has good and marketable title (or, in the case of Intellectual Property, a valid license) to all Collateral pledged by it under the Security Agreement, free and clear of all Liens except those described above in this clause (b) and except for Permitted Liens.

(c) Each Mortgage is effective to create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in and Lien on the rights, title and interest of the applicable Credit Party thereto in the collateral described therein, and upon proper recording the Mortgages in the jurisdictions listed on Schedule 5.13 (or, in the case of a Mortgage delivered pursuant to subsection 7.9, the jurisdiction in which the property covered by such Mortgage is located), such security interests and Lien will, subject to the existence of Permitted Encumbrances, constitute first priority liens on, and perfected security interests in, all rights, title and interest of the debtor party thereto in the collateral described therein.

(d) The recordation of the Security Agreement (or a short form thereof) in U.S. Patents and Trademarks in the United States Patent and Trademark Office together with filings on Form UCC-1 made pursuant to the Security Agreement are effective, under applicable law, to perfect the security interest, as collateral security for the payment and performance of the Loans and the other Obligations, granted to the Administrative Agent for the benefit of the Lenders in the registered trademarks and patents covered by such Security Agreement in U.S. Patents and Trademarks and the recordation of the Security Agreement in U.S. Copyrights with the United States Copyright Office together with filings on Form UCC-1 made pursuant to the Security Agreement are effective under federal law to perfect the security interest, as collateral security for the payment and performance of the Loans and the other Obligations, granted to the Administrative Agent for the benefit of the Lenders in the registered copyrights covered by such Security Agreement in U.S. Copyrights.

(e) As of the Closing Date, the Security Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable Lien on and security interest in all rights, title and interest of the Credit Parties in the Commercial Motor Vehicles (as such term is defined in the Security Agreement) and any and all Accessions (as such term is defined in the UCC) thereto and notations on the Certificates of Title for each of the Commercial Motor Vehicles filed in each of the jurisdictions listed on Schedule 17 to the perfection certificate delivered pursuant to subsection 6.1(n) of the Original Credit Agreement have been made, and such security interests, subject to the existence of Permitted Liens, constitute perfected first priority Liens on, and security interests in, all right, title and interest of the debtor party thereto in the Commercial Motor Vehicles and Accessions (as defined in the UCC) thereto.

5.16. Copyrights, Patents, Permits, Trademarks and Licenses. Schedules 13(a), (b), (c) and (d) of the perfection certificate delivered pursuant to subsection 6.1(n) of the Original Credit Agreement sets forth a true and complete list as of the Closing Date after giving effect to the Transactions of all registered Intellectual Property owned by Holdings or any of its Subsidiaries, and, with respect to registered trademarks (if any), contains a list of all jurisdictions in which such trademarks are registered or applied for and all registration and application numbers. Except as disclosed in Schedules 13(a), (b), (c) and (d) of the perfection certificate delivered pursuant to subsection 6.1(n) of the Original Credit Agreement, as of the Closing Date after giving effect to the Transactions, Holdings or one of its Subsidiaries owns or has the right to use the Intellectual Property and applications therefor referred to in such schedule. Except as disclosed in Schedule 13(a), (b), (c) and (d) of the perfection certificate delivered pursuant to subsection 6.1(n) of the Original Credit Agreement, no claims are pending by any Person with respect to the ownership, validity, enforceability or of Holdings’ or any of its Subsidiary’s use of such Intellectual Property or applications therefor, challenging or questioning the validity or effectiveness of any of the foregoing, in any jurisdiction, domestic or foreign, except to the extent such claims, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17. Environmental Matters. Except as set forth on Schedule 5.17 and except insofar as any exceptions to the following, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(a) the properties owned, leased or otherwise operated by Holdings or any of its Subsidiaries do not contain, and have not previously contained, therein, thereon or thereunder, including, without limitation, the soil and groundwater thereunder, any Hazardous Materials in amounts or concentrations that constitute a violation of, or could reasonably be expected to give rise to liability under, Environmental Laws;

(b) There are no facts, circumstances or conditions that could reasonably be expected to (i) result in a violation of any Environmental Law by Holdings or any of its Subsidiaries that could interfere with the continued operation of, or impair the otherwise fair saleable value of the properties owned, leased or otherwise operated by Holdings or any of its Subsidiaries or (ii) result in a violation of or otherwise give rise to liability on the part of Holdings or any of its Subsidiaries under any Environmental Laws in respect of Hazardous Materials;

(c) neither Holdings nor any of its Subsidiaries has received or is aware of any complaint, notice of violation, alleged violation or notice of investigation or of potential liability under Environmental Laws with regard to Holdings or any of its Subsidiaries, or any properties owned, leased or otherwise operated by any of them, nor does Holdings or any of its Subsidiaries have knowledge that any such action is being threatened;

(d) there are no administrative actions or judicial proceedings pending or, to the knowledge of any Credit Party, threatened under any Environmental Law to which Holdings or any of its Subsidiaries is or could reasonably be expected to be a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders or agreements to which Holdings or any of its Subsidiaries is a party, which could reasonably be expected to result in liability or costs on the part of Holdings or any of its Subsidiaries under any Environmental Law;

(e) no Lien has been recorded or, to the knowledge of any Credit Party, threatened under any Environmental Law with respect to any Fee Property or assets of Holdings or any of its Subsidiaries and no Lien has been recorded or, to the knowledge of any Credit Party, threatened under any Environmental Law with respect to any other Real Property of Holdings or any of its Subsidiaries that could reasonably be expected to result in liability or costs on the part of Holdings or any of its Subsidiaries under any Environmental Law;

(f) no Fee Property is (x) listed, or to the knowledge of any Credit Party proposed for listing, on the National Priorities List promulgated pursuant to the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), or (y) listed on the Comprehensive Environmental Response, Compensation and Liability Information System List promulgated pursuant to CERCLA, or (z) included on any similar list maintained by any Governmental Authority and there is no such listing, or to the knowledge of any Credit Party proposed listing, with respect to any other Real Property of Holdings or any of its Subsidiaries that could reasonably be expected to result in liability or costs on the part of Holdings or any of its Subsidiaries under any Environmental Law; and

(g) neither Holdings nor any of its Subsidiaries is required to take or finance any investigatory, response or other corrective action or is currently conducting any investigatory, response or other corrective action pursuant to any Environmental Law at any Real Property or at any other location, nor has any of Holdings or any of its Subsidiaries assumed by contract, agreement or operation of law any obligation of any other Person under any Environmental Law.

5.18. Accuracy and Completeness of Information. All factual information heretofore or contemporaneously furnished by or on behalf of Holdings or any of its Subsidiaries to the Administrative Agent, either Arranger or any Lender in writing (including all information contained in the Credit Documents and the Confidential Information Memorandum dated January 2004 delivered to the Lenders under the Original Credit Agreement in connection with the syndication of the Facilities (the “Confidential Information Memorandum”)) for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other factual information hereafter furnished by or on behalf of any such Persons in writing to the Administrative Agent, either Arranger or any Lender will be, true and accurate in all material respects on the date as of which such information is dated and, taken together, not incomplete by omitting to state any material fact necessary to make such information not misleading at such time in light of the circumstances under which such information was provided; provided that, with respect to projections Borrower represents only that the projections contained in such materials are based on good faith estimates and assumptions believed by Borrower to be reasonable and attainable at the time made. There is no fact known to any Credit Party that could reasonably be expected to have a Material Adverse Effect or that would be material to an understanding of the financial condition, business, properties or prospects of any Credit Party that has not been expressly disclosed herein, in the other Credit Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Credit Documents. The Credit Parties understand that all such statements, representations and warranties shall be deemed to have been relied upon by the Lenders as a material inducement to make each extension of credit hereunder.

5.19. Labor Matters. Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice. There is (i) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries or, to the knowledge of any Credit Party, threatened against Holdings or any of its Subsidiaries, before the National Labor Relations Board or any other Governmental Authority, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Holdings or any of its Subsidiaries or, to the knowledge of any Credit Party after due inquiry, threatened against Holdings or any of its Subsidiaries, (ii) no strike, labor dispute, slowdown or stoppage pending against Holdings or any of its Subsidiaries or, to the knowledge of any Credit Party, after due inquiry, threatened against Holdings or any of its Subsidiaries and (iii) to the best knowledge of any Credit Party after due inquiry, no union representation question existing with respect to the employees of Holdings or any of its Subsidiaries and, to the knowledge of any Credit Party, no union organizing activities are taking place, except such as could not, with respect to any matter specified in clause (i), (ii) or (iii) above, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.20. Solvency. Immediately before and after the consummation of the Transactions and each extension of credit hereunder (including the Tranche B-2 Term Loans), each Credit Party was and will be Solvent.

5.21. Use of Proceeds. Borrower will use the proceeds of (i) the Tranche B-2 Term Loans made on the Amendment and Restatement Date to repay in full Borrower’s Tranche A Term Loan and Tranche B-1 Term Loan under the First Amended and Restated Credit Agreement, to repay a portion of Borrower’s Revolving Loans under the First Amended and Restated Credit Agreement, to pay a dividend to Parent to enable Parent to repurchase a portion of Parent’s outstanding series A preferred units and to pay related fees and expenses, and (ii) all Revolving Credit Loans after the Closing Date for Permitted Acquisitions, working capital and general corporate purposes.

5.22. Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

5.23. [Reserved].

5.24. Asset Purchase Documents; Representations and Warranties in Agreement. (a) Schedule 5.24(a) to the Original Credit Agreement lists (i) each agreement relating primarily to the New Notes, and (ii) each material agreement and other document (as determined in Borrower’s reasonable judgment) entered into, executed or delivered or to become effective in connection with the acquisition of the System and Schedule 5.24(b) to the Original Credit Agreement lists the Equity Documents, the Asset Purchase Agreement and each material exhibit, schedule, annex or other attachment to thereto. The Lenders have been furnished true and complete copies of all the Equity Documents and Acquisition Documentation to the extent executed and delivered on or prior to the Closing Date.

(b) All representations and warranties of Holdings and its Subsidiaries set forth in the Asset Purchase Agreement were true and correct in all material respects as of the time such representations and warranties were made and shall be true and correct in all material respects as of the Closing Date as if such representations and warranties were made on and as of such date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

5.25. Capitalization. (a) The authorized Capital Stock of Holdings and Borrower consists of 1,000 common membership interests, 1,000 of which are issued and outstanding and 1,000 common membership interests, 1,000 of which are outstanding, respectively. All such outstanding common membership interests have been duly and validly issued without any obligation to make additional capital contributions and are free of preemptive rights. As of the Closing Date and the Amendment and Restatement Date except as listed on Schedule 5.25(a) to the Original Credit Agreement, Holdings has no outstanding securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock.

(b) An accurate organizational chart, showing the ownership structure of Holdings and its Subsidiaries on the Amendment and Restatement Date, and after giving effect to the Transactions, is set forth on Schedule 5.25(b) to this Agreement.

5.26. Indebtedness. Schedule 5.26 sets forth a true and complete list of all Indebtedness (other than Loans under this Agreement and the related Guarantees and the New Notes and the related Guarantees) of Holdings, Borrower and their respective Subsidiaries as of the Amendment and Restatement Date, and after giving effect to the Transactions, and which is to remain outstanding after giving effect to the incurrence of Loans on such date (excluding the Loans and the Letters of Credit, the “Existing Indebtedness”), in each case showing the aggregate principal amount thereof and the name of the respective borrower and any other entity which directly or indirectly guaranteed such debt. The Obligations are “Senior Indebtedness” within the meaning of the indenture pursuant to which the New Notes are issued.

5.27. Anti-Terrorism Laws. (a) None of Holdings, any of its Subsidiaries or any of their respective Affiliates is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b) None of Holdings, its Subsidiaries or any of their respective Affiliates or their respective brokers or other agents acting or benefiting in any capacity in connection with the Loans is any of the following:

(i) a Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a Person or entity owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a Person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

None of Holdings or any of its Subsidiaries or, to the knowledge of Holdings, any of their respective brokers or other agents acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

SECTION 6. CONDITIONS PRECEDENT

6.1. Conditions to Amendment and Restatement. The obligation of each Tranche B-2 Lender to make its Tranche B-2 Term Loans on the Amendment and Restatement Date is subject to the satisfaction or waiver by such Tranche B-2 Lender immediately prior to or concurrently with the making of such Tranche B-2 Term Loans of each of the conditions in subsection 6.2 and the following conditions:

(a) Agreement. The Administrative Agent shall have received a counterpart of this Agreement, duly executed and delivered by an Officer of Borrower, Holdings and each Subsidiary Guarantor.

(b) Amendment Agreement. All conditions in Section 4 of the Amendment Agreement shall have been satisfied.

6.2. Conditions to All Loans and Letters of Credit. The obligation of (x) each Lender to make any Loan (other than any Revolving Credit Loan (i) the proceeds of which are to be used to repay Refunded Swing Line Loans or (ii) to be made as contemplated by subsections 3.8(b) and (c), which shall be made unless an event of the type described in paragraph (f) of Section 9 has occurred and is continuing) and (y) the Issuing Lender to issue any Letter of Credit, is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date:

(a) Representations and Warranties. Each of the representations and warranties made in or pursuant to Section 5 or which are contained in any other Credit Document shall be true and correct on and as of the date of such Loan or of the issuance of such Letter of Credit as if made on and as of such date (unless stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date).

(b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such Borrowing Date or after giving effect to such Loan to be made or such Letter of Credit to be issued on such Borrowing Date.

Each borrowing by Borrower hereunder and the issuance of each Letter of Credit by the Issuing Lender hereunder shall constitute a representation and warranty by Borrower as of the date of such borrowing or issuance that the conditions in clauses (a) and (b) and of this subsection 6.2 have been satisfied.

6.3. Permitted Acquisitions. The obligation of the Lenders to make any Loan or otherwise extend any credit to Borrower, the proceeds of which will be used to make a Permitted Acquisition, is subject to the satisfaction of the conditions set forth in subsection 6.2 and to the further conditions precedent that:

(i) Line of Business Compliance. Immediately after giving effect to such Permitted Acquisition, the Credit Parties would be in compliance with subsection 8.14.

(ii) Satisfactory Environmental Reports. The Administrative Agent shall have received a Phase I environmental report with respect to any Permitted Acquisition the consideration for which is in excess of $10.0 million, to the extent reasonably required by the Administrative Agent the results of which shall be satisfactory to the Administrative Agent acting reasonably.

(iii) Receipt of Applicable Acquisition Documents. With respect to any Permitted Acquisition the consideration for which is in excess of $10.0 million, the Administrative Agent shall have received the acquisition agreement and all other documents and agreements related to such Permitted Acquisition (the “Applicable Acquisition Documents”) and the terms and provisions thereof shall be in form and substance satisfactory to the Administrative Agent acting reasonably and such Permitted Acquisition shall be consummated in accordance with the terms of the Applicable Acquisition Documents and all Requirements of Law.

(iv) Financial Statements. Borrower will use its reasonable best efforts to deliver to the Administrative Agent and the Lenders prior to the date of consummation of such Permitted Acquisition, financial statements of the entity to be acquired, including but not limited to audited balance sheets and reports of certified public accountants (in the case of an Acquisition involving total consideration in excess of $10 million); financial projections and budgets; and any other information and documents relating to the entity to be acquired, in each case as may be reasonably requested by the Administrative Agent.

(v) Lien Searches. Borrower shall have delivered to the Administrative Agent, certified copies of lien search reports, tax lien, judgment lien and pending lawsuit searches or equivalent reports each of a recent date listing all effective financial statements or comparable documents that name the entity to be acquired or Subsidiary of the entity to be acquired as debtor and that are filed in those jurisdictions in which any property of each such Person is located and each such Person’s principal place of business is located, none of which encumber the Collateral covered by the Security Documents except for Permitted Liens. Borrower shall have provided evidence reasonably satisfactory to the Administrative Agent that all Liens applicable to the Capital Stock of the entity to be acquired and Liens (other than Permitted Liens) on the property of the entity to be acquired and of each Subsidiary of the entity to be acquired have been released and terminated.

(vi) Receipt of Security Interests. All Collateral to be acquired shall have been pledged pursuant to the Security Documents in accordance with subsection 7.9 hereof and the Lenders shall have a perfected first priority security interest therein subject to no Liens, except for the Liens created by the Securities Documents and Liens permitted under the Security Documents for such Collateral.

SECTION 7. AFFIRMATIVE COVENANTS

Holdings and Borrower hereby agree that, so long as any of the Commitments remain in effect, any Loan, Note or L/C Obligation remains outstanding and unpaid, any amount remains available to be drawn under any Letter of Credit (unless cash in an amount equal to such amount has been deposited to a cash collateral account established by the Administrative Agent) or any other amount is owing to any Lender or the Administrative Agent hereunder or under any of the other Credit Documents, Holdings and Borrower shall, and, in the case of the agreements contained in subsections 7.3 through 7.6, and 7.8 through 7.11, Borrower shall cause each of its Subsidiaries to:

7.1. Financial Statements. Furnish to the Administrative Agent (with sufficient copies for each Lender (which the Administrative Agent shall deliver promptly to each Lender)):

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of Holdings, a copy of the consolidated and consolidating balance sheet of Holdings and its Subsidiaries and each of Holdings’ reportable segments, in each case as at the end of such fiscal year and the related consolidated and consolidating statements of operations, members’ equity and cash flows for such fiscal year, setting forth in comparative form the figures for the previous year and accompanied by a report thereon, without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, or qualification which would affect the computation of financial covenants, of independent certified public accountants of nationally recognized standing;

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of Holdings, the unaudited consolidated and consolidating balance sheet of Holdings and its Subsidiaries and each of Holdings’ reportable segments, in each case as at the end of each such quarter and the related unaudited consolidated and consolidating statements of operations and cash flows for such quarterly period and the portion of the fiscal year of Holdings through such date, setting forth, to the extent applicable, in comparative form the figures for the corresponding quarter in, and year to date portion of, the previous year, and the figures for such periods in the budget prepared by Borrower and furnished to the Administrative Agent, certified by Holdings in an Officer’s Certificate executed on its behalf by a Responsible Officer of Holdings as fairly presenting the consolidated financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments);

(c) as soon as available, but in any event not later than 45 days after the beginning of each fiscal year of Holdings, a preliminary consolidated operating budget for Holdings and its Subsidiaries; and as soon as available, any material revision to or any final revision of any such preliminary annual operating budget or any such consolidated operating budget; and

(d) within 45 days after the end of each fiscal month ending December 31, 2004, financial information regarding Holdings and its Subsidiaries and each of Holdings’ reportable segments, in each case consisting of consolidated and consolidating unaudited balance sheets as of the close of such month and the related consolidated and consolidating statements of income (on a consolidated basis only) for such month and that portion of the current fiscal year ending as of the close of such month, setting forth in comparative form the figures contained in the latest business plan provided for the current fiscal year, in each case certified by Holdings in an Officer’s Certificate executed on its behalf by a Responsible Officer of Holdings as fairly presenting the consolidated and consolidating financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments), all such financial statements described in subsections 7.1(a) and (b) to be complete and correct in all material respects (subject, in the case of interim statements, to normal year-end audit adjustments and the absence of footnotes) and to be prepared in reasonable detail and in accordance with GAAP.

7.2. Certificates; Other Information. Furnish to the Administrative Agent (with sufficient copies for each Lender, which the Administrative Agent shall promptly deliver to each Lender):

(a) concurrently with the delivery of the consolidated financial statements referred to in subsection 7.1(a), a letter from the independent certified public accountants reporting on such financial statements stating that in making the examination necessary to express their opinion on such financial statements no knowledge was obtained of any Default or Event of Default under subsections 8.7 and 8.9, except as specified in such letter;

(b) within 15 days of the delivery of the financial statements referred to in subsections 7.1(a) and (b) (except that the certificate referred to in clauses (iii) and (iv) below shall be delivered concurrently with such financial statements), an Officer’s Certificate in form and substance reasonably acceptable to the Administrative Agent stating that during such period

(i) no Subsidiary has been formed or acquired (or, if any such Subsidiary has been formed or acquired, Borrower has complied with the requirements of subsection 7.9),

(ii) neither Holdings nor any of its Subsidiaries has changed its name or jurisdiction of organization without complying with the requirements of this Agreement and the Security Documents with respect thereto or otherwise stating that such information is included in the perfection certificate supplement delivered pursuant to subsection 7.2(j),

(iii) Holdings and its Subsidiaries have observed or performed all of the covenants and other agreements, and satisfied every material condition, contained in this Agreement and the other Credit Documents to be observed, performed or satisfied by it, and that the officer executing such Officer’s Certificate on Borrower’s behalf has obtained no knowledge of any Default or Event of Default, in each case, except as specified in such certificate,

(iv) and showing in detail as of the end of the related accounting period the figures and calculations supporting such statement in respect of paragraph (d) of subsection 8.1, paragraphs (b) and (e) of subsection 8.3 and subsections 8.6 through 8.11 and any other calculations reasonably requested by the Administrative Agent with respect to the quantitative aspects of the other covenants contained herein;

(c) promptly upon receipt thereof, copies of all final reports submitted to Holdings or any of its Subsidiaries by independent certified public accountants in connection with each annual, interim or special audit of the books of Holdings or any of its Subsidiaries made by such accountants, and any final comment letter submitted by such accountants to management in connection with their annual audit;

(d) promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available to the public generally by Holdings or any of its Subsidiaries, if any, and all regular and periodic reports and all final registration statements and final prospectuses, if any, filed by Holdings or any of its Subsidiaries with any securities exchange or with the SEC or any Governmental Authority succeeding to any of its functions;

(e) concurrently with the delivery of the financial statements referred to in subsections 7.1(a) and (b), a management summary describing and analyzing the performance of Holdings and its Subsidiaries during the periods covered by such financial statements;

(f) within 45 days after the end of each fiscal quarter, a summary of all Asset Sales during such fiscal quarter including the amount of all Net Proceeds from such Asset Sales not previously applied to prepayments of the Loans pursuant to the proviso to subsection 4.5(c), accompanied by an Officer’s Certificate of Holdings executed on its behalf by an Officer of Holdings to the effect that Holdings and its Subsidiaries intend to apply the Net Proceeds from such Asset Sales in accordance with clause (b) of the definition of Net Proceeds;

(g) promptly, such additional financial and other information as the Administrative Agent may from time to time reasonably request;

(h) promptly upon the occurrence of the APA Termination Date, notice thereof;

(i) promptly, and in any event within three Business Days after an Officer of Holdings or Borrower obtains knowledge thereof, notice of the occurrence of any event which constitutes a Default or Event of Default specifying the nature and extent thereof and what action Borrower proposes to take with respect thereto; and

(j) concurrently with the delivery of the Officer’s Certificate required pursuant to subsection 7.2(b), a perfection certificate supplement substantially in the form of Exhibit O-2 to the Original Credit Agreement or a statement in such Officer’s Certificate that there has been no change in the information included in the perfection certificate as most recently supplemented.

7.3. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations and liabilities of whatever nature, except (a) when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Holdings or any of its Subsidiaries, as the case may be, (b) for delinquent obligations which do not have a Material Adverse Effect, (c) for trade and other accounts payable in the ordinary course of business which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of Holdings or any of its Subsidiaries, as the case may be and (d) in the event any failure to discharge or otherwise satisfy any such obligation or liability results in the incurrence of a Lien against any of the collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions.

7.4. Conduct of Business and Maintenance of Existence. Except as disclosed in Schedules 5.13 and 5.16 to the Original Credit Agreement and as otherwise permitted by subsections 8.4 and 8.5, preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all material rights, material privileges, franchises, copyrights, patents, trademarks and trade names necessary or desirable in the normal conduct of its business except for rights, privileges, franchises, copyrights, patents, trademarks and trade names the loss of which would not, in the aggregate, have a Material Adverse Effect; and comply with all applicable Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, have a Material Adverse Effect. This paragraph shall not be deemed to restrict Holdings or any of its Subsidiaries from abandoning or failing to pursue or enforce any Intellectual Property or registrations or applications therefor, which actions or inactions are taken in Holdings’ or its Subsidiary’s commercially reasonable discretion and would not, in the aggregate, have a Material Adverse Effect.

7.5. Maintenance of Property; Insurance. (a) Keep all Real Property, other property and assets useful and necessary in its business in good working order and condition (ordinary wear and tear excepted).

(b) Subject to the other provisions of this subsection 7.5, maintain at its own expense with insurers that have an A.M. Best rating of A- or better insurance on all its property and assets in at least such amounts and with only such deductibles as are usually maintained by, and against at least such risks (to the extent relating to the Collateral such other insurance against such risks as the Administrative Agent and the Arrangers may from time to time reasonably require) as are usually insured against in the same general area by, companies engaged in the same or a similar business, and in form, with terms and conditions, limits and deductibles as shall be acceptable to the Administrative Agent, and furnish to each Lender, upon written request of any Lender (made through the Administrative Agent), full information as to the insurance carried.

(i) All Risk Property Insurance. Borrower shall maintain all risk property insurance covering against physical loss or damage, including but not limited to fire and extended coverage, collapse, flood, earth movement and comprehensive machinery breakdown coverage (including electrical malfunction and mechanical breakdown). Such insurance shall not contain any exclusion for resultant damage caused by faulty workmanship, design or materials. Coverage shall be written on a replacement cost basis in an amount acceptable to the Administrative Agent. Such insurance policy shall contain an agreed amount endorsement waiving any coinsurance penalty and shall include expediting expense coverage in an amount not less than $1,000,000; and

(ii) Business Interruption. As an extension of the coverage required under subsection (b)(i) above, Borrower shall maintain business interruption insurance in an agreed amount equal to twelve (12) months projected loss of net profits, continuing expenses (including debt service payments) and shall contain an agreed amount endorsement waiving any coinsurance penalty. Contingent business interruption shall also be included to cover the major suppliers and customers of Borrower. Coverage shall be included for extra expenses and service interruption in an amount not less than $1,000,000. Deductibles shall not exceed thirty (30) days; and

(iii) Comprehensive General Liability Insurance. Borrower shall maintain comprehensive general liability insurance written on an occurrence basis with a limit of not less that $1,000,000. Such coverage shall include, but not be limited to, premises/operations, explosion, collapse, underground hazards, contractual liability, independent contractors, products/completed operations, property damage and personal injury liability coverages. Such insurance shall not exclude coverage for exemplary damages where insurable by law; and

(iv) Workers’ Compensation/Employer’s Liability. Borrower shall maintain Workers’ Compensation insurance in accordance with statutory provisions covering accidental injury, illness or death of an employee of Borrower while at work or in the scope of his employment with Borrower and Employer’s Liability in an amount not less that $1,000,000. Such coverage shall not contain any occupational disease exclusions; and

(v) Automobile Liability. Borrower shall maintain Automobile Liability insurance covering owned, non-owned, leased, hired or borrowed vehicles against bodily injury or property damage. Such coverage shall have a limit of not less than $1,000,000; and

(vi) Excess/Umbrella Liability. The Lessee shall maintain excess or umbrella liability insurance in an amount not less than $25,000,000 written on an occurrence basis providing coverage limits excess of the insurance limits required under sections (b)(iii), (b)(iv) employer’s liability only, and (b)(v). Such insurance shall follow the form of the primary insurances and drop down in case of exhaustion of underlying limits and/or aggregates. Such insurance shall not exclude coverage for punitive or exemplary damages where insurable by law.

(c)(A) Ensure that each insurance policy described in subsection 7.5(b) shall provide that (i) the Administrative Agent is permitted to pay any premium therefor within thirty (30) days after receipt of any notice stating that such premium has not been paid when due; (ii) subject to customary exceptions, all losses thereunder shall be payable notwithstanding any act or negligence of Holdings or any of its Subsidiaries or its agents or employees which otherwise might have resulted in a forfeiture of all or a part of such insurance payments; (iii) to the extent such insurance policy constitutes property insurance, Borrower is the named insured and the Administrative Agent and the Lenders shall be additional insureds, and all losses payable thereunder shall be payable to the Administrative Agent, as loss payee, pursuant to a standard non-contributory New York mortgagee endorsement and shall be in an amount at least sufficient to prevent coinsurance liability; (iv) with respect to liability insurance, the Administrative Agent and the Lenders shall be named as additional insureds. It shall be understood that any obligation imposed upon Borrower, including but not limited to the obligation to pay premiums, shall be the sole obligation of Borrower and not that of the Administrative Agent or the Lenders; (v) with respect to the property policies described in subsections (b)(i) and (b)(ii), the interests of the Administrative Agent and the Lenders shall not be invalidated by any action or inaction of Borrower, or any other Person, and shall insure the Administrative Agent and the Lenders regardless of any breach or violation by Borrower, or any other Person, of any warranties, declarations or conditions of such policies; (vi) inasmuch as the liability policies described in subsections (b)(iii), (b)(iv), (b)(v) and (b)(vi) are written to cover more than one insured, all terms, conditions, insuring agreements and endorsements, with the exception of the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured; and (vii) such insurance shall be primary without right of contribution of any other insurance carried by or on behalf of the Administrative Agent and the Lenders with respect to its interests as such in this transaction and (B) use commercially reasonable efforts to ensure that each insurance policy described in subsection 7.5(b) will provide that (i) the insurers thereunder shall waive all rights of subrogation against the Administrative Agent and the Lenders, any right of setoff or counterclaim and any other right to deduction, whether by attachment or otherwise and (ii) it may not be modified, reduced, cancelled or otherwise terminated without at least thirty (30) days prior written notice to the Administrative Agent.

(d) Not settle any claim under any insurance policies relating to any Destruction, if such claim involves any loss in excess of $5,000,000, without the prior written approval of the Administrative Agent, and Borrower shall cause each such policy to contain a provision to such effect.

(e) At least ten (10) days prior to the expiration of any insurance policy or policies required by this subsection 7.5, deliver to the Administrative Agent such insurance policy or policies renewing or extending such expiring insurance policy or policies, renewal or extension insurance certificates or other reasonable evidence of renewal or extension providing that such insurance policy or policies are in full force and effect, in each case, as shall be reasonably satisfactory to the Administrative Agent.

(f) Not purchase separate insurance policies concurrent in form or contributing in the event of loss with the insurance policies described in subsection 7.5(b), unless the Administrative Agent is included thereon as an additional insured and, if applicable, with loss payable to the Administrative Agent under an endorsement containing the provisions described in subsection 7.5(c) and to promptly notify the Administrative Agent whenever any such separate insurance policy is obtained and promptly deliver to the Administrative Agent the insurance policy or insurance certificate evidencing such insurance, in each case as shall be reasonably satisfactory to the Administrative Agent.

(g) If there shall occur any Destruction involving any loss in excess of $5,000,000, promptly send to the Administrative Agent a notice setting forth the nature and extent of such Destruction; if there shall occur any Taking involving any loss in excess of $5,000,000, promptly notify the Administrative Agent upon receiving notice of such Taking or commencement of proceedings therefor. The Administrative Agent may participate in any proceedings or negotiations which might result in any Taking, and such Credit Party shall deliver or cause to be delivered to the Administrative Agent all instruments reasonably requested by it to permit such participation. Such Credit Party shall pay all reasonable fees, costs and expenses incurred by the Administrative Agent in connection with any Taking and in seeking and obtaining any award or payment on account thereof. The net insurance proceeds and net awards in respect of such Destruction or Taking are hereby assigned and shall be paid to the Administrative Agent. Such Credit Party shall take all steps necessary to notify the condemning authority of such assignment. All net insurance proceeds in respect of any Destruction and net awards in respect of any Taking, shall be applied in accordance with the provisions of subsections 4.5(d) and 12.2.

(h) In the event that the proceeds of any insurance claim are paid after the Administrative Agent has exercised its right to foreclose after an Event of Default, pay such proceeds to the Administrative Agent to satisfy any deficiency remaining after such foreclosure.

(i) On the Closing Date and at Borrower’s option, (x) concurrently with the delivery of the consolidated financial statements referred to in subsection 7.1(a) or (y) at each policy renewal, but in any event not less than annually, Borrower shall provide to the Administrative Agent approved certification from each insurer or by an authorized representative of each insurer. Such certification shall identify the underwriters, the type of insurance, the limits, deductibles, and term thereof and shall specifically list the special provisions delineated in subsection 7.5(c) above, for such insurance required for this subsection 7.5(i).

(j) At the Administrative Agent’s reasonable request and in any event no more that once per fiscal year, Borrower shall use its commercially reasonable efforts to cause Marsh USA, Inc. (or any of its affiliates) or such other independent insurance broker reasonably acceptable to the Administrative Agent, to furnish the Administrative Agent with an opinion stating that all premiums then due have been paid and that, in the opinion of such broker, the insurance then maintained by Borrower is in accordance with this subsection.

(k) In the event Borrower fails to take out or maintain the full insurance coverage required by this subsection 7.5, the Administrative Agent, upon 30 days’ prior notice (unless the aforementioned insurance would lapse within such period, in which event notice should be given as soon as reasonably possible) to Borrower of any such failure, may (but shall not be obligate to) take out the required policies of insurance and pay the premiums on the same. All amounts so advanced thereof by the Administrative Agent for such insurance shall become an additional obligation of Borrower to the Administrative Agent and the Lenders, and Borrower shall forthwith pay such amounts to the Administrative Agent, together with interest thereon from the date so advanced.

(l) Notwithstanding anything to the contrary herein, no provision of this subsection 7.5 or any provision of this Agreement shall impose on the Administrative Agent and the Lenders any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by Borrower, nor shall the Administrative Agent and the Lenders be responsible for any representations or warranties made by or on behalf of Borrower to any insurance broker, company or underwriter. The Administrative Agent, at its sole option, may obtain such insurance if not provided by Borrower and in such event, Borrower shall reimburse the Administrative Agent upon demand for the cost thereof together with interest.

7.6. Inspection of Property; Books and Records; Discussions; Lender Meetings. (a) Keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities which permit financial statements to be prepared in conformity with GAAP and all Requirements of Law; and permit representatives of the Administrative Agent or any Lender upon reasonable notice (made through the Administration Agent and no more frequently than annually unless a Default or Event of Default shall have occurred and be continuing) to visit and inspect any of its properties or assets and examine and make abstracts from any of its books and records (including without limitation insurance policies) at any reasonable time and upon reasonable notice, and to discuss the business, operations, assets and financial and other condition of Borrower and its Subsidiaries with officers and employees thereof and with their independent certified public accountants with prior reasonable notice to, and coordination with, the chief financial officer or the treasurer of Borrower.

(b) Within 120 days after the close of each fiscal year of Holdings, hold a meeting (at a mutually agreeable location and time), which may be done by teleconference (at a mutually agreeable time), with all Lenders who choose to attend such meeting or teleconference, at which meeting or teleconference, as the case may be, shall be reviewed the financial results, the financial condition and the budgets presented of Holdings and its Subsidiaries and other relevant matters.

7.7. Notices. Promptly give notice to the Administrative Agent (to be distributed by the Administrative Agent to the Lenders):

(a) of the occurrence of any Default or Event of Default;

(b) of any (i) default or event of default under any instrument or other agreement, guarantee or collateral document of Holdings, Borrower or any of its Subsidiaries which default or event of default has not been waived and would have a Material Adverse Effect, or (ii) litigation, investigation (of which Borrower is aware) or proceeding which may exist at any time between Holdings, Borrower or any of its Subsidiaries and any Governmental Authority, or receipt of any notice of any environmental claim or assessment against Holdings, Borrower or any of its Subsidiaries by Governmental Authority, which in any such case would have a Material Adverse Effect;

(c) of any litigation or proceeding against or insolvency of Holdings, Borrower or any of its Subsidiaries (i) in which more than $5,000,000 of the amount claimed is not covered by insurance or (ii) in which injunctive or similar relief is sought which if obtained would have a Material Adverse Effect;

(d) promptly, upon the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect, a written notice specifying the nature thereof, what action Holdings, Borrower, its Subsidiaries or other ERISA Entity have taken, are taking or propose to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor, PBGC or Multiemployer Plan sponsor with respect thereto;

(e) upon request by the Administrative Agent, copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any ERISA Entity with the Internal Revenue Service with respect to each Pension Plan; (ii) the most recent actuarial valuation report for each Pension Plan; (iii) all notices received by any ERISA Entity from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Employee Benefit Plan as the Administrative Agent shall reasonably request;

(f) of any occurrence that Holdings or Borrower would be otherwise required to file on Form 8-K with the SEC (if Holdings or Borrower were subject to the filing requirements of the Exchange Act); and

(g) of a Material Adverse Effect known to Borrower or any of its Subsidiaries.

Each notice pursuant to this subsection 7.7 shall be accompanied by an Officer’s Certificate of Borrower executed on its behalf by a Responsible Officer of Borrower setting forth in reasonable detail the occurrence referred to therein and (in the cases of clauses (a) through (d), (f) and (g)) stating what action (if any) Borrower proposes to take with respect thereto. It is understood that, in an effort to comply with its covenants hereunder, Borrower may from time to time deliver notices of events (including events of the types described above) to the Administrative Agent and/or the Lenders, and that the notification of any event or events shall not constitute an admission or determination by Borrower that the event or events covered by such notice have resulted or will result in a Material Adverse Effect.

7.8. Environmental Laws. (a) Except to the extent the failure to do so would not, individually or in the aggregate, result in a Material Adverse Effect (i) comply with all Environmental Laws applicable to it, and obtain, comply with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; (ii) ensure that all of its tenants, subtenants, contractors, subcontractors and invitees comply with all Environmental Laws, and obtain, comply with and maintain any and all Environmental Permits, applicable to any of them; and (iii) comply in a timely manner with all orders and lawful directives regarding Environmental Laws issued to Borrower or any of its Subsidiaries by any Governmental Authority, other than such orders and lawful directives as to which an appeal or other challenge has been timely and properly taken in good faith and with respect to which reserves have been taken where necessary in accordance with GAAP.

(b)(i) Reasonably and prudently manage any liabilities or potential liabilities that Borrower, any of the other Credit Parties, any of their respective operations (including, without limitation, disposal of Hazardous Materials), and any properties owned or leased by any of them, may be subject to under all applicable Environmental Laws; and (ii) ensure that Borrower and its Subsidiaries undertake reasonable efforts to identify, and evaluate, issues of compliance with and liability under Environmental Laws prior to acquiring, directly or indirectly, any ownership or leasehold interest in real property, or other interest in any real property that could reasonably be expected to give rise to Borrower or any of its Subsidiaries being subjected to liability under any Environmental Law as a result of such acquisition.

(c) At the written request of the Administrative Agent or the Required Lenders, which request shall specify in reasonable detail the basis therefor, each Credit Party will provide, at such Credit Party’s sole cost and expense, an environmental assessment report concerning any real property on the Closing Date or thereafter owned, leased or otherwise operated by such Credit Party or any of its respective Subsidiaries, prepared by an environmental consulting firm reasonably satisfactory to the Administrative Agent, regarding the presence or absence of Hazardous Materials on, at, under or emanating from such real property and indicating the potential cost of any investigative, removal, remedial or other response action in connection with such Hazardous Materials pursuant to Environmental Law; provided that such request may be properly made only if (i) there has occurred and is continuing an Event of Default or (ii) the Administrative Agent or any of the Required Lenders reasonably believes that the Credit Party or its operations is not in compliance with or otherwise has liability under Environmental Law with respect to such Real Property, or that there has been a release of Hazardous Materials at, on, under of from any such real property, and such noncompliance or release or related liabilities could reasonably be expected to form the basis of a claim pursuant to Environmental Law or to otherwise result in liability under Environmental Law, in each case which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect (in such events as are listed in this subparagraph, the environmental assessment shall focus upon the noncompliance, release or other circumstances, as applicable). If any Credit Party fails to provide the same within 45 days after such proper request is made, the Administrative Agent may order the same, and such Credit Party shall grant and hereby grants to the Administrative Agent and the Required Lenders and their agents access to such real property and specifically grants the Administrative Agent and the Required Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to perform such an assessment, all at such Credit Party’s sole cost and expense; and

(d) Provide such information and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this subsection 7.8, to the extent such information is in the possession, custody or control of or is otherwise reasonably available to any Credit Party.

7.9. Additional Collateral and Guarantees. (a) Subject to subsection 7.9(d), with respect to any assets acquired after the Closing Date by Borrower or any of its Qualified Subsidiaries that are intended to be subject to the Lien created by any of the Security Documents but which are not so subject (but, in any event, excluding any assets described in paragraph (b) of this subsection), promptly (and in any event within 30 days after the acquisition thereof): (x) execute and deliver to the Administrative Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent shall deem necessary or advisable to grant to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such properties or assets subject to no Liens other than Permitted Liens, and (y) take all actions reasonably necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent. Each Credit Party shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents (including, without limitation, customary legal opinions) as the Administrative Agent shall require to confirm the validity, perfection and priority of the Lien of Security Documents against such after-acquired properties or assets.

(b) With respect to any Person that is or becomes a wholly owned Subsidiary that has assets having either book value or fair market value in excess of $2,000,000, promptly (and in any event within 30 days after such Person becomes a Subsidiary or has such assets) (i) deliver to the Administrative Agent the certificates representing the Capital Stock of such Subsidiary, together with undated stock powers executed and delivered in blank by a duly authorized officer of Borrower or such Subsidiary, as the case may be, and all intercompany notes owing from such Subsidiary to any Credit Party, and (ii) cause such Subsidiary (x) to become a party to the Subsidiary Guarantee and the Security Agreement or such comparable documentation which is in form and substance reasonably satisfactory to the Administrative Agent, and (y) to take all actions reasonably necessary or advisable to cause the Lien created by the Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent.

(c) If (A) at any time any two or more wholly-owned Subsidiaries in the aggregate not otherwise subject to subsection 7.9(b) have assets having either a book value or fair market value in excess of $10,000,000 or produce revenue in excess of 5% of total revenue of Borrower and the Subsidiaries, comply with subsection 7.9(b) within the time frames set forth in such subsection so that no two or more such Subsidiaries hold assets having either a book value or fair market value in excess of $10,000,000 or produce revenue in excess of 5% of total revenue of Borrower and the Subsidiaries or (B) any Subsidiary which is not a Guarantor guarantees any Indebtedness of Borrower or any of its Subsidiaries, comply immediately with subsection 7.9(b).

(d) Upon the written request of the Administrative Agent, promptly grant to the Administrative Agent, within 60 days of such request, security interests and Mortgages in such owned or leased Real Property of Borrower and its wholly owned Subsidiaries as is acquired after the Closing Date by Borrower or such Subsidiary and that, together with any improvements thereon, individually have a fair market value of at least $1,000,000 and is not already subject to a mortgage in favor of a third party permitted to remain in place under subsection 8.2, as additional security for the Secured Obligations (as defined in the Mortgages). Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and shall constitute valid and enforceable perfected Liens subject only to Permitted Encumbrances and such other Liens reasonably acceptable to the Administrative Agent. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Administrative Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Borrower shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents as the Administrative Agent shall require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including, without limitation, a Title Policy, a Survey and local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent) in respect of such Mortgage) within 60 days of the written request of the Administrative Agent.

7.10. [Reserved]

7.11. Compliance with Law. Conduct its business and affairs in compliance with all Laws applicable thereto except to the extent failure to do so would not, in the aggregate, have a Material Adverse Effect.

7.12. Security Interests; Further Assurances. Promptly, upon the reasonable request of Administrative Agent, at Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by Administrative Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby superior to and prior to the rights of all third Persons other than the holders of Permitted Liens and subject to other Liens except as permitted by the Security Documents, or obtain any consents, including, without limitation, landlord or similar lien waivers and consents, as may be necessary or appropriate in connection therewith. The Credit Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC or otherwise after the establishment of any Incremental Term Loan or Incremental Term Loan Commitments deliver or cause to be delivered to Administrative Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to Administrative Agent as Administrative Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents. Upon the exercise by Administrative Agent or the Lenders of any power, right, privilege or remedy pursuant to any Credit Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that Administrative Agent or the Lenders may be so required to obtain. If Administrative Agent or the Required Lenders determine that they are required by law or regulation to have appraisals prepared in respect of the Real Property of any Credit Party constituting Collateral, Borrower shall provide to Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are in form and substance satisfactory to Administrative Agent.

7.13. Required Interest Rate Agreements. Within 90 days after the Closing Date, enter into Interest Rate Agreements designed to protect Borrower against fluctuations in interest rates such that at least 50% of the aggregate principal amount of Consolidated Indebtedness for a period of at least 24 months from the Closing Date on terms and with counterparties reasonably satisfactory to the Administrative Agent.

7.14. Anti-Terrorism Law. None of Holdings or any of its Subsidiaries shall directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in subsection 5.27 above, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and Holdings and its Subsidiaries shall deliver to the Lenders any certification or other evidence requested from time to time by the Administrative Agent in its reasonable discretion, confirming the Loan Parties’ compliance with this subsection 7.14).

7.15. Embargoed Person. At all times throughout the term of the Loans, (a) none of the funds or assets of Holdings and its Subsidiaries that are used to repay the Loans shall, to the knowledge of any Credit Party, constitute property of, or shall be beneficially owned directly or indirectly by, any Person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” (the “SDN List”) maintained by OFAC, and/or to the knowledge of any Credit Party, as of the date thereof, based upon reasonable inquiry by such Credit Party, on any other similar list (“Other List”) maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the investment in Holdings or any of its Subsidiaries (whether directly or indirectly) is prohibited by law, or the Loans made by the Lenders would be in violation of law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders (collectively, “Executive Orders”), and (b) no Embargoed Person shall, to the knowledge of any Credit Party, have any direct interest, as of the Closing Date, based upon reasonable inquiry by any Credit Party, indirect interest, of any nature whatsoever in the Credit Parties, with the result that the investment in the Credit Parties (whether directly or indirectly) is prohibited by law or the Loans are in violation of law.

7.16. Anti-Money Laundering. At all times throughout the term of the Loans, to the knowledge of any Credit Party, as of the Closing Date, based upon reasonable inquiry by such Credit Party, none of the funds of Holdings or any of its Subsidiaries that are used to repay the Loans shall be derived from any unlawful activity with the result that the making of the Loans would be in violation of law.

7.17. Payment of Taxes. Each of Holdings and its Subsidiaries shall timely file all tax returns required by any Governmental Authority and timely pay and discharge all Taxes imposed on it or on its income or profits or on any of its Property (except for any such Taxes (or tax returns with respect to such Taxes) (a) the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained in accordance with GAAP and (b) which individually and in the aggregate are not reasonably expected to have a Material Adverse Effect).

SECTION 8. NEGATIVE COVENANTS

Holdings and Borrower hereby agree that they shall not, and Borrower shall not permit any of its Qualified Subsidiaries (except where Non-Qualified Subsidiaries are expressly restricted or “Subsidiaries” are referenced to) to, directly or indirectly, so long as any of the Commitments remain in effect or any Loan, Note or L/C Obligation remains outstanding and unpaid, any amount remains available to be drawn under any Letter of Credit (unless cash in an amount equal to such amount has been deposited to a cash collateral account established by the Administrative Agent) or any other amount is owing to any Lender or the Administrative Agent hereunder or under any other Credit Document (it being understood that each of the permitted exceptions to each of the covenants in this Section 8 is in addition to, and not overlapping with, any other of such permitted exceptions except to the extent expressly provided):

8.1. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) the Indebtedness outstanding on the Closing Date and disclosed in Schedule 5.26 to the Original Credit Agreement, and the Refinancing Indebtedness in respect thereof on terms and conditions taken as a whole no less favorable to Borrower and its Qualified Subsidiaries or the Lenders than the Indebtedness being Refinanced;

(b) Indebtedness under the Credit Documents;

(c) Contingent Obligations permitted by subsection 8.3;

(d) Indebtedness

(i) of Borrower to any Subsidiary Guarantor, and

(ii) of any Subsidiary Guarantor to Borrower or to any other Subsidiary Guarantor;

provided if any Subsidiary would be required to comply with subsection 7.9(b) immediately after giving effect to the incurrence of any such Indebtedness and the application of the resulting proceeds, such Subsidiary shall deliver to the Administrative Agent all intercompany notes owing from such Subsidiary to any Credit Party within 10 days of the transaction giving rise to such requirement;

(e) other unsecured Indebtedness of Borrower and its Qualified Subsidiaries in an aggregate principal amount not to exceed $5,000,000 at any time outstanding;

(f) Indebtedness of Borrower and its Qualified Subsidiaries in respect of Financing Leases and Purchase Money Indebtedness of Borrower and its Qualified Subsidiaries to finance the purchase of fixed or capital assets in an amount which shall not exceed the purchase price of the assets purchased, and Refinancings thereof, in an aggregate amount not to exceed $5,000,000 at any one time outstanding and to the extent subsections 8.7 and 8.9 would not be contravened;

(g) Indebtedness (i) of a Person assumed in connection with an Acquisition of such Person (or Indebtedness of such Person existing at the time such Person was acquired) so long as such Indebtedness was not incurred in anticipation of, or in connection with, such Acquisition, or (ii) to any one or more Persons selling the entity or assets acquired in an Acquisition (including seller earnouts) which such Indebtedness to any seller shall be on terms, conditions and pursuant to documentation reasonably satisfactory to the Administrative Agent; provided, however, Indebtedness under subsection 8.1(g)(i), and Refinancings thereof, shall not exceed $15,000,000 in the aggregate at any time outstanding and Indebtedness under subsections 8.1(g)(i) and (ii) shall not exceed $20,000,000 in the aggregate at any time outstanding;

(h) Indebtedness in connection with surety bonds, letters of credit and performance bonds obtained in the ordinary course of business in connection with workers’ compensation obligations of Borrower and its Qualified Subsidiaries;

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(i) the New Notes (including any notes issued in exchange therefor in accordance with the registration rights document entered into in connection with the issuance of the New Notes);

(j) Indebtedness under Hedge Agreements permitted by subsection 8.8; and

(k) Holdings High Yield Notes.

Holdings and Borrower hereby agree that they shall not, and Borrower shall not permit any of its Qualified Subsidiaries to designate, or permit or suffer to exist the designation of, any Indebtedness or other obligation, other than the Obligations, as “Designated Senior Indebtedness,” as such term may be defined in the New Notes or the indenture under which they were issued, or effect or permit or suffer to exist any comparable designation that confers upon the holders of such Indebtedness or other obligation (or any Person acting on their behalf) the right to initiate payment blockage periods under the New Notes or the indenture under which they were issued.

8.2. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets, income or profits, whether owned on the Closing Date or thereafter acquired, except:

(a) Liens for taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith and by appropriate proceedings if (i) adequate reserves with respect thereto are maintained on the books of Holdings, Borrower or the relevant Qualified Subsidiary, as the case may be, in accordance with GAAP, (ii) in the case of any such charge which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions and (iii) all such Liens, individually and in the aggregate, are not reasonably expected to have a Material Adverse Effect;

(b) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations which are not yet delinquent or which are bonded or which are being contested in good faith and by appropriate proceedings if (i) adequate reserves with respect thereto are maintained on the books of Holdings, Borrower or the relevant Qualified Subsidiary, as the case may be, in accordance with GAAP and (ii) in the case of any such Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

(c) pledges or deposits made and Liens arising in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, tenders, trade or government contracts, leases, licenses, statutory obligations, surety and appeal bonds, performance bonds (including for Franchises) and other obligations of a like nature (in each case, other than for borrowed money) incurred in the ordinary course of business, deposits and/or escrow accounts in respect of Acquisitions or divestitures that are otherwise permitted hereunder, in each case for amounts not yet delinquent or, to the extent such amounts are so delinquent, such amounts are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted if (i) adequate reserves with respect thereto are maintained on the books of Holdings, Borrower or the relevant

Subsidiary, as the case may be, in accordance with GAAP and (ii) in the case of any such Lien against any of the Collateral (A) such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions and (B) to the extent such Liens are not imposed by law, such Lien shall in no event encumber any Collateral other than cash and Cash Equivalents;

(e) easements (including, without limitation, reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, minor encroachments, and other similar minor encumbrances defects or irregularities in title which do not, individually or in the aggregate materially detract from the value of the Real Property to which it relates or, individually or in the aggregate, materially interfere with or adversely affect in any material respect the ordinary conduct of the business of Borrower and its Subsidiaries on the Real Property subject thereto or which are set forth in the title insurance policy delivered with respect to the Mortgaged Properties;

(f) Liens in favor of the Administrative Agent and the Lenders (or any Person party to an Interest Rate Agreement with Borrower who was a Lender or an Affiliate of a Lender at the date of entering into such Interest Rate Agreement with Borrower) pursuant to the Credit Documents, including Liens pursuant to the Credit Documents in respect of Interest Rate Agreements, and bankers’ liens arising by operation of law relating thereto;

(g) Liens securing Indebtedness permitted by subsections 8.1(f) and (g)(i); provided that no such Lien incurred in connection with such Indebtedness shall extend to or cover other property of Borrower or such Subsidiary other than the respective property so acquired, and the principal amount of Indebtedness secured by any such Lien shall at no time exceed the original purchase price of such property;

(h) Liens existing on the Closing Date after giving effect to the consummation of the Transactions and described in subsection 5.13 or Schedule 8.2(h) to the Original Credit Agreement; provided that no such Lien shall extend to or cover other assets or property of Borrower or its Qualified Subsidiaries other than the respective assets or property encumbered by such Lien on the Closing Date;

(i) Liens on documents of title and the property covered thereby securing Indebtedness in respect of the Commercial L/Cs or other commercial letters of credit;

(j)(i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which Borrower or any of its Qualified Subsidiaries has easement rights or on any Leased Property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any Real Property;

(k) leases or subleases or licenses or sublicenses with respect to the assets or properties of Borrower or any of its Qualified Subsidiaries, in each case, entered into in the ordinary course of Borrower’s or such Qualified Subsidiary’s business so long as such leases or subleases affecting Mortgaged Property (i) are subordinate in all respects to the Liens granted and evidenced by the Security Documents and, in the case of any lease or sublease entered into after the Closing Date affecting any Mortgaged Property, such lease or sublease shall also be entered into in compliance with the provisions of the applicable Mortgage and

(ii) do not, individually or in the aggregate, (A) interfere in any material respect with the ordinary conduct of the business of Borrower or any of its Qualified Subsidiaries or (B) materially impair the use (for its intended purposes) or the value of the assets or property subject thereto;

(l) Liens on goods (and proceeds thereof) financed with drawings under commercial letters of credit securing reimbursement obligations in respect of such commercial letters of credit issued in accordance with the terms of this Agreement;

(m) Permitted Encumbrances;

(n) Interests of lessors under operating leases and UCC financing statements in respect thereof;

(o) banker’s liens and rights of set-off relating to deposit accounts;

(p) interests of a licensor under a license agreement;

(q) Liens on a Person or assets acquired in an Acquisition which were existing on the date of such Acquisition and not created in anticipation of such Acquisition; provided, however, that (1) such Liens do not extend beyond the assets of the Person or assets acquired and (2) any Indebtedness secured by such Liens is permitted by subsection 8.1(g); and

(r) precautionary UCC financing statements filed against a Credit Party as lessee or sublessee or consignee;

provided that no consensual Liens shall be permitted to exist, directly or indirectly, on any Securities Collateral (as defined in the Security Agreement), other than Liens granted pursuant to the Security Documents.

8.3. Contingent Obligations. Create, incur, assume or suffer to exist any Contingent Obligation, except:

(a) the Guarantees;

(b) other guarantees by Borrower or any Qualified Subsidiary incurred in the ordinary course of business for an aggregate amount at any time outstanding not to exceed $5,000,000;

(c) guarantees by Borrower or any Qualified Subsidiary of obligations of Borrower or any Qualified Subsidiary otherwise permitted hereunder; provided that, in each case, if the primary obligation being guaranteed is subordinated to the Loans or the Guarantees, such guarantees are subordinated to the Loans or the Guarantees on substantially the same basis as such primary obligation is subordinated;

(d) Contingent Obligations existing on the Closing Date and described in Schedule 8.3(d) and Contingent Obligations relating to any Indebtedness permitted under subsection 8.1(a);

(e) guarantees of obligations to third parties in connection with relocation of employees of Borrower or any of its Qualified Subsidiaries, in an amount which, together with all loans and advances made pursuant to subsection 8.6(f), shall not exceed $2,000,000 at any time outstanding;

(f) Contingent Obligations in connection with workers’ compensation obligations, and in connection with performance, surety and appeal bonds, and similar obligations (including with respect to Franchises (as such term is defined in the Asset Purchase Agreement)) incurred in the ordinary course of business, of Borrower and its Qualified Subsidiaries;

(g) Hedge Agreements permitted by subsection 8.8 or otherwise entered into in the ordinary course of business to hedge obligations and not for speculative purposes;

(h) endorsements for collection in the ordinary course of business; and

(i) guarantees by the Subsidiary Guarantors of the New Notes.

8.4. Fundamental Changes. Enter into any merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or engage in any type of business other than of the same general type conducted by it on the Closing Date, except:

(a) for the transactions otherwise permitted pursuant to paragraph (b), (g) or (h) of subsection 8.5 or pursuant to subsection 8.6,

(b) any Subsidiary may be merged with and into Borrower or a Qualified Subsidiary, and

(c) any Subsidiary of Borrower with a net book value not greater than $100,000 may be dissolved;

provided that in connection with the foregoing, the appropriate Credit Parties shall take all actions necessary or reasonably requested by the Administrative Agent to maintain the perfection or perfect, as the case may be, protect and preserve the Liens on the Collateral granted to the Administrative Agent pursuant to the Security Documents and otherwise comply with the provisions of subsection 7.9 to the extent applicable.

8.5. Sale of Assets. Convey, sell, lease (other than a sublease of real property), assign, transfer or otherwise dispose of (including through a transaction of merger or consolidation of any Subsidiary) any of its property, business or assets (including, without limitation, other payments and receivables but excluding leasehold interests), whether owned on the Closing Date or thereafter acquired, except:

(a) sales or other dispositions of inventory in the ordinary course of business;

(b) that Borrower or any Subsidiary of Borrower may sell, lease, transfer, or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to, and any Qualified Subsidiary of Borrower merge with and into, Borrower or a Qualified Subsidiary, and Borrower or any Subsidiary of Borrower may sell or otherwise dispose of, or part with control of any or all of, the Capital Stock of any Subsidiary to a Qualified Subsidiary; provided that (i) Borrower shall not, directly or indirectly, transfer any substantial part of its assets pursuant to this paragraph and (ii) all actions necessary or reasonably requested by the Administrative Agent shall be taken by the appropriate Credit Parties to maintain the perfection or perfect, as the case may be, protect and preserve the Liens on the Collateral granted to the Administrative Agent pursuant to the Security Documents;

(c) leases of Fee Properties and other real property owned in fee; provided that in the case of any lease of Mortgaged Property, such lease shall be subject to the provisions of the applicable Mortgage;

(d) any Taking or Destruction affecting any property or assets subject, however, to the proviso set forth in clause (c) of the definition of Net Proceeds;

(e) substantially like-kind exchanges of real property or equipment; provided that only any cash in excess of $1,000,000 received by Borrower or any Qualified Subsidiary of Borrower in connection with such an exchange (net of all costs and expenses incurred in connection with such transaction or with the commencement of operation of real property received in such exchange and net of any other amounts described in clauses (w) through (z) of the definition of Net Proceeds) shall be deemed to be Net Proceeds and shall be applied in accordance with subsection 4.5(c) and, to the extent the real property or equipment subject to such exchange constituted Collateral under the Security Documents, then the property exchanged therefor shall be mortgaged or pledged contemporaneously with such exchange, as the case may be, for the benefit of the Secured Parties in accordance with subsection 7.9;

(f) the sale or other disposition of any property or assets that, in the reasonable judgment of Borrower has become uneconomic, obsolete or worn out, and which is sold or disposed of in the ordinary course of business or the trade-in of equipment for equipment in better condition or of better quality; provided that, to the extent such properties or assets constituted Collateral, the net proceeds thereof shall be reinvested in properties or assets owned (or to be owned) by Borrower or its Qualified Subsidiaries having a fair market value at least equal to the amount of such net proceeds and any property or assets purchased with such net proceeds shall be mortgaged or pledged, as the case may be, to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties, in accordance with subsection 7.9;

(g) any sale or disposition of any interest in property or assets subject, however, to the proviso set forth in clause (b) of the definition of Net Proceeds; provided that the aggregate amount of Net Proceeds from such sales or dispositions shall not exceed $20,000,000 from and after the Closing Date;

(h) the sale or other disposition of any property or assets the aggregate amount of the net proceeds received in respect of which shall not exceed $2,000,000 in any fiscal year;

(i) Subsidiaries may (x) be dissolved in accordance with subsection 8.4 and (y) pay dividends in accordance with subsection 8.11;

(j) Investments permitted by subsection 8.6;

(k) licenses or sublicenses by Borrower or any of its Subsidiaries of software, Intellectual Property and general intangible and leases, licenses or subleases of other property in the ordinary course of business and which do not materially interfere with the business of Borrower or any of its Subsidiaries;

(l) any disposition or dispositions (in an aggregate amount not to exceed $2,000,000 during the term of this Agreement) in connection with a Sale and Leaseback Transaction; and

(m) any Asset Swap, provided that (i) no Default or Event of Default shall exist and be continuing before or after giving effect thereto, (ii) if and to the extent that Borrower and its Qualified Subsidiaries receive consideration for the cable television system or systems (or portions thereof) and related assets transferred by them in connection with such Asset Swap that is in addition to the cable television systems (or portions thereof) and related assets received upon disposition thereof, such Asset Swap shall be deemed to be a disposition of assets and shall be permitted only if the provisions of subsections 8.5(g) or (h) and 4.5(c) shall be complied with in connection therewith and (iii) the aggregate book value of assets disposed of pursuant to Asset Swaps shall not exceed (x) prior to the first anniversary of the Closing Date, 10% or (y) thereafter, 20% of the aggregate book value of the combined consolidated total assets of Borrower and its Qualified Subsidiaries as reflected in the Pro Forma Financial Statements;

provided that all sales, transfers, leases and other dispositions permitted hereby shall be made for fair value and for at least 85% cash consideration in the case of sales, transfers, leases and other dispositions permitted by clauses (f) (other than in the case of any trade-ins), (g), (h) and (l) (including for purposes of this calculation as cash consideration the amount of any liabilities (other than subordinated liabilities) assumed from Holdings or any of its Subsidiaries by a purchaser or other transferee).

8.6. Investments. Make any Investment in (including, without limitation, any acquisition of all or any substantial portion of the assets, and any acquisition of a business or a product line, of other companies), any Person (except to the extent permitted by subsection 8.3 or 8.7), except:

(a) loans, advances or Indebtedness permitted by subsection 8.1(c) and 8.1(d);

(b) Investments

(i) by any Subsidiary in Borrower;

(ii) by Borrower or by any Qualified Subsidiary in any Subsidiary (including to create any Subsidiary); provided that, in any such case, the requirements of subsection 7.9 are satisfied;

(iii) by Borrower or by any Subsidiary in any Qualified Subsidiary financed with contributions of equity after the Closing Date directly or indirectly to the entity making such Investment; and

(iv) by Holdings in Borrower;

(c) Borrower and its Subsidiaries may invest in, acquire and hold Cash Equivalents;

(d) Borrower and its Subsidiaries may make payroll advances in the ordinary course of business;

(e) Borrower and its Subsidiaries may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that nothing in this clause (e) shall prevent Borrower or any of its Subsidiaries from offering such concessionary trade terms, or from receiving such investments, in connection with the bankruptcy or reorganization of their respective suppliers or customers or the settlement of disputes with such customers or suppliers arising in the ordinary course of business, as management deems reasonable in the circumstances;

(f) Borrower or any of its Subsidiaries may make travel and entertainment advances and relocation and other loans to officers and employees of Borrower or any of its Subsidiaries; provided that the aggregate principal amount of all such loans and advances outstanding at any one time, together with the guarantees of such loans and advances made pursuant to subsection 8.3(e), shall not exceed $2,000,000 at any one time outstanding;

(g) other Investments by Borrower or any of its Qualified Subsidiaries not exceeding in the aggregate outstanding at any time (without giving effect to any write-downs or write-offs thereof, but net of any cash returns of capital, cash dividends and cash distributions received by Borrower or any Qualified Subsidiary in respect thereof) $5,000,000; provided, however, that at the time of making any such Investments no Default shall exist or would arise therefrom;

(h) Borrower or any of its Qualified Subsidiaries may make Investments in joint ventures or other Persons engaged primarily in one or more businesses in which Borrower and its Qualified Subsidiaries are engaged or generally related thereto in an aggregate amount not to exceed $5,000,000 if on a Pro Forma Basis for such Investment, the Total Leverage Ratio would be less than 7.00:1.00 and greater than or equal to 5.00:1.00 or $20,000,000 if on a Pro Forma Basis for such Investment, the Total Leverage Ratio would be less than 5.00:1.00 (plus the sum of (i) any amounts dividended or distributed to Borrower or any Qualified Subsidiary by such joint ventures or other Persons and (ii) the net cash proceeds of any issuance of Capital Stock by Borrower to, or any capital contribution to Borrower which has not been used pursuant to subsection 8.6(b)(iii) for any period); provided that at the time of and after giving effect thereto no Default or Event of Default shall have occurred and be continuing;

(i) [Reserved];

(j) transactions effected in accordance with subsection 8.5;

(k) Investments existing as of Closing Date and set forth on Schedule 8.6 to the Original Credit Agreement;

(l) Borrower or any of its Subsidiaries may make any Investment; provided that (i) subsection 8.14 would not be contravened thereby and (ii) such Investment is funded solely by the issuance of Capital Stock or from the proceeds of a substantially contemporaneous issuance of Capital Stock not required to be applied to the prepayment of the Loans pursuant to subsection 4.5(a) which has not been used pursuant to subsection 8.6(b)(iii);

(m) Investments made in order to consummate Acquisitions; provided, however, that (u) no Default or Event of Default exists before or after giving effect to the Acquisition, (v) Holdings shall have delivered to the Administrative Agent revised financial projections for Holdings and its Subsidiaries on a consolidated basis giving pro forma effect to the Acquisition and such revised projections shall be reasonably acceptable to the Administrative Agent, (w) on a Pro Forma Basis, after giving effect to such Acquisition(s), (A) Holdings would be in compliance with subsections 8.9(A) and (B) and would have been in compliance with subsection 8.9(C) and (D) on the last day of the most recently completed fiscal quarter for which financial statements have been or were required to be delivered pursuant to subsection 7.1 (assuming, for purposes of subsection 8.9, that such Acquisition had occurred on the first day of each period being tested) as evidenced in an Officers’ Certificate delivered to the Administrative Agent at least 10 days (or such shorter period as the Administrative Agent may agree) prior to the consummation of such Acquisition, accompanied by supporting schedules and data in reasonable detail, and (B) Holdings and Borrower can reasonably be expected to remain in compliance with such covenants through the final maturity date of the Loans and to have sufficient cash liquidity to conduct their business and pay their debts and other liabilities as they come due; (x) the aggregate amount of the Acquisition Consideration (which for each Acquisition shall be measured at the date of consummation thereof) for all Acquisitions consummated in any calendar year pursuant to this subsection 8.6(m) shall not exceed $25.0 million if on a Pro Forma Basis for such Acquisition, the Total Leverage Ratio would be less than 7.0:1.0 and not less than 5.5:1.0 or $50.0 million if on a Pro Forma Basis for such Acquisition the Total Leverage Ratio would be less than 5.5:1.0; (y) after giving pro forma effect to such Acquisition, the amount of the Available Revolving Credit Commitments is not less than $15,000,000; and (z) such Acquisition shall be effected through Borrower or a Qualified Subsidiary and the Person acquired shall be merged with or into Borrower or a Qualified Subsidiary or shall be at the time of consummation thereof a Qualified Subsidiary (any such Acquisition in compliance with this subsection 8.6(m), a “Permitted Acquisition”);

(n) the Transactions; and

(o) any Investment arising from the acquisition by Borrower and its Qualified Subsidiaries of any cable television system or systems (or portions thereof) and related assets in connection with any Asset Swap, provided that (i) to the extent that Borrower and its Qualified Subsidiaries give consideration for the cable television system or systems (or portions thereof) and related assets acquired by them in connection with such Asset Swap that is in addition to the cable television system or systems (or portions thereof) and related assets transferred by them as consideration therefor, such Asset Swap shall be deemed to constitute an Investment and shall be permitted only if the provisions of subsections 8.6(g), (l) or (m) shall be complied with in connection therewith, (ii) immediately prior and after giving effect to such Investment no Default or Event of Default shall have occurred and be continuing and (iii) the aggregate book value of the assets acquired pursuant to this paragraph in any fiscal year of Borrower shall not exceed (x) prior to the first anniversary of the Closing Date, 10% or (y) thereafter, 20%, of the aggregate book value of the combined consolidated total assets of Borrower and its Qualified Subsidiaries as reflected in the Pro Forma Financial Statements.

If any Subsidiary would be required to comply with subsection 7.9(b) immediately after giving effect to any investment permitted by subsection 8.6(b), such Subsidiary shall comply with the requirements of such subsection within 10 days of the transaction giving rise to such requirement.

8.7. Capital Expenditures. Make or commit to make any Capital Expenditures, except that Borrower and its Qualified Subsidiaries may make or commit to make Capital Expenditures not exceeding the amount set forth below (the “Base Amount”) for each of the fiscal years or periods of Borrower set forth below:

Fiscal Year or Period	Base Amount
Closing Date - December 31, 2004	$33,000,000
2005	$36,000,000
2006	$45,000,000
2007	$55,000,000
2008 - Tranche B-2 Maturity Date	$45,000,000

provided that for any period set forth above, the Base Amount set forth above may be increased by a maximum of 50% of the Base Amount for any such period by carrying over to any such period any portion of the Base Amount (without giving effect to any increase) not spent in the immediately preceding period (the “CapEx Carryforward Amount”), and that Capital Expenditures in any period shall be deemed first made from the Base Amount applicable to such period.

8.8. Hedge Agreements. Enter into, create, incur, assume or suffer to exist any Hedge Agreements or obligations in respect thereof except in the ordinary course of business for non-speculative purposes or pursuant to subsection 7.13.

8.9. Financial Covenants.

(A) Total Leverage Ratio. At any time during any period set forth below, permit the Total Leverage Ratio to be greater than the ratio set forth below opposite such period:

Period	Ratio
Closing Date to December 31, 2004	7.90
January 1, 2005 to March 31, 2005	7.80
April 1, 2005 to June 30, 2005	7.70
July 1, 2005 to September 30, 2006	7.00
October 1, 2006 to June 30, 2007	8.00
July 1, 2007 to September 30, 2007	7.75
October 1, 2007 to March 31, 2008	7.50
April 1, 2008 to June 30, 2008	7.25
July 1, 2008 to September 30, 2008	7.00
October 1, 2008 to March 31, 2009	6.75
April 1, 2009 to June 30, 2009	6.50
July 1, 2009 to September 30, 2009	6.25
October 1, 2009 to Tranche B-2 Maturity Date	6.00

(B) Senior Leverage Ratio. At any time during any period set forth below, permit the Senior Leverage Ratio to be greater than the ratio set forth below opposite such period:

Period	Ratio
Closing Date to December 31, 2004	5.60
January 1, 2005 to March 31, 2005	5.45
April 1, 2005 to June 30, 2005	5.30
July 1, 2005 to September 30, 2006	5.00
October 1, 2006 to September 30, 2007	6.00
October 1, 2007 to March 31, 2008	5.75
April 1, 2008 to June 30, 2008	5.50
July 1, 2008 to September 30, 2008	5.25
October 1, 2008 to June 30, 2009	5.00
July 1, 2009 to September 30, 2009	4.75
October 1, 2009 to Tranche B-2 Maturity Date	4.50

(C) Interest Coverage. For any two consecutive fiscal quarters ending on the dates or during any period set forth below (as applicable), permit the Consolidated Interest Coverage Ratio to be less than the ratio set forth below opposite such period:

Period	Ratio
June 30, 2004 to September 30, 2004	1.50
October 1, 2004 to September 30, 2005	1.60
October 1, 2005 to September 30, 2006	1.75
October 1, 2006 to September 30, 2007	1.50
October 1, 2007 to September 30, 2008	1.60
October 1, 2008 to September 30, 2009	1.75
October 1, 2009 to Tranche B-2 Maturity Date	2.00

(D) Fixed Charge Coverage Ratio. For any two consecutive fiscal quarters ending on the dates or during any period set forth below (as applicable), permit the Consolidated Fixed Charge Coverage Ratio to be less than 1.00.

(E) Consolidated EBITDA. For any period set forth below, permit Consolidated EBITDA to be less than the amount set forth below opposite such period:

Period	Amount (in thousands)
April 1, 2004 through June 30, 2004	$14,500
April 1, 2004 through September 30, 2004	$29,250
July 1, 2004 through December 31, 2004	$30,750

8.10. Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Qualified Subsidiary of Borrower to (a) make Dividend Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, Borrower or any other Subsidiary of Borrower, (b) make loans or advances to, or other Investments in, Borrower or any other Subsidiary of Borrower or (c) transfer any of its assets to Borrower or any other Subsidiary of Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Credit Documents and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

8.11. Dividends. Declare, make or pay any Dividend Payments on any shares of any class of Capital Stock, either directly or indirectly, except that:

(a) Qualified Subsidiaries may pay Dividend Payments pro rata to the holders of their Capital Stock (giving effect to relative preferences and priorities);

(b) Borrower and its Qualified Subsidiaries may pay or make Dividend Payments or distributions to any holder of its Capital Stock in the form of additional shares of Capital Stock of the same class and type;

(c) Borrower and Holdings may make Dividend Payments so long as the proceeds thereof shall ultimately be used by Parent to make repurchase shares of Capital Stock of Parent owned by former, present or future employees of Borrower or its Qualified Subsidiaries or their assigns, estates and heirs; provided that the aggregate amount of Dividend Payments made by Borrower or Holdings pursuant to this paragraph (c) shall not in the aggregate exceed (i) $1,000,000 in any fiscal year or (ii) $5,000,000 during the term of this Agreement, plus any amounts contributed to Borrower as a result of resales of such repurchased shares of Capital Stock;

(d) Holdings and Borrower may pay or make Dividend Payments or distributions during a period when such entity is treated as a partnership for federal, state or local income tax purposes and after such period, to the extent relating to the liability for such period, in an aggregate amount not to exceed the taxable income, calculated in accordance with applicable law, of such entity with regard to such period multiplied by the highest combined published federal, state and local income tax rate applicable to corporations, which rate shall be certified to the Administrative Agent on an annual basis (or more frequently if the tax rate changes during any annual period) by Borrower in an Officer’s Certificate of Borrower executed on its behalf by a Responsible Officer of Borrower;

(e) Holdings and its Subsidiaries may pay or make Dividend Payments or distributions to one or more indirect parent companies to enable them to pay expenses incurred in the ordinary course of business; provided that the aggregate amount of all Dividend Payments or distributions made pursuant to this subsection 8.11(e) shall not exceed $1,000,000 in any fiscal year;

(f) Borrower may pay or make Dividend Payments or distributions to Holdings to enable Holdings to make interest payments on Holdings High Yield Notes as required; provided that on a Pro Forma Basis after giving effect to such Dividend Payments or distributions, Holdings would be in compliance with subsection 8.9(A), (B), (C) and (D); provided, further, that no Default or Event of Default exists and is continuing at the time of such Dividend Payments or distributions; and

(g) on or before the 180th day after the Post Closing Certificate (as defined in the Asset Purchase Agreement) becomes conclusive, final and binding on Borrower under the Asset Purchase Agreement and any Net 3.3 Reduction Proceeds have been received by Borrower, Borrower and its Subsidiaries may pay or make Dividend Payments or distributions to Holdings (and Holdings may pay or make Dividend Payments or distributions to its equity securityholders) in an amount not to exceed the lesser of (i) such Net 3.3 Reduction Proceeds and (ii) $20,000,000 plus 33.33% of the amount of such Net 3.3 Reduction Proceeds in excess of $20,000,000; provided that (x) no Default or Event of Default exists before or after giving effect to any Dividend Payments or distributions made pursuant to this subsection 8.11(g) and (y) after giving pro forma effect to such Dividend Payments or distributions, the Available Revolving Credit Commitment is not less than $15,000,000;

(h) Borrower may pay or make Dividend Payments on the Amendment and Restatement Date in an amount not to exceed $80.0 million to enable Parent to repurchase a like amount of aggregate liquidation preference of Parent’s series A preferred units; and

(i) Borrower and Holdings may make Dividend Payments pursuant to this Section 8.11(i) in an aggregate amount not to exceed (i) $5,000,000 in any fiscal quarter (with unused amounts in any fiscal quarter being carried over to succeeding fiscal quarters) and (ii) $50,000,000 during the term of this Agreement, in each case so long as (x) on a Pro Forma Basis, after giving effect to such Dividend Payment, Holdings would be in compliance with subsections 8.9(A) and (B) and would have been in compliance with subsections 8.9(C) and (D) on the last day of the most recently completed fiscal quarter for which financial statements have been or were required to be delivered pursuant to subsection 7.1 and (y) no Default or Event of Default exists and is continuing at the time of such Dividend Payments or would result therefrom.

8.12. Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate except for transactions which are otherwise permitted under this Agreement and which are upon fair and reasonable terms no less favorable to Borrower or such Qualified Subsidiary than it would obtain in a hypothetical comparable arm’s length transaction with a Person not an Affiliate; provided that nothing in this subsection 8.12 shall prohibit Borrower or its Qualified Subsidiaries from engaging in the following transactions: (1) transactions between or among Credit Parties, (2) the performance of Borrower’s or any Subsidiary’s obligations under any employment contract, collective bargaining agreement, employee benefit plan, related trust agreement or any other similar arrangement on the Closing Date or thereafter entered into in the ordinary course of business, (3) the payment of fees, compensation and other benefits to, and customary indemnity and reimbursement provided on behalf of, employees, officers, directors or consultants of Holdings, Borrower or any Subsidiary in the ordinary course of business, (4) the maintenance of benefit programs or arrangements for employees, officers or directors, including, without limitation, vacation plans, health and life insurance plans, deferred compensation plans, and retirement or savings plans and similar plans, in each case, in the ordinary course of business, (5) transactions permitted by subsection 8.11 and (6) transactions existing on the Closing Date and included on Schedule 8.12 to the Original Credit Agreement on the terms in effect on the Closing Date or pursuant to any amendment modification or replacement thereof not disadvantageous to the Lenders in any material respect, the payment or reimbursement of all reasonable out-of-pocket expenses (including the reasonable fees, charges and disbursements of any counsel) incurred by ABRY or its Affiliates in connection with (A) the Transaction; (B) any amendments, modifications or waivers of the provisions of the Credit Documents, the Acquisition Documents or the Equity Documents (whether or not the transactions contemplated hereby or thereby shall be consummated or any such amendment, modification or waiver becomes effective) or (C) their investment in Parent and participation in the management and affairs of the Credit Parties not to exceed $2,000,000 per year in the aggregate.

8.13. Changes in Fiscal Year. Permit the fiscal year of Holdings and Borrower to end on a day other than on December 31 in any calendar year.

8.14. Lines of Business. Engage in any business, or cause or permit any Subsidiary (including any Non-Qualified Subsidiary) to engage in any business, except for those businesses in which Borrower and any of its Subsidiaries are engaged on the Closing Date (or which are substantially related thereto or are reasonable extensions thereof) or any activities then customarily undertaken by cable TV operators or Internet service providers; provided that the activities of Holdings shall be limited to (i) the ownership of the Capital Stock of Borrower and Atlantic Broadband Holdings, Inc., a Delaware corporation, (ii) performance of its obligations under the Credit Documents, (iii) actions required by law and (iv) the issuance of Holdings High Yield Notes and the performance of its obligations thereunder.

8.15. Amendments to Certain Documents. On or after the Closing Date, amend, modify, waive or terminate any provisions of any agreement listed on Schedule 5.24(a) or (b) to the Original Credit Agreement in any such case in a manner which is materially adverse to Borrower or any of its Subsidiaries or the Lenders, without the consent of the Administrative Agent, which consent shall not be unreasonably withheld.

8.16. Prepayments and Amendments of Certain Debt. (a) Optionally prepay, retire, redeem, purchase, defease or exchange, or make or arrange for any mandatory prepayment, retirement, redemption, purchase or defeasance of any outstanding Indebtedness of Holdings and its Subsidiaries (other than (1) any refinancing of Indebtedness permitted by this Agreement, (2) the Obligations and (3) the conversion or exchange of Indebtedness for or into Capital Stock), (b) waive, amend, supplement, modify, terminate or release any of the provisions with respect to any Indebtedness of Holdings, Borrower or any of its Qualified Subsidiaries without the prior consent of the Administrative Agent, to the extent that any such waiver, amendment, supplement, modification, termination or release would be materially adverse to Holdings, Borrower or any of its Qualified Subsidiaries or the Lenders, (c) make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to New Notes, (d) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the New Notes (other than any such amendment, modification, waiver or other change that (i) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon and (ii) does not involve the payment of a consent fee), or (e) designate any Indebtedness (other than obligations of the Credit Parties pursuant to the Credit Documents) as “Designated Senior Indebtedness” for the purposes of the New Note Indenture.

8.17. Negative Pledges. Except with respect to prohibitions against other encumbrances on specific property encumbered to secure payment of particular Indebtedness permitted hereunder or prohibitions in license agreements under which Borrower or any of its Qualified Subsidiaries is the licensee, enter into any agreement prohibiting the creation or assumption of any Lien upon its properties or assets, whether owned on the Closing Date or thereafter acquired, except pursuant to (a) the Credit Documents, (b) any other agreement that does not restrict in any manner (directly of indirectly) Liens created pursuant to the Credit Documents on property or assets of Borrower or any of its Qualified Subsidiaries (whether owned on the Closing Date or thereafter acquired) securing the Loans or any Interest Rate Agreement and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of Borrower or any of its Qualified Subsidiaries to secure the Loans or any Interest Rate Agreement and (c) any industrial revenue or development bonds, acquisition agreement or operating leases of real property and equipment entered into in the ordinary course of business. Notwithstanding any of the foregoing, Indebtedness incurred by a Non-Qualified Subsidiary may contain a provision that no Lien on the assets of such Non-Qualified Subsidiary may exist unless such Indebtedness is equally and ratably secured with any other Indebtedness secured by such assets.

8.18. Sales and Leasebacks. Except as provided in subsection 8.5(l), enter into any arrangement with any Person providing for the leasing by Borrower or any Qualified Subsidiary of real or personal property that has been or is to be sold or transferred by Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of Borrower or such Subsidiary.

8.19. Creation of Subsidiaries. None of Holdings or Borrower shall establish, create or acquire any additional Subsidiaries without the prior written consent of the Required Lenders; provided that Borrower may establish or create one or more wholly owned Subsidiaries (and non-wholly owned Subsidiaries acquired in connection with a Permitted Acquisition or pursuant to Investments pursuant to subsection 8.6(h)) of Borrower without such consent so long as Borrower and its Subsidiaries comply with subsection 7.9 hereof.

SECTION 9. EVENTS OF DEFAULT

Upon the occurrence and during the continuance of any of the following events:

(a) Holdings or Borrower shall fail to (i) pay any principal of any Loan or Note when due in accordance with the terms hereof or thereof or to reimburse the Issuing Lender in accordance with subsection 3.8 or (ii) pay any interest on any Loan or Note or any other amount payable under any Credit Document within three days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

(b) Any representation or warranty made or deemed made by any Credit Party in any Credit Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c) Holdings or Borrower shall default in the observance or performance of any agreement contained in subsection 7.6(a), 7.7(a) or 7.9 or Section 8 of this Agreement; provided, that solely for the purpose of this subsection 9(c), any Net Proceeds received from a Permitted Issuance or contribution to capital that are used to repay Indebtedness subsequent to the end of any fiscal quarter, but prior to the date on which the Officer’s Certificate is delivered pursuant to subsection 7.2(b) with respect to such fiscal quarter, shall be deemed to have been received, such Indebtedness shall be deemed to have been repaid as of the last day of such fiscal quarter for the purpose of calculating total Indebtedness and such Indebtedness shall be deemed to have been repaid as of the first day of the relevant period for the purpose of calculating Consolidated Interest Expense related thereto and if, after giving effect thereto Holdings and Borrower shall be in compliance with this subsection, Holdings and Borrower shall be deemed to have satisfied the requirements hereof as of the relevant date of determination with the same effect as though no failure to comply herewith at such date had occurred, and the applicable breach or default hereof which had occurred shall be deemed cured for all purposes of this Agreement; provided further that notwithstanding anything herein to the contrary, in no event shall Holdings be entitled to avail itself of the preceding proviso more than once in any consecutive four-quarter period;

(d) Any Credit Party shall default in the observance or performance of any other agreement contained in any Credit Document and such default shall continue unremedied for a period of 30 days after Borrower’s receipt of written notice of such default from the Administrative Agent or any Lender; or

(e) With respect to any Indebtedness, Interest Rate Agreement or Contingent Obligation which aggregate in excess of $5,000,000 (other than the Loans and L/C Obligations) (A) Borrower or any of its Subsidiaries shall (i) default in any payment of principal of or interest on or other amounts in respect of any Indebtedness (other than the Loans, the L/C Obligations and any intercompany debt) or Interest Rate Agreement or in the payment of any Contingent Obligation, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness, Interest Rate Agreement or Contingent Obligation was created; or (ii) default (after giving effect to any applicable grace period) in the observance or performance of any other agreement or condition relating to any such Indebtedness, Interest Rate Agreement or Contingent Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness, the party or parties to such Interest Rate Agreements or beneficiary or beneficiaries of such Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause (determined without regard to whether any notice or lapse of time is required), such Indebtedness to become due prior to its stated maturity, such Interest Rate Agreement to be terminated, or such Contingent Obligation to become payable, (B) any such Indebtedness, Interest Rate Agreement or Contingent Obligation shall be declared due and payable, or required to be prepaid other than by regularly scheduled required repayment prior to the stated maturity thereof, or (C) any such Indebtedness, Interest Rate Agreement or Contingent Obligation shall mature and remain unpaid; or

(f)(i) Holdings, Borrower or any of its Material Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or Holdings, Borrower or any of its Material Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Holdings, Borrower or any of its Material Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which results in the entry of an order for relief or any such adjudication or appointment which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iii) there shall be commenced against Holdings, Borrower or any of its Material Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Holdings, Borrower or any of its Material Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) Holdings, Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) An ERISA Event shall have occurred that in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(h) One or more judgments or decrees shall be entered against Holdings, Borrower or any of its Material Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $5,000,000 or more and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within the time required by the terms of such judgment; or

(i) Any Credit Document shall cease, for any reason, to be in full force and effect or Holdings or any of its Subsidiaries shall so assert in writing, or any Security Document shall cease to give the Administrative Agent for the benefit of the Secured Parties the rights, powers and privilege purported to be created thereby or cease to be effective to grant a perfected Lien on the Collateral described in such Security Document with the priority purported to be created thereby, subject to such exceptions as may be permitted therein or herein; or

(j) There shall have occurred a Change of Control; or

(k) Any non-monetary judgment, order or decree is entered against Holdings, Borrower or any of its Subsidiaries which does or would reasonably be likely to have a Material Adverse Effect, and there shall be any period of 45 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(l) the New Notes shall cease, for any reason, to be validly subordinated to the Obligations, as provided in the indenture therefor, or any Credit Party, any Affiliate of any Credit Party, the trustee in respect of the New Notes or the holders of at least 25% in aggregate principal amount of the New Notes shall so assert;

then, and in any such event, (x) if such event is an Event of Default specified in paragraph (f) above with respect to Holdings or Borrower, automatically (i) the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes shall immediately become due and payable, and (ii) all obligations of Borrower in respect of the Letters of Credit, although contingent and unmatured, shall become immediately due and payable and the Issuing Lender’s obligations to issue the Letters of Credit shall immediately terminate and (y) if such event is any other Event of Default, so long as any such Event of Default shall be continuing, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to Borrower, declare the Commitments and the Issuing Lender’s obligations to issue the Letters of Credit to be terminated forthwith, whereupon the Commitments and such obligations shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice of default to Borrower, (a) declare all or a portion of the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable, and (b) declare all or a portion of the obligations of Borrower in respect of the Letters of Credit, although contingent and unmatured, to be due and payable forthwith, whereupon the same shall immediately become due and payable and/or demand that Borrower discharge any or all of the obligations supported by the Letters of Credit by paying or prepaying any amount due or to become due in respect of such obligations. All payments under this Section 9 on account of undrawn Letters of Credit shall be made by Borrower directly to a cash collateral account established by the Administrative Agent for such purpose for application to Borrower’s reimbursement obligations under subsection 3.8 as drafts are presented under the Letters of Credit, (x) with the balance, if any, to be applied to Borrower’s obligations under this Agreement and the Notes as the Administrative Agent shall determine with the approval of the Required Lenders and (y) after all Letters of Credit have terminated in accordance with their terms (or been fully drawn upon), and after all obligations under this Agreement and the Notes have been paid in full (other than ongoing indemnity obligations where no demand for payment has been made), any excess amounts on deposit shall be returned to Borrower. Except as expressly provided above in this Section 9, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 10. THE AGENTS AND THE ISSUING LENDER

10.1. Appointment. Each Lender hereby irrevocably designates and appoints Société Générale as the Administrative Agent under this Agreement and each of the other Credit Documents and irrevocably authorizes Société Générale, as Administrative Agent for such Lender, to take such action on its behalf under the provisions of the Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Credit Documents or otherwise exist against any Agent.

10.2. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and each of the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care, except as otherwise provided in subsection 10.3.

10.3. Exculpatory Provisions. No Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Credit Documents (except for its or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in the Credit Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, the Credit Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Credit Documents or for any failure of any Credit Party to perform its obligations thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, any Credit Document, or to inspect the properties, books or records of any Credit Party.

10.4. Reliance by Agents. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, entries maintained in the Register, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Required Lenders (or, where a higher percentage of the Lenders is expressly required hereunder, such Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any Credit Document in accordance with a request of the Required Lenders (unless a higher percentage of Lenders is expressly required), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

10.5. Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received written notice from an Agent, a Lender or Borrower or any other Credit Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the

Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6. Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that no Agent nor any officers, directors, employees, agents, attorneys-in-fact or Affiliates thereof has made any representations or warranties to it and that no act by any Agent taken after the Closing Date, including any review of the affairs of the Credit Parties, shall be deemed to constitute any representation or warranty by such Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of Borrower and its Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of Borrower and its Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Credit Parties which may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

10.7. Indemnification. The Lenders agree to indemnify the Agents in their capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to the respective amounts of their respective Commitments (or, to the extent such Commitments have been terminated, according to the respective outstanding principal amounts of the Loans and the L/C Obligations and the respective obligations, whether as Issuing Lender or a Participating Lender, under the Letter of Credit), from and against any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Lender which may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of the Commitments, the Credit Documents or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, claims, damages, liabilities and related expenses including the reasonable fees, charges and disbursements resulting solely from such Agent’s gross negligence or willful misconduct. The agreements in this subsection 10.7 shall survive the repayment of the Loans and all other amounts payable hereunder.

10.8. Agent in Its Individual Capacity. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Credit Party as though such Agent were not an Agent hereunder. With respect to Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers, duties and liabilities under the Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include such Agent in its individual capacity.

10.9. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and Borrower. If the Administrative Agent shall resign as Administrative Agent under the Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders which successor agent shall, so long as no Event of Default has occurred and is continuing, be approved by Borrower, which shall not unreasonably withhold or delay its approval, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Notes. If no successor agent has accepted appointment as the applicable Administrative Agent by the date which is 30 days following the retiring Administrative Agent’s notice of registration, the retiring Administrative Agent’s registration shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of such Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under the Credit Documents.

10.10. Issuing Lender as Issuer of Letters of Credit. Each Revolving Credit Lender hereby acknowledges that the provisions of this Section 10 shall apply to the Issuing Lender, in its capacity as issuer of the Letters of Credit, in the same manner as such provisions are expressly stated to apply to the Administrative Agent, except that obligations to indemnify the Issuing Lender shall be ratable among the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitments and/or Incremental Revolving Commitments (or, if the Revolving Credit Commitments and Incremental Revolving Commitments have been terminated, the outstanding principal amount of their respective Revolving Credit Loans and L/C Obligations and their respective participating interests in the outstanding Letters of Credit).

10.11. Other Agents. Each Lender hereby acknowledges that none of the Syndication Agents, the Arrangers, the Documentation Agent or any other Lender designated as “Agent” under the Original Credit Agreement, the First Amended and Restated Credit Agreement, hereunder, herein or under any Credit Document has any liability hereunder other than its capacity as a Lender. Each party hereto agrees that each Agent not a signatory hereto shall be a third party beneficiary of the rights herein set forth applicable to such Agent.

SECTION 11. MISCELLANEOUS

11.1. Amendments and Waivers. Except as otherwise expressly set forth in this Agreement, no Credit Document nor any terms thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this subsection 11.1; provided that, prior to the Closing Date, no amendment, supplement, waiver or modification of this Agreement shall be permitted without the prior written consent of each Arranger and the Administrative Agent. With the written consent of the Required Lenders, the Administrative Agent (acting at the request of the Required Lenders) and the applicable Credit Parties or their Subsidiaries may, from time to time, enter into written amendments, supplements or modifications hereto for the purpose of adding any provisions to any Credit Document to which they are parties or changing in any manner the rights of the Lenders or of any such Credit Party or its Subsidiaries thereunder or waiving, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of any such Credit Document or any Default or Event of Default and its consequences; provided that:

(a) no such waiver and no such amendment, supplement or modification shall release all or substantially all of the Collateral or release any Guarantor from its obligations under its Guarantee in any such case without the written consent of all Lenders; provided that, notwithstanding the foregoing, this paragraph (a) shall not be applicable to and no consent shall be required for (x) releases of Collateral in connection with any dispositions permitted by subsection 8.5, or (y) release of any Guarantor in connection with the sale or other disposition of a Guarantor (or all or substantially all of its assets) permitted by this Agreement;

(b) no such waiver and no such amendment, supplement or modification shall reduce the amount of or extend the date of any scheduled amortization payment of any Term Loan or forgive the principal amount or extend the final scheduled date of maturity of any Loan or Note (it being understood that subsection 4.5 does not provide for a final scheduled date of maturity of any Loan or Note), or extend the stated expiration date of any Letter of Credit beyond the Revolving Credit Termination Date as then in effect, or reduce the stated rate of any interest, fee or letter of credit commission payable hereunder (except in connection with the waiver of applicability of any post-default increase in interests, fees or letter of credit commission, and it being further understood and agreed that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest, fees or letter of credit commission for the purposes of this clause (b)) or extend the scheduled date of any payment of any interest, fee or commitment commission, or increase the amount of the Commitments except as a result of an Incremental Term Loan pursuant to this Agreement (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of mandatory reductions in the Commitments shall not constitute an increase in the Commitments of any Lender), or modify subsection 4.12, subsection 11.7(a) or subsection 12.3 in each case without the written consent of each Lender whose obligations, Revolving Credit Commitments and/or Incremental Revolving Commitments, as the case may be, held hereunder are being directly modified thereby and all of the Lenders under the Revolving Credit Facility may extend the Revolving Credit Termination Date (it being understood that the consent of no other Lender or Agent need be obtained);

(c) no such waiver and no such amendment, supplement or modification shall amend, modify or waive any provision of this subsection 11.1 (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Loans and the Commitments on the Closing Date) or reduce any percentage specified in the definition of Required Lenders (it being understood that, with the written consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Loans and Revolving Credit Commitments are included in the Closing Date), or consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement and the other Credit Documents, in each case without the written consent of all Lenders;

(d) no such waiver and no such amendment, supplement or modification shall change the allocation of payments between the Term Loan Facilities pursuant to subsection 4.7 without the written consent of the Majority Facility Lenders in respect of each Term Loan Facility adversely affected thereby (it being understood and agreed that, with the consent of the Required Lenders, additional extensions of term loans may be included for purposes of allocation of payments pursuant to subsection 4.7 on substantially the same basis as the Tranche B-2 Term Loans (as agreed by Borrower and the Required Lenders) are treated on the Amendment and Restatement Date);

(e) no such waiver and no such amendment, supplement or modification shall reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility;

(f) no such waiver and no such amendment, supplement or modification affecting the then Administrative Agent or Issuing Lender shall amend, modify or waive any provision of Section 10 without the written consent of such Administrative Agent or Issuing Lender, as the case may be;

(g) without the consent of any other Agent or of any Lender, the Credit Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Credit Document) enter into any amendment, modification or waiver of any Credit Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional Property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any Property or so that the security interests therein comply with applicable law; and

(h) with respect to any Incremental Facility, the related Incremental Loan Amendment, and any waiver, consent or other amendment to any term or provision of this Agreement necessary or advisable to effectuate any Incremental Facility or any provision thereof in accordance with the terms of, or the intent of, this Agreement, shall be effective when executed by Borrower, the Administrative Agent and each Incremental Term Lender making the related Incremental Term Commitment or Incremental Revolving Lender making the related Incremental Revolving Commitment, as the case may be;

provided, further, that notwithstanding anything to the contrary, any such waiver and any such amendment, supplement or modification described in this subsection 11.1 shall apply equally to each of the Lenders and shall be binding upon each Credit Party and its Subsidiaries, the Lenders, the Administrative Agent and the Issuing Lender and all future holders of the Notes and the Loans. Any extension of a Letter of Credit by the Issuing Lender shall be treated hereunder as a new Letter of Credit. In the case of any waiver, the Credit Parties, the Lenders, the Administrative Agent and Issuing Lender shall be restored to their former position and rights hereunder and under the outstanding Notes, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

If, in connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all affected Lenders, the consent of the Required Lenders is obtained but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this subsection 11.1 being referred to as a “Non-Consenting Lender”), then, so long as the Lender acting as the Administrative Agent has agreed in writing, at Borrower’s request, the Administrative Agent or an Eligible Assignee reasonably acceptable to the Administrative Agent shall have the right, subject to compliance with subsection 11.6, to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Administrative Agent’s request, sell and assign to the Lender acting as the Administrative Agent or such Eligible Assignee, all of the Commitments and Loans of such Non-Consenting Lender for an amount equal to the principal balance of all Loans held by the Non-Consenting Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment and Acceptance. No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price.

11.2. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or telex, if one is listed), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when sent, confirmation of receipt received, or, in the case of telex notice, when sent, answerback received, addressed as follows in the case of Borrower or any other Credit Party, the Administrative Agent, the Arrangers and as set forth in Schedule I to the Original Credit Agreement in the case of any Lender, or to such other address as may be notified after the Closing Date by the respective parties hereto and any future holders of the Notes:

Holdings and Borrower:		c/o Atlantic Broadband Group, LLC
One Batterymarch Park
4th Floor
Quincy, MA 02169
Attention: Pat Bratton
Telecopy: (617) 786-8803
Telephone: (617) 786-8800

with a copy of notices (that will not constitute notice to Holdings or Borrower) to:		Kirkland & Ellis LLP
153 East 53rd St.
NY, NY 10022
Fax: 212-446-4900
	Attn:	John L. Kuehn, Esq.
Armand Della Monica, Esq.

The Administrative Agent and Swing Line Lender:	Société Générale
1221 Avenue of the Americas
New York, NY 10020
Attention: Mark Vigil
Telecopy: (212) 278-6146
Telephone: (212) 278-7350

The Arrangers:	Merrill Lynch & Co.,
Merrill Lynch, Pierce, Fenner & Smith Incorporated
4 World Financial Center
250 Vesey Street
New York, NY 10080
Fax: (212) 449-7750
Attn: David Tuvlin

Credit Suisse Securities (USA) LLC
Eleven Madison Avenue
New York, NY 10010
Fax: (212) 743-2737
Attn: Doreen Barr

with a copy of notices to the Arrangers (that will not constitute notice to either Arranger) to:	Cahill Gordon & Reindel LLP
80 Pine Street
New York, NY 10005
Attn: Jonathan Schaffzin, Esq.
Fax: (212) 269-5420

; provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to subsections 3.4, 3.5, 4.1, 4.2, 4.3 and 4.4 shall not be effective until received and; provided, further, that the failure to provide the copies of notices to Borrower provided for in this subsection 11.2 shall not result in any liability to the Administrative Agent.

11.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4. Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement, the Letters of Credit and the Notes and the making of the extensions of credit hereunder.

11.5. Payment of Expenses and Taxes; Indemnification. (a) Borrower agrees to pay (i) all reasonable out-of-pocket expenses incurred by each of the Agents and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agents in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Credit Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated or any such amendment, modification or waiver becomes effective), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lenders in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Agents, the Issuing Lender or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Agents, the Issuing Lender or any Lender, in connection with the enforcement or protection of their rights in connection with the Credit Documents, including their rights under this subsection 11.5, or in connection with the Loans made, or Letters of Credit issued or drawn hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Credit Parties agree to indemnify the Agents, the Issuing Lender and each Lender, and each of their Affiliates, officers, directors, employees, agents, trustees, advisors and controlled parties of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel (and environmental consultants or professionals) for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Credit Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Credit Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Lenders to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on, at, under or from any Mortgaged Property or any other property currently or formerly owned, leased or otherwise operated by Borrower or any of its Subsidiaries, or any liability under Environmental Laws related in any way to Borrower or any of its Subsidiaries, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence, breach of this Agreement or other Credit Documents or willful misconduct of such Indemnitees or (v) any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes (other than withholding taxes), if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Credit Document and any such other documents.

(c) To the extent that a Credit Party fails to pay any amount required to be paid by them to an Agent or an Issuing Lender under paragraph (a) or (b) of this subsection 11.5, each Lender severally agrees to pay to such Agent or each Revolving Credit Lender agrees to pay such Issuing Lender, as the case may be, such Lender’s or Revolving Credit Lender’s, as the case may be, pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount;

provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent or such Issuing Lender in its capacity as such. For purposes hereof, a Lender’s or Revolving Credit Lender’s “pro rata share” shall be determined based upon its share of the sum of the aggregate amount of the total Loans and Revolving Credit Commitments or Revolving Credit Loans and Revolving Credit Commitments, as the case may be, at the time.

(d) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan, Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this subsection 11.5 shall be payable promptly after written demand therefor.

(f) The Credit Parties shall indemnify the Administrative Agent, the Lenders and each Issuer for, and hold the Administrative Agent, the Lenders and each Issuing Lender harmless from and against, any and all claims for brokerage commissions, fees and other compensation made against the Administrative Agent, the Lenders and the Issuing Lenders for any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of Borrower or any of Borrower’s Subsidiaries in connection with the transactions contemplated by this Agreement.

(g) The Credit Parties agree that any indemnification or other protection provided to any Indemnitee pursuant to this Agreement (including pursuant to this subsection 11.5) or any other Credit Document shall (i) survive payment in full of the Obligations, (ii) survive the release of all or any portion of the Collateral and (iii) inure to the benefit of any Person that was at any time an Indemnitee under this Agreement or any other Credit Document.

11.6. Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Credit Parties, the Lenders, each Agent, all future holders of the Notes and the Loans, and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

(b) Any Lender may, in the ordinary course of its commercial banking, lending or investment business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Lender, any participating interest in the Letters of Credit of such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender hereunder. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement and Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Credit Documents. Borrower agrees that if amounts outstanding under this Agreement and the Notes are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Note; provided that such right of setoff shall be subject to the obligation of such Participant to share with the Lenders, and the Lenders agree to share with such Participant, as provided in subsection 11.7. Borrower also agrees that each Participant shall be entitled to the benefits of subsections 3.10, 4.14 and 4.15 with respect to its participation in the Letters of Credit and in the Commitments and the Loans outstanding from time to time as if it were a Lender; provided that no Participant shall be entitled to receive any greater amount pursuant to any such subsection than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred, except in the case of subsection 4.14, where the entitlement to greater payments results from a Change in Law after such Participant became a Participant. Each Lender agrees that the participation agreement pursuant to which any Participant acquires its participating interest (or any other document) may afford voting rights to such Participant, or any right to instruct such Lender with respect to voting hereunder, only with respect to matters requiring the consent of either all of the Lenders hereunder or all of the Lenders holding the relevant Term Loans or Revolving Credit Commitments and/or Incremental Revolving Commitments subject to such participation.

(c) Subject to paragraph (g) of this subsection 11.6, any Lender may at any time and from time to time, in the ordinary course of its commercial banking, lending or investment business and in accordance with applicable law,

(i) assign all or any part of its rights and obligations under this Agreement relating to the Term Loans and the Term Notes to any Lender or any Affiliate or Approved Fund of any Lender pursuant to an Assignment and Acceptance executed by such Assignee and such assigning Lender, and delivered to the Administrative Agent (for its acceptance and recording in the Register (as defined below));

(ii) assign, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed), all or any part of its rights and obligations under this Agreement relating to the Revolving Credit Loans, the Revolving Credit Commitment and/or any Incremental Revolving Commitments and the Revolving Credit Notes to any Lender or any Affiliate thereof pursuant to an Assignment and Acceptance executed by such Assignee and such assigning Lender and the Administrative Agent, and delivered to the Administrative Agent for its acceptance and recording in the Register; and

(iii) assign to one or more Eligible Assignees, all or any part of its rights and obligations under this Agreement and the Notes pursuant to an Assignment and Acceptance executed by such Assignee and such assigning Lender (and, in the case of an Eligible Assignee that is not then a Lender or an Affiliate or Approved Fund of a Lender, by Borrower (to the extent such assignment is not in connection with assignments by either Arranger or any of its Affiliates in connection with the syndication of the Tranche B-2 Term Loans that have not been converted from Tranche B-1 Loans under the First Amended and Restated Credit Agreement within the first 30 days after the Amendment and Restatement Date and so long as no Event of Default shall have occurred and be continuing) and the Administrative Agent), and delivered to the Administrative Agent for its acceptance and recording in the Register.

Each sale pursuant to clause (iii) of this subsection 11.6(c) shall be in a principal amount of at least $1,000,000 (or such lesser amounts as the Administrative Agent and Borrower may determine) unless the assigning Lender is transferring all of its rights and obligations. In the event of a sale of less than all of such rights and obligations, such Lender after any such sale shall retain Commitments and/or Loans and/or L/C Participating Interests aggregating at least $1,000,000 (or in such lesser amount as the Administrative Agent and Borrower may determine). Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the assigning Lender thereunder shall, to the extent of the interest transferred, as reflected in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of a transferor Lender’s rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of the indemnification provisions set forth in subsection 11.5).

(d) The Administrative Agent, which for purposes of this subsection 11.6(d) only shall be deemed to be the agent of Borrower, shall maintain at the address of the Administrative Agent referred to in subsection 11.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amounts of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive in the absence of manifest error, and Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Credit Documents, notwithstanding any notice to the contrary. Any assignment of any Loan or other obligation hereunder shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by Borrower, either Arranger or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and by Borrower and the Administrative Agent to the extent required by paragraph (c) of this subsection 11.6), together with payment to the Administrative Agent of a registration and processing fee of $3,500 if the Assignee is not a Lender or Affiliate of such Lender prior to the execution of such Assignment and Acceptance and $1,000 otherwise, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and Borrower (and no such assignment shall become effective unless and until so recorded); provided that, in the case of contemporaneous assignments by a Lender to more than one fund managed by the same investment advisor or an Affiliate of such investment advisor (which funds are not then Lenders hereunder), only a single $3,500 fee shall be payable for all such contemporaneous assignments. On or prior to such effective date, Borrower at its own expense, shall execute and deliver to the Administrative Agent (in exchange for any or all of the Term Notes or Revolving Credit Notes of the assigning Lender, if any (or if any Note is lost, an affidavit of such loss and indemnity satisfactory to Borrower)) new Term Notes or Revolving Credit Notes, as the case may be, to the order of such Assignee (if requested) in an amount equal to the Revolving Credit Commitment and/or Incremental Revolving Commitment or the Term Loans, as the case may be, assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment or any Term Loans hereunder, new Term Notes or Revolving Credit Notes, as the case may be, to the order of the assigning Lender in an amount equal to the

Commitment or such Term Loans, as the case may be, retained by it hereunder (if requested). Such new Notes shall be dated the Closing Date in respect of Revolving Credit Notes and the Amendment and Restatement Date in respect of Tranche B-2 Term Notes and shall otherwise be in the form of the Notes replaced thereby.

(f) Each Agent and the Lenders agree that they will use reasonable efforts to protect the confidentiality of any confidential information concerning Holdings, Borrower and its Subsidiaries and Affiliates. Each Credit Party authorizes each Lender to disclose (i) to its employees, officers, Affiliates and advisors, who shall be bound by the confidentiality provisions hereof, (ii) to any regulatory authority as required by law or to any quasi-regulatory authority (including the National Association of Insurance Commissioners), (iii) in connection with any enforcement or other legal action, (iv) to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning Holdings and its Subsidiaries which has been delivered to such Lender by or on behalf of any Credit Party pursuant to this Agreement or which has been delivered to such Lender by or on behalf of any Credit Party in connection with such Lender’s credit evaluation of Holdings and its Subsidiaries prior to becoming a party to this Agreement; provided that each Lender shall cause its respective prospective and actual Transferees to agree in writing to protect the confidentiality of any confidential information concerning each Credit Party and its Subsidiaries and Affiliates, (v) as has become generally available to the public, (vi) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over such party or to the Board of Governors of the Federal Reserve System or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, and (vii) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation or regulatory proceeding; provided, however, that each Credit Party acknowledges that the Administrative Agent has disclosed and may continue to disclose such information as the Administrative Agent in its sole discretion determines is appropriate to the Lenders from time to time.

(g) If, pursuant to this subsection 11.6, any interest in this Agreement or any Note is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the terms of this Agreement including without limitation subsection 4.14(d).

(h) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this subsection 11.6 concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(i) Notwithstanding anything to the contrary contained herein, any Lender (the “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and Borrower, the option to provide to Borrower all or any part of any Loan that the Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan, (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of an Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this subsection 11.6(i), any SPV may (i) with notice to, but without the prior written consent of, Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to in writing by Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis, subject to and in accordance with subsection 11.6(f), any information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. This section may not be amended without the written consent of any adversely affected SPV.

11.7. Adjustments; Set-off. (a) If any relevant Lender (a “benefited Lender”) shall at any time receive any payment of all or part of any of its Loans or L/C Participating Interests, as the case may be, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in clause (f) of Section 9, or otherwise) in a greater proportion than any such payment to and collateral received by any other relevant Lender (other than in accordance with any provision hereof expressly providing for payments to be made only to an individual Lender or to the Lenders of a particular Facility), if any, in respect of such other relevant Lender’s Loans or L/C Participating Interests, as the case may be, or interest thereon, such benefited Lender shall purchase for cash from the other relevant Lenders such portion of each such other relevant Lender’s Loans or L/C Participating Interests, as the case may be, or shall provide such other relevant Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the relevant Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Credit Party agrees that each Lender so purchasing a portion of another Lender’s Loans and/or L/C Participating Interests may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion. The Administrative Agent shall promptly give Borrower notice of any set-off; provided that the failure to give such notice shall not affect the validity of such set-off.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to any Credit Party, any such notice being expressly waived by each Credit Party to the extent permitted by applicable law, upon the occurrence of any Event of Default to set off and apply against any indebtedness, whether matured or unmatured, of any Credit Facility to such Lender, any amount owing from such Lender to any Credit Party, at or at any time after, the happening of any of the above mentioned events. As security for such indebtedness, any Credit Party hereby grants to each Lender a continuing security interest in any and all deposits, accounts or moneys of any Credit Party then or thereafter maintained with such Lender, subject in each case to subsection 11.7(a) of this Agreement. The aforesaid right of set-off may, to the extent permitted by applicable law, be exercised by such Lender against any Credit Party or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of any Credit Party, or against anyone else claiming through or against any Credit Party or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender prior to the making, filing or issuance, or service upon such Lender of, or of notice of, any such petition; assignment for the benefit of creditors; appointment or application for the appointment of a receiver; or issuance of execution, subpoena, order or warrant. Each Lender agrees promptly to notify Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

11.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with Borrower and the Administrative Agent. This Agreement shall become effective with respect to Borrower, the Administrative Agent and the Lenders when the Administrative Agent shall have received copies of this Agreement executed by Borrower, the Administrative Agent and the Lenders, or, in the case of any Lender, shall have received telephonic confirmation from such Lender stating that such Lender has executed counterparts of this Agreement or the signature pages hereto and sent the same to the Administrative Agent. Delivery of a signed counterpart by facsimile or Adobe “pdf” file shall be effective as delivery of a manually executed counterpart.

11.9. Governing Law; Third Party Rights. This Agreement and the Notes and the rights and obligations of the parties under this Agreement and the Notes shall be governed by, and construed and interpreted in accordance with, the law of the State of New York. This Agreement is solely for the benefit of the parties hereto and their respective successors and assigns, and, except as set forth in subsection 11.9, no other Persons shall have any right, benefit, priority or interest under, or because of the existence of, this Agreement. The designation of any Agent by the Administrative Agent in connection with the syndication hereof shall entitle such Agents to certain rights as third-party beneficiaries as provided herein, without any further act by any party hereto.

11.10. Submission to Jurisdiction; Waivers. (a) Each party to this Agreement hereby irrevocably and unconditionally:

(i) submits for itself and its property in any legal action or proceeding relating to this Agreement or any of the other Credit Documents, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(ii) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may on the Closing Date or thereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in subsection 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and

(iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

(b) Each party hereto unconditionally waives trial by jury in any legal action or proceeding referred to in paragraph (a) above and any counterclaim therein.

11.11. Marshaling; Payments Set Aside. None of the Administrative Agent, any Lender or any Issuing Lender shall be under any obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that Borrower makes a payment or payments to the Administrative Agent, the Lenders or the Issuing Lender or any such Person receives payment from the proceeds of the Collateral or exercises its rights of set-off, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

11.12. Interest. Each provision in this Agreement and each other Credit Document is expressly limited so that in no event whatsoever shall the amount paid, or otherwise agreed to be paid, by Borrower for the use, forbearance or detention of the money to be loaned under this Agreement or any other Credit Document or otherwise (including any sums paid as required by any covenant or obligation contained herein or in any other Credit Document which is for the use, forbearance or detention of such money), exceed that amount of money which would cause the effective rate of interest to exceed the highest lawful rate permitted by applicable law (the “Highest Lawful Rate”), and all amounts owed under this Agreement and each other Credit Document shall be held to be subject to reduction to the effect that such amounts so paid or agreed to be paid which are for the use, forbearance or detention of money under this Agreement or such other Credit Document shall in no event exceed that amount of money which would cause the effective rate of interest to exceed the Highest Lawful Rate. Notwithstanding any provision in this Agreement or any other Credit Document to the contrary, if the maturity of the Loans or the obligations in respect of the other Credit Documents are accelerated for any reason, or in the event of any prepayment of all or any portion of the Loans or the obligations in respect of the other Credit Documents by Borrower or in any other event, earned interest on the Loans and such other obligations of Borrower may never exceed the Highest Lawful Rate, and any unearned interest otherwise payable on the Loans or the obligations in respect of the other Credit Documents that is in excess of the Highest Lawful Rate shall be canceled automatically as of the date of such acceleration or prepayment or other such event and (if theretofore paid) shall, at the option of the holder of the Loans or such other obligations, be either refunded to Borrower or credited on the principal of the Loans. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Highest Lawful Rate, Borrower and the Lenders shall, to the maximum extent permitted by applicable law, amortize, prorate, allocate and spread, in equal parts during the period of the actual term of this Agreement, all interest at any time contracted for, charged, received or reserved in connection with this Agreement.

11.13. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.14. Integration. This Agreement and the other Credit Documents (and those provisions of the commitment letter dated September 3, 2003 among Holdings and the Agents that expressly by its terms survive the execution and delivery of the Original Credit Agreement) represent the entire agreement of the Credit Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof and thereof not expressly set forth or referred to herein or in the other Credit Documents.

11.15. Acknowledgments. Each Credit Party hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Credit Party arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between the Administrative Agent and the Lenders, on one hand, and each Credit Party, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among any Credit Party and the Lenders.

11.16. New York Mortgage. The Mortgage encumbering Real Property located in the State of New York (the “NY Mortgage”) shall at all times secure the Secured Amount (as defined in the NY Mortgage), which has been advanced hereunder, and shall not secure any future advances. The NY Mortgage provides that any repayments of the Loans at any time shall, to the extent that the principal balance of the Loans at such time equals or exceeds the aggregate Secured Amount of the NY Mortgage (the “New York Term Loan Amount”), be allocated to reduce the principal amounts secured by Mortgages covering Real Property located outside of the State of New York. Therefore, so long as the principal balance of the Loans at any time equals or exceeds the New York Term Loan Amount, the principal amount of the Loans secured by the NY Mortgage shall be deemed to equal the Secured Amount; and, to the extent that the principal balance of the Loans at any time is less than the New York Term Loan Amount, then the aggregate Secured Amount of the NY Mortgage shall be permanently reduced by the difference between the New York Term Loan Amount and the principal balance at such time of the Loans.

11.17. USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name, address and tax identification number of the Credit Parties and other information regarding the Credit Parties that will allow such Lender or the Administrative Agent, as applicable, to identify the Credit Parties in accordance with the Act. This notice is given in accordance with the requirements of the Act and is effective as to the Lender and the Administrative Agent.

SECTION 12. COLLATERAL ACCOUNT; APPLICATION OF COLLATERAL PROCEEDS

12.1. Collateral Account. (a) The Administrative Agent is hereby authorized to establish and maintain at its office at 560 Lexington Avenue, New York, New York 10022, Attn: Anna Lapiccola, in the name of the Administrative Agent and pursuant to a Control Agreement, a restricted deposit account designated “Atlantic Broadband Finance, LLC — Collateral Account” with respect to which the Administrative Agent shall at all times have “control” (as defined in Section 9-104 of the UCC). Each Credit Party shall (subject to the limitations set forth in the definition of Net Proceeds and subsection 8.5) deposit into the Collateral Account from time to time (A) the cash proceeds of any of the Collateral (including pursuant to any disposition thereof) to the extent contemplated herein or in any other Credit Document, (B) the cash proceeds of any Taking or Destruction with respect to Collateral, (C) any cash in respect of any Collateral to which the Collateral Agent is entitled pursuant to the Credit Documents, and (D) any cash such Credit Party is required to pledge as additional collateral security hereunder pursuant to the Credit Documents.

(b) The balance from time to time in the Collateral Account shall constitute part of the Collateral and shall not constitute payment of the Obligations until applied as hereinafter provided. So long as no Event of Default has occurred and is continuing or will result therefrom, the Administrative Agent shall within one Business Day of receiving a request of the applicable Credit Party for release of cash proceeds constituting (A) net insurance proceeds or net awards from the Collateral Account remit such cash proceeds on deposit in the Collateral Account to or upon the order of such Credit Party, so long as such Credit Party has satisfied the conditions relating thereto set forth in subsection 12.2, (B) net cash proceeds from any sale or other disposition of Collateral from the Collateral Account, remit such cash proceeds on deposit in the Collateral Account, so long as such Credit Party has satisfied the conditions relating thereto set forth in subsection 12.2 and (C) with respect to the L/C Sub-Account at such time as all Letters of Credit shall have been terminated and all of the liabilities in respect of the Letters of Credit have been paid in full. At any time following the occurrence and during the continuance of an Event of Default, the Administrative Agent may (and, if instructed by the Lenders as specified herein, shall) in its (or their) discretion apply and provide notice to Borrower of such application or cause to be applied (subject to collection) the balance from time to time outstanding to the credit of the Collateral Account to the payment of the Obligations in the manner specified in subsection 12.3 hereof subject, however, in the case of amounts deposited in the L/C Sub-Account, to the provisions of subsection 12.1(d). The Credit Parties shall have no right to withdraw, transfer or otherwise receive any fund deposited in the Collateral Account except to the extent specifically provided herein.

(c) Amounts on deposit in the Collateral Account shall be invested from time to time in Cash Equivalents as the applicable Credit Party (or, after the occurrence and during the continuance of an Event of Default, the Administrative Agent) shall determine, which Cash Equivalents shall be held in the name and be under the control of the Administrative Agent (or any sub-agent); provided that at any time after the occurrence and during the continuance of an Event of Default, the Administrative Agent may (and, if instructed by the Lenders as specified herein, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such Cash Equivalents and to apply or cause to be applied the proceeds thereof to the payment of the Obligations in the manner specified in subsection 12.3 hereof.

(d) Amounts deposited into the Collateral Account as cover for liabilities in respect of Letters of Credit under any provision of this Agreement requiring such cover shall be held by the Administrative Agent in a separate sub-account designated as the “L/C Sub-Account” (the “L/C Sub-Account”) and, notwithstanding any other provision hereof to the contrary, all amounts held in the L/C Sub-Account shall constitute collateral security first for the liabilities in respect of Letters of Credit outstanding from time to time and second as collateral security for the other Obligations hereunder until such time as all Letters of Credit shall have been terminated and all of the liabilities in respect of Letters of Credit have been paid in full.

12.2. Proceeds of Destruction, Taking and Collateral Dispositions. (a) So long as no Event of Default shall have occurred and be continuing, in the event there shall be any net award in respect of any Taking or net insurance proceeds in respect of any Destruction or net cash proceeds from any sale or disposition of Collateral of the type contemplated in subsection 8.5(g), the applicable Credit Party shall have the right, at such Credit Party’s option, to apply such net award or net insurance proceeds within twelve months from the date of the applicable Destruction or Taking (or, in the case of such disposition, to apply such net cash proceeds within twelve months from the date of such disposition) to reinvest in properties or assets owned (or to be owned) by Borrower or its Subsidiaries having a fair market value at least equal to the amount of such net insurance proceeds or net awards or net cash proceeds, as the case may be, in accordance with the applicable provisions of this Agreement or to repair, replace or restore any property in respect of which such Net Proceeds were paid, no later than 180 days following the date of receipt of such proceeds; provided that if the property subject to such Destruction or Taking constituted Collateral under the Security Documents, then all property purchased with the Net Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Documents in favor of the Administrative Agent, for its benefit and for the benefit of the other Secured Parties in accordance with subsections 7.9 and 7.12. In the event such Credit Party elects so to reinvest such net insurance proceeds or net awards or net cash proceeds, as the case may be, such Credit Party shall deliver to the Administrative Agent (A) a written notice of such election and (B) an Officers’ Certificate stating that (1) the net insurance proceeds or net awards, as the case may be, shall be utilized so to reinvest in Collateral in the manner contemplated by the proviso set forth in clause (b) of the definition of Net Proceeds, or the net cash proceeds shall be utilized so to reinvest in Collateral in the manner contemplated by the proviso set forth in subsection 8.5(g), as the case may be, and (2) no Event of Default (or in the case of any net award in respect of any Taking or net insurance proceeds in respect of any Destruction, no Event of Default under paragraphs (a), (e), (f), (g) or (h) of Section 9) has occurred and is continuing (the items described in clauses (1) and (2) of this sentence, collectively, the “Investment Election Notice”). In the event such net awards, net insurance proceeds or net cash proceeds, as the case may be, shall be in an amount less than $5,000,000, upon receipt of an Investment Election Notice, the Administrative Agent shall release such net insurance proceeds or net awards or net cash proceeds to such Credit Party in accordance with the provisions of subsection 12.1(b) hereof.

(b) In the event there shall be any net awards or net insurance proceeds or net cash proceeds, as the case may be, in an amount equal to or greater than $5,000,000, the Administrative Agent shall not release any part of such net awards or net insurance proceeds or net cash proceeds, as the case may be, until the applicable Credit Party has furnished to the Administrative Agent (i) an Officers’ Certificate setting forth: (1) a brief description of the reinvestment to be made, (2) the dollar amount of the expenditures to be made, or costs incurred by such Credit Party in connection with such reinvestment and (3) each request for payment shall be made on at least one (1) Business Day’s prior notice to the Administrative Agent and such request shall state that the properties or assets acquired in connection with such reinvestment have a fair market value at least equal to the amount of such net awards or net insurance proceeds or net cash proceeds, as the case may be, requested to be released from the Collateral Account and (ii) all security agreements and Mortgages and other items required by the provisions of subsection 7.9 to, among other things, subject such reinvestment properties or assets to the Lien of the Security Documents in favor of the Administrative Agent, for its benefit and for the benefit of the other Secured Parties.

12.3. Application of Proceeds. The proceeds received by the Administrative Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Administrative Agent of its remedies shall be applied, together with any other sums then held by the Administrative Agent pursuant to this Agreement, promptly by the Administrative Agent as follows:

FIRST, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including, without limitation, compensation to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

SECOND, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including, without limitation, compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

THIRD, without duplication of amounts applied pursuant to clauses FIRST and SECOND above, to the indefeasible payment in full in cash, pro rata, of (i) interest, principal and other amounts constituting Obligations (other than the obligations arising under the Interest Rate Agreements) in each case equally and ratably in accordance with the respective amounts thereof then due and owing and (ii) the obligations arising under the Interest Rate Agreements in accordance with the terms of the Interest Rate Agreements; and

FOURTH, the balance, if any, to the Person lawfully entitled thereto (including the applicable Credit Party or its successors or assigns).

In the event that any such proceeds are insufficient to pay in full the items described in clauses FIRST through THIRD of this subsection 12.3, the Credit Parties shall remain liable for any deficiency.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in New York, New York by their proper and duly authorized officers as of the day and year first above written.

ATLANTIC BROADBAND FINANCE, LLC

By:	/s/ Patrick Bratton
Name:	Patrick Bratton
Title:	Chief Financial Officer

ATLANTIC BROADBAND HOLDINGS I, LLC

By:	/s/ Patrick Bratton
Name:	Patrick Bratton
Title:	Chief Financial Officer

ATLANTIC BROADBAND MANAGEMENT, LLC
ATLANTIC BROADBAND (MIAMI), LLC
ATLANTIC BROADBAND (DELMAR), LLC
ATLANTIC BROADBAND (PENN), LLC
ATLANTIC BROADBAND FINANCE, INC.
ATLANTIC BROADBAND (SC), LLC

By:	/s/ Patrick Bratton
Name:	Patrick Bratton
Title:	Chief Financial Officer

MERRILL LYNCH & CO.,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
As Joint Lead Arranger and Book Runner

By:	/s/ Stephanie Vallillo
Name:	Stephanie Vallillo
Title:	Director

CREDIT SUISSE SECURITIES (USA) LLC,
As Joint Lead Arranger and Book Runner

By:	/s/ Lauri Sivaslian
Name:	Lauri Sivaslian
Title:	Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
As Co-Syndication Agent

By:	/s/ Stephanie Vallillo
Name:	Stephanie Vallillo
Title:	Director

SOCIÉTÉ GÉNÉRALE,
as Administrative Agent

By:	/s/ Mark Vigil
Name:	Mark Vigil
Title:	Managing Director

GENERAL ELECTRIC CAPITAL CORPORATION,
as Co-Syndication Agent and Documentation Agent

By:	/s/ Robert M. Kadlick
Name:	Robert M. Kadlick
Title:	Duly Authorized Signatory

CALYON, NEW YORK BRANCH,
as Agent

By:	/s/ W. Michael George
Name:	W. Michael George
Title:	Managing Director